Exhibit 10.10

SECOND AMENDED AND RESTATED

EQUIPMENT FINANCING AGREEMENT

dated as of

November 12, 2002

by and between

NEXTEL TELECOMUNICAÇÕES LTDA.

MOTOROLA CREDIT CORPORATION

and

CITIBANK, N.A., as Collateral Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

a.	Schedules to EFA
	Schedule 1.01(a):	Foreign Affiliates
	Schedule 1.01(b):	[reserved]
	Schedule 1.01(c):	Description of Proposed Consolidation (including Persons to be merged)
	Schedule 1.02:	Restricted Assets
	Schedule 1.03:	Other Credit Parties
	Schedule 5.01:	Guarantors
	Schedule 6.01:	Security Agreements, Pledge Agreements and Mortgages
	Schedule 7.01(a):	Credit Party Structure; Ownership; Subsidiaries
	Schedule 7.01(b):	Qualification Jurisdictions
	Schedule 7.03(a):	Governmental Approvals
	Schedule 7.03(b):	Licenses
	Schedule 7.04:	Violation of Law
	Schedule 7.05(a):	Material Adverse Events
	Schedule 7.05(b):	Contingent Liabilities
	Schedule 7.09:	Intellectual Property
	Schedule 7.10:	Management Agreements; Affiliate Transactions
	Schedule 7.12:	Litigation
	Schedule 7.24:	Bank Accounts
	Schedule 7.28	Lease Agreements
	Schedule 8.07(a):	General Insurance Requirement
	Schedule 8.07(b):	Political Risk Insurance
	Schedule 8.12(b):	Mortgaged Property
b.	Exhibits to EFA
	Exhibit A:	Approved Business Plan
	Exhibit B:	Form of Financing Note
	Exhibit C:	Form of Guarantee
	Exhibit D:	Invested Capital
	Exhibit E:	Form of Security Deposit Agreement
	Exhibit F:	[Reserved]
	Exhibit G-1:	Form of Legal Opinion of Brazilian counsel to Company
	Exhibit G-2:	Form of Legal Opinion to U.S. counsel to Company
	Exhibit H:	Form of Collateral Report
	Exhibit I:	Form of Share Pledge Agreement
	Exhibit J:	Form of Security Agreement
	Exhibit K:	Form of Bank Account Control Agreement
	Exhibit L:	Form of Quota Pledge Agreement
	Exhibit M:	Form of Quota Voting Agreement
	Exhibit N:	Form of Trademark Assignment Agreement
	Exhibit O:	Form of Mortgage
	Exhibit P:	[Reserved]
	Exhibit Q:	Form of Share Voting Agreement

-v-

c.	Annexes to EFA
	Annex A:	Assets Excluded from Permitted Sale—Leaseback Transactions
	Annex B:	Terms for Permitted Sale—Leaseback Transactions
	Annex C:	Terms for Financing Method Obligations

-vi-

     This SECOND AMENDED AND RESTATED EQUIPMENT FINANCING AGREEMENT, dated as of November 12, 2002 (as the same may be further amended, modified or supplemented from time to time, this “Agreement”), by and between Nextel Telecomunicações Ltda., a Brazilian limited liability company with its principal office located at Av. Maria Coelho Aguiar, 215, Bloco D, 6th floor, São Paulo, SP (the “Borrower”), McCaw International (Brazil), Ltd., a company organized under the laws of the Commonwealth of Virginia, with its principal office at 10070 Parkridge Blvd., Suite 600, Reston, Virginia 20191 (the “Company”), Motorola Credit Corporation, a Delaware corporation (the “Creditor”) and Citibank, N.A., a national banking association, not in its individual capacity, but solely in its capacity as the Collateral Agent under the Intercreditor Agreement (as defined below) (“Collateral Agent”).

WITNESSETH:

     WHEREAS, (i) with respect to São Paulo, Brazil, the Company is party to an Integrated Digital Enhanced Network Equipment Purchase Agreement dated as of March 21, 1997, as amended, by and between Motorola, Inc., a Delaware corporation (the “Vendor”), and the Company (as the same may be further amended, modified and supplemented from time to time, the “São Paulo iDEN Equipment Agreement”), along with the Integrated Digital Enhanced Network Installation and Optimization Agreement dated as of March 21, 1997, as amended, by and between the Vendor and the Company (the “São Paulo Installation and Optimization Agreement”), and (ii) with respect to Rio de Janeiro, Brazil, the Company is party to an Integrated Digital Enhanced Network Equipment Purchase Agreement dated as of May 9, 1997, as amended, by and between Vendor and the Company (as the same may be further amended, modified and supplemented from time to time, the “Rio iDEN Equipment Agreement”), along with the Integrated Digital Enhanced Network Installation and Optimization Agreement dated as of May 9, 1997, as amended, by and between the Vendor and the Company (together with the São Paulo iDEN Equipment Agreement, the São Paulo Installation and Optimization Agreement and the Rio iDEN Equipment Agreement, as the same may be further amended, modified and supplemented from time to time, and together with any other similar agreements entered into between the Company and the Vendor for the purchases of iDEN equipment and services for use in Brazil, collectively, the “iDEN Equipment and Services Agreements”);

     WHEREAS, the Company has entered into (i) a Conditional Sale Agreement dated as of October 31, 1997, by and between the Company and Nextel S.A., a company organized under the laws of Brazil formerly named AirLink S.A. (“Nextel S.A.”), pursuant to which the Company has agreed to extend credit to Nextel S.A. for the purchase of certain iDEN and non-iDEN equipment in an aggregate amount not exceeding $144,621,751.44 (as amended, including an amendment on the date hereof, modified and supplemented, the “Conditional Sale Agreement No. 1”) and (ii) a Conditional Sale Agreement, dated as of October 31, 1997, by and between the Company and Nextel S.A. pursuant to which the Company has agreed to extend credit to Nextel S.A. for the purchase of certain iDEN and non-iDEN equipment in an aggregate amount not exceeding $103,193,135.28 (as amended, including an amendment on the date hereof, modified and supplemented from time to time, the “Conditional Sale Agreement No. 2”);

     WHEREAS, Nextel S.A. is a Subsidiary of the Company and the Borrower is a Subsidiary of Nextel S.A.;

     WHEREAS, the Company has heretofore entered into an Equipment Financing Agreement, dated as of October 31, 1997 with the Creditor (as amended, modified or supplemented prior to the First Amended EFA (hereinafter defined), the “Original EFA”) pursuant to which the Company requested that the Creditor provide Advances (as defined in the Original EFA) in the principal amount not exceeding the least of (i) $125,000,000, (ii) the aggregate purchase price (excluding import taxes and/or duties) for all equipment and services purchased pursuant to the iDEN Equipment and Services Agreements, (iii) the Maximum Total Advance Cap and (iv) the Maximum Total Foreign Advance Cap (as such terms were defined in the Original EFA) (such lesser amount being defined under the Original EFA as the “Commitment”) to finance the Company’s purchase of iDEN (as hereinafter defined) equipment and services pursuant to the iDEN Equipment and Services Agreements;

     WHEREAS, the Company thereafter entered into an amendment and restatement of the Original EFA pursuant to that certain Amended and Restated Equipment Financing Agreement, dated as of April 28, 2000 between the Company and the Creditor (as heretofore amended, modified or supplemented, the “First Amended EFA”);

     WHEREAS, as of the date hereof, an aggregate principal amount of $100,000,000 of Advances (as defined in the Original EFA and including the Final Advance, as defined in the First Amended EFA) have been made and remain outstanding under the First Amended EFA and such principal amount shall be amended to $103,193,135.28;

     WHEREAS, on May 24, 2002, the Company’s indirect 100% owner, NII Holdings, Inc., a Delaware corporation (“NII”), sought to reorganize, together with NII Holdings (Delaware), Inc. (together with the Company, the “Debtors”), in a jointly administered case under Chapter 11 of the United States Bankruptcy Code;

     WHEREAS, on October 28, 2002, the Debtors’ Revised Third Amended Joint Plan of Reorganization of NII Holdings, Inc. and NII Holdings (Delaware), Inc. was confirmed by the United States Bankruptcy Court, District of Delaware (the “Reorganization Plan”);

     WHEREAS, pursuant to the Reorganization Plan, the Creditor has agreed to make certain modifications to the obligations under the First Amended EFA and to enter into certain intercreditor arrangements with other creditors of NII and the Company and their respective Subsidiaries;

     WHEREAS, the Company has agreed to assign the First Amended EFA to the Borrower;

     WHEREAS, the Borrower has agreed to amend the payment dates and interest under the Conditional Sale Agreement No. 1 and under the Conditional Sale Agreement No. 2 and the Company has agreed that the Collateral Agent will receive all payments under the Conditional Sale Agreement No. 1 and under the Conditional Sale Agreement No. 2 until all obligations under this Agreement, the MEFA and the New Senior Notes as described in the Intercreditor Agreement (as defined below) are satisfied; and

     WHEREAS, pursuant to the Reorganization Plan, the Creditor, the Borrower, and the Company have agreed to amend and restate in its entirety the First Amended EFA as hereinafter set forth in order to accomplish the foregoing.

     NOW, THEREFORE, in consideration of the premises and in order to induce the Creditor to enter into the agreements referred to herein, the parties agree to amend and restate the First Amended EFA in its entirety as follows:

     SECTION 1. DEFINITIONS

     Section 1.01. Defined Terms. In addition to the terms defined above, when used in this Agreement, the following terms shall have the following meanings:

     “Additional System Documents” means all contracts and agreements related to the construction, maintenance, repair or operation of the System or the Telecommunications Business entered into by the Borrower, the Company, NII or any Foreign Affiliate subsequent to the Original Closing Date (i) in replacement of an existing System Document or (ii) which, if terminated, could reasonably be expected to have a Material Adverse Effect or (iii) having an aggregate net present value or cost in excess of $10,000,000.

     “Adjusted Consolidated Fixed Charges” means, as to any Person and for any period, without duplication, the difference of (a) the sum of the following: (i) the total interest expense for such Person and its Subsidiaries on a consolidated basis for such period (including, without limitation, all interest expense on Capital Lease Obligations), (ii) the scheduled principal amount of all amortization payments on all Indebtedness for borrowed money of such Person and its Subsidiaries on a consolidated basis for such period, other than payments in respect of Permitted Indebtedness of the type described in clause (b) of the definition thereof for such period which arise from handset purchases and which are owed to a Motorola Entity, (iii) all payments made under capitalized leases (except for any such payments covered by clause (i) of this definition), (iv) all payments made under Hedge Agreements, and (v) to the extent not already included in clauses (i), (ii), (iii) or (iv) above, all payments made or due and owing during such period in respect of Financing Method Obligations minus (b) all payments received under Hedge Agreements.

     “Advance” means all advances made by the Creditor to the Company pursuant to the Original EFA or the First Amended EFA (including, without limitation, the “Final Advance” under and as defined in the First Amended EFA); it being understood that the Creditor has no obligation, commitment or undertaking to make any additional advances hereunder and that all references to Advances herein, unless otherwise specified, refer to loans and advances heretofore made pursuant to the Original EFA or the First Amended EFA.

     “Affiliate” means with respect to any Person, any other Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such first Person, (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of such first Person, or (iii) whereby 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of such other Person is beneficially owned or held by such first Person or by a Subsidiary of such first Person. term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

     “Agreement” means this Second Amended and Restated Equipment Financing Agreement.

     “AIG” means American International Group.

     “AIG Policy” means the Contract of Lender’s Insurance Against Inconvertibility, Expropriation and Political Violence between National Union Fire Insurance of Pittsburgh, PA, the Company and the Creditor and any subsequent endorsements and amendments thereto.

     “AirFone Holdings” means AirFone Holdings, Inc.

     “Applicable Margin” means (i) with respect to any LIBOR Advance 4.63% per annum, and (ii) with respect to any Prime Advance 2.5% per annum.

     “Approved Business Plan” means the quarterly business plan of the Company and the Borrower for a nationwide iDEN system in Brazil dated July 26, 2002 (and delivered to the Creditor prior to the date of this Agreement) as the same may be modified pursuant to Section 8.04 hereof. The current Approved Business Plan as of the date hereof is attached hereto as Exhibit A.

     “Arm’s-Length Affiliate” has the meaning ascribed to such term in Section 9.11 hereof.

     “Authorized Officer” means (a) with respect to any Person that is a corporation, the President, Vice President or Treasurer of such Person, (b) with respect to any Person that is a partnership, the President, Vice President or Treasurer of a general partner of such Person, in each case whose names appear on a certificate of incumbency of such Person delivered concurrently with the execution of this Agreement, or (c) with respect to Brazilian limited liability companies, the delegate manager or managing quotaholder.

     “Bank Account Control Agreement” has the meaning ascribed to such term in subsection 6.01(a)(i)(A) hereof executed by those Persons indicated on Schedule 6.01 hereto.

     “Benefited Parties” has the meaning given such term in the Intercreditor Agreement.

     “Borrower” means Nextel Telecomunicações Ltda., a Brazilian limited liability company (formerly known as Air Fone Comércio e Serviços de Radiofonia Móvel Ltda.), and the survivor of mergers in July 1999 with (i) Via Rádio Administração e Participações Ltda., a Brazilian limited liability company, (ii) Via Rádio-1 Telecomunicaçoes Ltda., a Brazilian limited liability company, (iii) MCS Radio Telefonia Ltda., a Brazilian limited liability company, (iv) SOW

Comércio e Serviços de Telefonia Móvel Ltda., a Brazilian limited liability company, (v) Rádio Telecomunicaçoes do Brazil Ltda., a Brazilian limited liability company, and (vi) ATG Telecomunicaçoes e Comércio Ltda., a Brazilian limited liability company.

     “Borrower Guaranty Obligations” means the guaranty of the obligations of the borrowers under the MEFA and of NII Cayman under the New Senior Notes as described in the Guarantee executed by the Borrower.

     “Business Day” means (i) any day other than Saturday, Sunday or any other day on which commercial banks in New York City or São Paulo are authorized or required under the laws of the State of New York or Brazil, respectively, or pursuant to other government action to close, and (ii) with respect to all notices and determinations in connection with any payment of principal and interest on LIBOR Advances, any day which satisfies the conditions set forth in clause (i) above and which is also a day for trading by and between banks for U.S. dollar deposits in the London interbank market.

     “Capex” means, for any period, the aggregate of all cash expenditures (including, in all events, all amounts expended in connection with Capital Lease Obligations but excluding any amount representing the interest component thereof) made on account of property, plant, equipment or similar assets during such period by the Borrower, the Company and the Foreign Affiliates, including the purchase price paid in connection with any spectrum purchases whether such amounts are allocable to property, assets, plant or equipment.

     “Capital Lease Obligations” means the obligations of a Person and its Subsidiaries (determined on a consolidated basis (without duplication) in accordance with GAAP) to pay rent or other amounts under any leases for real or personal property which obligations are required to be classified and accounted for as capital leases in accordance with GAAP including, without limitation, all Financing Method Obligations and all Permitted Sale-Leaseback Obligations (whether or not so classified in accordance with GAAP.).

     “Closing Date” means November 12, 2002.

     “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, and the regulations promulgated thereunder.

     “Collateral” means all real and personal property, whether owned or leased (including, without limitation, the System Documents (excluding the Excluded Leases), the Licenses and Governmental Approvals) which are subject to the security interests or Lien granted by any of the Security Documents in each case except to the extent they are Restricted Assets or Immaterial Assets.

     “Collateral Agent” has the meaning ascribed to such term in the Preamble hereto and as further defined in the Intercreditor Agreement.

     “Collateral Report” means a report delivered pursuant to Section 8.04 in the form of Exhibit H hereto.

     “Company” means McCaw International (Brazil), Ltd., a corporation organized under the laws of the Commonwealth of Virginia.

     “Conditional Sale Agreement No. 1” has the meaning ascribed to such term in the second preamble hereof.

     “Conditional Sale Agreement No. 2” has the meaning ascribed to such term in the second preamble hereof.

     “Conditional Sale Agreements” means collectively, Conditional Sale Agreement No. 1 and Conditional Sale Agreement No. 2.

     “Conditional Sale Notes” means collectively (i) the promissory note issued by the Borrower in favor of the Company in connection with the Conditional Sale Agreement No. 1 in the principal amount of $144,621,751.44 and (ii) the promissory note issued by the Borrower in favor of the Company in connection with the Conditional Sale Agreement No. 2 in the principal amount of $103,193,135.28.

     “Consents to Assignments” means a collective reference to each consent executed and delivered by a System Party in connection with each System Document other than the Excluded Leases.

     “Consolidated Entity” means the Foreign Affiliate holding all of the Licenses after the consummation of the Proposed Consolidation (x) which entity has no creditors except to the extent permitted by the definition of Permitted Indebtedness, and (y) of which entity the Company shall directly own (on a fully diluted basis) more than 50% of the Voting Stock and more than 50% of the economic interests and which entity the Company shall otherwise Control.

     “Consolidated Fixed Charges” means, as to any Person and for any period, without duplication, the difference of (a) the sum of the following: (i) the total interest expense for such Person and its Subsidiaries on a consolidated basis for such period (including, without limitation, all interest expense on Capital Lease Obligations), (ii) the scheduled principal amount of all amortization payments on all Indebtedness for borrowed money of such Person and its Subsidiaries on a consolidated basis for such period, (iii) all payments made under capitalized leases (except for any such payments covered by clause (i) of this definition), (iv) all payments made under Hedge Agreements, and (v) to the extent not already included in clauses (i), (ii), (iii) or (iv) above, all payments made or due and owing during such period in respect of Financing Method Obligations minus (b) all payments received under Hedge Agreements.

     “Control” means at any time, the possession (on a fully diluted basis), directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

     “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which as of the relevant date, together with the Company, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001(b)(1) of ERISA.

     “could reasonably be expected” means the reasonable expectation, as would be determined by a prudent Person, familiar with the general substance at issue, in like circumstances with the Person making the decision.

     “Credit Documents” means, individually and collectively, this Agreement, the Financing Note, the Security Documents, the Guarantees and each other document entered into pursuant to this Agreement and listed by Person on Schedule 6.01 attached hereto.

     “Credit Party” means the Borrower, the Company, any Foreign Affiliate and, solely with respect to Sections 7, 8, 11, and 12, NII.

     “Creditor” means Motorola Credit Corporation, a corporation organized under the laws of the State of Delaware, United States of America.

     “Debtors” has the meaning ascribed to such term in the seventh preamble hereof.

     “Default” means any event, occurrence, factual or legal condition which, if continued uncured or unchanged would, with the passage of time or the giving of notice or both, become or constitute an Event of Default.

     “Dollars” and the sign “$” mean the lawful money of the United States of America.

     “EBITDA” means, as to any Person and for any period, the net income of such Person and its Subsidiaries as measured in accordance with GAAP on a consolidated basis for such period, plus interest expense, minus interest income, plus (or minus, in the case of income tax benefits) provision for taxes, minus (or plus, in the case of a loss) extraordinary gains or losses (including non-cash impairment and restructuring charges associated with the Debtors’ bankruptcy cases), to the extent not covered by GAAP, minus (or plus, in the case of a loss) financial gains or losses, or gains or losses from sales of assets (other than sales of inventory in the ordinary course of their respective businesses), plus amortization and depreciation charges plus (or minus, in the case of losses) minority interest in the net income or losses of consolidated Subsidiaries, minus (or plus, in the case of a loss) income or losses from equity method investments, minus (or plus, in the case of a loss) any inflationary adjustments, to the extent not covered by GAAP, including (i) monetary correction gain or loss, (ii) foreign exchange gain or loss, and (iii) inflationary income statement adjustments to revenues or expenses.

     “Effective Date” means the date on which all of the conditions in Sections 10.01 hereof have been satisfied; provided that in order for this Agreement to become effective such conditions must be satisfied on or prior to December 30, 2002.

     “Environmental Laws” means any and all governmental statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, guidelines, interpretations, policies, agreements or other Restrictions or requirements (herein,

“laws and regulations”) relating to Materials of Environmental Concern or protection of human or animal health or the environment (including, without limitation, ambient air, indoor air, surface water, ground water, land surface or sub-surface strata), including, without limitation, laws and regulations relating to emissions, discharges, health or safety, noise abatement, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling, reporting or handling of Materials of Environmental Concern, and all such laws and regulations that may be enacted in the future.

     “Environmental Matters” has the meaning ascribed to such term in subsection 7.08(d) hereof.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and the regulations promulgated thereunder.

     “Event of Abandonment” means the abandonment of the System or the Telecommunications Business or cessation of the operation of the System or the Telecommunications Business which reasonably indicates to the Creditor that the Company intends to abandon the System or the Telecommunications Business.

     “Event of Default” means any of the events specified in Section 11.01 hereof or, if applicable, Section 12.13 hereof.

     “Excess Cash Flow” means, for any period, an amount equal to (i) EBITDA of the Company for such period, minus (ii) the actual capital expenditures of the Company for such period or 110% of the Capex for such period contained in the Approved Business Plan, whichever is less, plus (iii) the decrease in the value added tax credit account of the Company during such quarter, minus (iv) the increase in the value added tax credit account of the Company during such quarter, minus (v) the sum of (A) the aggregate Consolidated Fixed Charges, (B) taxes accrued and (C) voluntary prepayments made hereunder (in each case during such period) plus (vi) cash contributions to the equity plus (vii) to the extent included in (v) above, prepayments in respect of Permitted Handset Obligations.

     “Excluded Leases” means those leases entered into prior to October 31, 1997, and any other Leases which NII, the Company, the Borrower or any Foreign Affiliate shall not be permitted to assign to the Creditor, notwithstanding their exercise of good faith and commercially reasonable efforts in accordance with the provisions of Section 8.12(e) hereof.

     “Financing Method Obligations” means any and all Indebtedness and obligations incurred by any of the Credit Parties that, in accordance with GAAP, are required to be classified using the financing method, but only to the extent that such Financing Method Obligations are incurred: (i) with respect to assets of the type set forth on Annex A hereto; and (ii) in accordance with the material terms and conditions described on Annex C hereto.

     “Financing Note” has the meaning ascribed to such term in Section 2.01 hereof.

     “First Amended EFA” has the meaning ascribed to such term in the fifth Preamble hereof.

     “Fixed Charge Coverage Ratio” means, as at any date, the ratio (for the then ending or most recently ended fiscal quarter of the Company) of (a) (i) EBITDA for such quarter, plus the decrease in the value added tax credit account of the Company during such quarter, plus any capital contributions to the extent such contributions were used to pay Adjusted Consolidated Fixed Charges minus (ii) the increase in the value added tax credit account of the Company during such quarter to (b) Adjusted Consolidated Fixed Charges for such quarter.

     “Foreign Affiliate” means, with respect to the Borrower and the Company, those Affiliates listed on Schedule 1.01(a) hereto, each entity created or acquired pursuant to Section 9.05 or 9.12 hereof, any other Subsidiary of the Borrower or the Company that executes a Credit Document.

     “Foreign Resident Account” means the non-resident account according to the Brazilian Central Bank Circular 2677, April 10, 1996, established by the Company in its own name with Banco Itau S.A., Branch No. 1248, account No. 06328-9, for the benefit of the Creditor under Section 8.22 of the Original EFA.

     “GAAP” means generally accepted accounting principles used, from time to time, in the United States of America.

     “Governmental Approval” means any authorization, consent approval, license, franchise, concession, lease, ruling, permit, certification, exemption, filing or registration by or with any Governmental Authority or legal or administrative body reasonably desirable, or necessary, for the design, location, construction, completion, ownership, operation, repair or maintenance of the System or the Telecommunications Business, authority to conduct business, the execution and delivery of the Credit Documents, the making of Advances or the creation and perfection of the Liens contemplated by the Security Documents.

     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government.

     “Governmental Rule” means any statute, law, regulation, ordinance, rule, judgment, order, writ, decree, directive, guideline, policy or requirement, or any similar form of decision of or determination by, or any interpretation or administration of, any of the foregoing by, any Governmental Authority (including, without limitation, any Environmental Law), whether now or hereafter in effect.

     “Guarantees” has the meaning ascribed to such term in Section 5.01 hereof.

     “Guarantors” collectively refers to the Borrower (in respect of its Guaranty of the MEFA and the Indebtedness in respect of the New Senior Notes) and the Persons listed on Schedule 5.01.

     “Hedge Agreement” means an interest rate swap, cap, floor or collar agreement, any spot or forward contracts, interest rate future or option contracts, currency swap agreements, commodities future contracts, currency future or option contracts, as the same shall be modified and supplemented and in effect from time to time.

     “iDEN” means the Integrated Digital Enhanced Network created by the Motorola Entities.

     “iDEN Equipment and Services Agreements” has the meaning ascribed to such term in the first preamble hereof.

     “Immaterial Assets” means motor vehicles and immaterial assets, in each case (i) having a fair market value of not more than $50,000 and an aggregate value at any time of not more than 1% of the fair market value of all assets owned by the Borrower, the Company and the Foreign Affiliates, and (ii) that are not essential for the operation of the Borrower, the Company or any Foreign Affiliate or the operation of the System or the Telecommunications Business.

     “Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities), (b) all obligations of such Person to pay the deferred and unpaid purchase price of property or services excluding current trade payables incurred in the ordinary course of business of such Person which are due less than three (3) months after the date of invoice, (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (d) the obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the types referred to in clauses (a) and (c) above, (e) all obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person (including reimbursement obligations with respect thereto), but excluding (i) letters of credit including trade letters of credit securing obligations (other than obligations described in (a), (b), (c) and (d) above and (f), (g) and (h) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement and (ii) letters of credit secured by cash which is deposited in a segregated account held by a non-affiliate of such Person, (f) all indebtedness of others secured by a Lien on any asset of such Person whether or not such indebtedness is assumed by such Person; provided that in the case where such Person has no obligation with respect to the Indebtedness of such other Person other than such Lien, the amount of Indebtedness shall be the lesser of (i) the fair market value of such asset at such date of determination and (ii) the amount of such Indebtedness, (g) all Capital Lease Obligations, and (h) to the extent not otherwise included in this definition, all obligations in respect of Hedge Agreements.

     “Information” has the meaning ascribed to such term in Section 12.11 hereof.

     “Initial Funding Date” means December 1, 1997.

     “Intellectual Property” has the meaning ascribed to such term in Section 7.09 hereof.

     “Intercreditor Agreement” means the Intercreditor Agreement dated as of November 12, 2002, by and among Motorola Credit Corporation, in its capacity as the Lender under the MEFA and this Agreement, the Persons listed on Schedule 1 thereto, Wilmington Trust Company, as the NII Indenture Trustee, Citibank, N.A., as the Collateral Agent and Motorola Credit Corporation, in its capacity in certain circumstances as the lienholder for the benefit of the Benefited Parties.

     “Interest Payment Dates” means (i) semi-annually on the Semi-Annual Dates, and (ii) at any time, in the case of any Advance, upon the payment or prepayment thereof under Section 2.03 hereof or the conversion thereof into an Advance of another type pursuant to subsection 2.04(b) hereof (but only on the principal so prepaid, paid or converted).

     “Interest Period” means with respect to each LIBOR Advance, each six month period commencing on the date immediately following a Semi-Annual Date and ending on the next following Semi-Annual Date. Notwithstanding the foregoing, (i) the final Interest Period shall end on the Maturity Date and (ii) each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day.

     “Investment” means, with respect to any Person, any loan or advance to such Person, any purchase or other acquisition of any capital stock, obligations or other securities of such Person, any capital contribution to such Person or any other investment in or acquisition of any interest in such Person.

     “IRS” means the Internal Revenue Service of the United States of America.

     “knowledge” means (a) as it applies to the Borrower, the Company or NII, the actual knowledge of a Vice President or more senior officer of the Borrower, the Company or NII, respectively, or any other officer of the Borrower, the Company or NII, respectively, having responsibility for the transactions contemplated by the Operative Documents, and (b) as it applies to Nextel S.A., the actual knowledge of a director or other representative having management authority; provided, that each of the Borrower, the Company, NII and Nextel S.A. shall be deemed to have “knowledge” of any matter as to which it has received written notice from any Governmental Authority, any party to any System Document or any other Credit Party.

     “Lease Assignment Agreements” means each Lease Assignment Agreement executed and delivered by a Credit Party in the form of Exhibit M-2 to the Original EFA (incorporated herein by reference).

     “Leases” mean the various lease agreements executed by the Company or any of the other Credit Parties in connection with the lease of such interests of real and personal property as shall be necessary to install, operate and maintain the System or the Telecommunications Business.

     “LIBOR Advance” means any of the Advances the interest on which is determined on the basis of rates referred to in the definition of LIBOR Base Rate.

     “LIBOR Base Rate” means, during an Interest Period for LIBOR Advances, the rate per annum equal to the rate determined by reference to the LIBOR Page on the Reuters Monitor Money Rates Services, or any successor thereto as of 11:00 a.m., London, England time two (2) Business Days prior to the beginning of such Interest Period, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the LIBOR Advances to be outstanding during such Interest Period (each Interest Period will be per the definition thereof). If quotes for the foregoing rates are not available on the Reuters Monitor Money Rates Services or any successor thereto, the “LIBOR Base Rate” shall mean, during an Interest Period for LIBOR Advances, the rate of interest per annum determined by the Creditor to be the weighted average (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1% per annum, if such weighted average is not such a multiple) of the rates per annum at which deposits in Dollars are offered to major money center banks in the London interbank market at 11:00 a.m. London time two (2) Business Days prior to the first day of such Interest Period, in the approximate amount equal to the principal amount of the LIBOR Advance to be made by the Creditor for such Interest Period and for a period equal to such Interest Period.

     “LIBOR Rate” means for any Interest Period therefor, the LIBOR Base Rate for such Advance for such Interest Period divided by 1 minus the Reserve Requirement for such Advance for such Interest Period.

     “Licenses” means collectively all those licenses and concessions permitting the Borrower, the Company and the Foreign Affiliates to conduct a wide range of mobile radio services, including but not limited to radio dispatch service, paging, telephone interconnect services, and other mobile communications, and personal communication services together with any amendments or changes to each such license that expand the authority of the Borrower, the Company and the Foreign Affiliates thereunder.

     “Lien” means, with respect to any Person, any security interest, lien, pledge, mortgage, deed of this charge or encumbrance (including any agreement to give any of the foregoing), conditional sale agreement, title retention agreement, finance lease or trust receipt or a consignment or bailment for security purposes, or other security arrangement or any other arrangement on or with respect to any asset or revenue of such Person.

     “Major Market Area” means each of the following States in Brazil: São Paulo, Rio de Janeiro, and the Cities of Campinas, and Santos.

     “Majority-Owned Foreign Affiliate” means each and any of Nextel S.A., AirFone Holdings, and any other Foreign Affiliate in which the Borrower, NII or the Company directly or indirectly through one or more intermediaries beneficially owns more than 50.0% of the voting stock or equity interest, as the case may be.

     “Management Agreements” means collectively the Management Agreements referred to on Schedule 7.10 hereto.

     “Material Adverse Effect” means, generally with respect to any Person, event or occurrence, a material adverse effect on (i) such Person’s business, financial condition, assets, properties or operations (including the construction, completion and operation of the System in the case of the Company), (ii) such Person’s ability to perform its obligations under the Operative Documents to which such Person is a party, (iii) the security interests granted by such Person under the Security Documents, (iv) the System or (v) such Person’s Licenses or Governmental Approvals. When the term Material Adverse Effect is applied to the Borrower, the Company and the Foreign Affiliates, it shall be deemed to apply to the Borrower, the Company and the Foreign Affiliates taken as a whole (or, after consummation of the Proposed Consolidation in accordance with this Agreement, the Consolidated Entity, the Borrower, the Company and any surviving Foreign Affiliates taken as a whole).

     “Materials of Environmental Concern” means chemicals, pollutants, polychlorinated biphenyls, contaminated wastes, toxic or hazardous substances, asbestos, petroleum, petroleum products and electromagnetic radiation.

     “Maturity Date” means November 1, 2009, provided, if such date is not a Business Day, then the Maturity Date shall be the immediately preceding Business Day.

     “MEFA” means the Master Equipment Financing Agreement, dated as of November 12, 2002, by and between NII Holdings (Cayman), Ltd., Nextel del Peru, S.A. (Peru), and Teletransportes Integrales, S.A. de C.V. (Mexico), the lenders party thereto, Motorola Credit Corporation, as Administrative Agent and Citibank, N.A., as the Collateral Agent, as heretofore or hereafter amended, supplemented or otherwise modified.

     “Ministry of Communications” means the Brazilian Ministry of Communications and its successors.

     “Mortgages” has the meaning ascribed to such term in subsection 6.01(a)(i)(D) hereof executed by the Borrower and those Persons indicated on Schedule 6.01 hereto.

     “Motorola Entity” means Motorola, Inc., a corporation duly organized and validly existing under the laws of the State of Delaware, United States of America, and each of its Subsidiaries and their successors and assigns.

     “Net Worth” means, with respect to any Person, the net worth of such Person as determined in accordance with GAAP.

     “Nextel Chile” means collectively, Multikom S.A., a corporation organized under the laws of Chile and Centennial Cayman Corp. Chile, S.A., a corporation organized under the laws of Chile.

     “Nextel S.A.” has the meaning ascribed to such term in the second preamble hereof.

     “Nextel S.A. Intercompany Services Agreement” has the meaning ascribed to such term in Section 7.10(d) hereof.

     “New Senior Notes” means those certain new senior secured discount notes of NII Cayman authorized pursuant to the Reorganization Plan in the aggregate principal amount, at scheduled maturity, of $180,820,855.

     “New Senior Notes Indenture” means that certain Indenture dated as of November 12, 2002 among NII Cayman, the guarantors signatory thereto, and Wilmington Trust Company, a Delaware corporation, as Indenture Trustee.

     “NII” has the meaning ascribed to such term in the seventh Preamble hereof.

     “NII Cayman” means NII Holdings (Cayman), Ltd., a company incorporated under the laws of the Cayman Islands.

     “Obligations” means collectively, all of the Indebtedness, liabilities and obligations of the Borrower to the Creditor, whether now existing or hereafter arising, whether or not currently contemplated, arising under the Credit Documents.

     “Operative Documents” means, collectively, the Credit Documents and the System Documents.

     “OPIC” means Overseas Private Investment Corporation, an agency of the United States government.

     “OPIC Policy” means the OPIC Contract of Insurance No. E926.

     “Original Closing Date” means October 31, 1997.

     “Original EFA” has the meaning ascribed to such term in the fourth preamble hereof.

     “Other Credit Parties” means those Persons listed on Schedule 1.03 attached hereto.

     “Payment Date” means each Semi-Annual Date in each year commencing with the December 31, 2002 Semi-Annual Date.

     “PBGC” means the Pension Benefit Guaranty Corporation or its successor.

     “Permitted Handset Obligations” means all indebtedness for borrowed money incurred by the Borrower, the Company and any Foreign Affiliate and owing to a Motorola Entity (or to a Person to whom a Motorola Entity has sold or otherwise transferred such indebtedness or to a banking institution under a vendor financing program) in connection with financing the purchase of handsets from a Motorola Entity for use by subscribers in connection with the System, which indebtedness (a) does not at any time exceed the invoiced amount of handsets purchased during the month such determination is made plus the invoiced amount of handsets purchased during the previous five months, (b) does not mature prior to 180 days after the incurrence thereof, and (c) is not secured by any Liens other than Handset Liens.

     “Permitted Indebtedness” means, collectively,

(a) the Obligations;

(b) trade accounts payable and other similar Indebtedness of the Borrower, the Company and any Foreign Affiliate incurred in the ordinary course of business (including, without limitation, handsets or mobile units purchased in the ordinary course of business) which are not due later than 120 days after invoice (or, in the case of trade accounts payable owed to a Motorola Entity, on payment and other terms as agreed to from time to time between the relevant obligor(s) and the Motorola Entity); provided that in addition to the foregoing, there shall be permitted to be outstanding at any one time trade accounts payable and other similar Indebtedness of the Borrower, the Company and any Foreign Affiliate incurred in the ordinary course of business which are due later than 120 days after invoice but no later than 180 days after invoice (not to exceed the difference between $10,000,000 and the amount of “Permitted Indebtedness”, under and as defined in the MEFA, above $10,000,000 that has been utilized under clause (b) of the definition thereof);

(c) Capital Lease Obligations under long-term real property leases of the Borrower, the Company and any Foreign Affiliate in respect of the cell sites, switch sites, retail space and office space incurred in the ordinary course of business provided that both before and after entering into (or renewing) a Capital Lease Obligation the Company shall be in pro forma compliance with Section 8.15(f) (with pro forma compliance determined as of the most recent quarter end date as if such Capital Lease Obligation had been in effect for the entirety of the fiscal quarter ending on such quarter end date);

(d) Capital Lease Obligations of the Borrower, the Company and any Foreign Affiliate in an amount per annum not exceeding $250,000 in the aggregate;

(e) [reserved];

(f) Permitted Handset Obligations and any guaranties relating thereto;

(g) Indebtedness under Hedge Agreements; provided that such Hedge Agreements (I) are designed solely to protect the Company against fluctuations in foreign currency exchange rates or interest rates and (II) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

(h) unsecured subordinated indebtedness of the Company owing to NII, having no principal payments, cash interest payments or fee payments permitted or scheduled prior to the repayment in full of the Obligations and in amounts and on other terms (including, without limitation, payment and remedies subordination terms) acceptable to the Creditor;

(i) the Permitted Sale — Leaseback Obligations;

(j) Financing Method Obligations;

(k) the New Senior Notes;

(l) the guarantee obligations of the Borrower, the Company and their Subsidiaries of the obligations in respect of this Agreement, the MEFA and the New Senior Notes; and

(m) the Borrower Guaranty Obligations.

     “Permitted Investments” means:

(a) debt obligations maturing within twelve months of the time of acquisition thereof which from time to time are accorded a rating of AA- or better by Standard & Poor’s Corporation (or an equivalent rating by another recognized credit rating agency of similar standing if such corporation is not then in the business of rating long term debt obligations);

(b) commercial paper with a maturity of 270 days or less which from time to time is accorded a rating of A-1 or better by Standard & Poor’s Ratings Services (“S&P”), a division of The McGraw Hill Companies, Inc. (or an equivalent rating by another recognized credit rating agency of similar standing if such corporation is not then in the business of rating commercial paper);

(c) certificates of deposit maturing within twelve months of the time of acquisition thereof issued by commercial banks that are accorded a rating by an internationally recognized rating service then in the business of rating commercial banks which is in the first quartile of the rating categories used by such service;

(d) obligations maturing within twelve months of the time of acquisition thereof of any Governmental Authority which obligations from time to time are accorded a rating of BBB or better by S&P (or an equivalent rating by another recognized credit rating agency of similar standing if such corporation is not then in the business of rating governmental obligations); and

(e) demand deposits, certificates of deposit, bankers acceptance and time deposits (having a term of less than one year) of United States or Brazil banks having total assets in excess of $1,000,000,000 (or such amount of local currency as is equivalent in $1,000,000,000 at all times using the rate of exchange in effect from time to time on legal and customarily used foreign exchange markets in Brazil).

     “Permitted Liens” means, as of any particular time, (a) with respect to Collateral located in the United States of America, Liens for taxes, assessments or governmental charges not then delinquent or which the Company may, pursuant to the provisions of Section 8.01 hereof, permit to remain unpaid, (b) Liens created pursuant to the Security Documents, (c) with respect to Collateral located in the United States, any mechanic’s, worker’s, repairer’s, materialmen’s, supplier’s, vendor’s or like Liens securing obligations arising in the ordinary course of business that (x) are not mature and not overdue, or (y) are being contested in good faith and (1) as to which adequate reserves have been established on the books of the Company in accordance with GAAP or (2) that do not materially impair the value or marketability of the security granted to the Creditor pursuant to the Security Documents and could not result in an aggregate liability in excess of $1,000,000, (d) with respect to Collateral located in the United States, all utility, access and other similar easements, rights-of-way and restrictions granted in the ordinary course of business, (e) with respect to Collateral located in the United States, pledges or deposits by the Company under workers’ compensation laws, unemployment insurance laws, social security or pension obligations or similar legislation, in respect of which adequate reserves shall have been established, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness of the Company) or leases to which the Company is permitted hereunder to be a party, or deposits to secure public or statutory obligations of the Company, or deposits of cash or bonds to secure surety or appeal bonds which the Company is obligated to provide in accordance with activities permitted of it hereunder, or deposits as security for contested taxes or import duties or for the payment of rent, (f) Liens upon tangible personal property (which was acquired after October 31, 1997, and the cost of which, individually or in the aggregate at any one time outstanding, does not exceed $100,000) by the Borrower, the Company or any Foreign Affiliate, each of which Liens was created solely to secure Indebtedness representing, or incurred to finance, refinance or refund, the cost of such property (provided that no such Lien shall extend to cover any property of the Company other than the property so acquired), (g) with respect to Collateral located in the United States, rights reserved to or vested in any Governmental Authority as of October 31, 1997, to condemn, appropriate, control or regulate the System or any portion thereof, (h) purchase money Liens on handsets (and proceeds thereof), but only to the extent that such Liens secure the Permitted Handset Obligations related thereto (“Handset Liens”), (i) Liens incurred and existing as permitted under that certain letter agreement dated as of June 28, 2002, between the Company and the Creditor which Liens are with respect to the specific equipment identified therein (the “Letter Agreement”), (j) Liens securing the obligations under the New Senior Notes and the Guarantees of NII, the Borrower, the Company and their Subsidiaries as listed on Schedule 5.01 of NII Cayman’s obligations under the New Senior Notes provided that such Liens have the relative priority as provided in the Intercreditor Agreement, (k) Liens securing the obligations under the MEFA and the Guarantees of NII, the Borrower, the Company and their Subsidiaries as listed on Schedule 5.01 of the obligations under the MEFA of the borrowers thereunder provided that such Liens have the relative priority as provided in the Intercreditor Agreement and (l) Liens in foreign jurisdictions comparable to the Liens permitted by clauses (a), (b), (c), (d), (e) and (g) of this definition. A contest referred to in this definition shall be permitted only if the execution or enforcement of the Lien being contested shall have been stayed or is stayed as a result thereof and such contest could not reasonably be expected to (i) have a Material Adverse Effect, or (ii) create or materially increase the risk of imposition of any material penalties or liabilities, whether civil or criminal, upon the Creditor.

     “Permitted Sale-Leaseback Obligations” means any and all Indebtedness and obligations related or incident to a Permitted Sale-Leaseback Transaction, including, without limitation, any guaranty, agreement, or obligation of a Credit Party to repurchase all or any portion of the assets subject to any Permitted Sale-Leaseback Transaction.

     “Permitted Sale-Leaseback Transactions” means any and all transactions or arrangements (and all renewals and extensions with respect thereto) pursuant to which one or more of the Credit Parties sells or otherwise transfers for value assets of the type described on Annex A hereto to any Person(s) with an aggregate fair market value (as determined by the proceeds of the transfers of such assets) not to exceed the lesser of (A) $40,000,000 and (B) the difference of $200,000,000 less the “Permitted Sale-Leaseback Transactions” of NII and its Subsidiaries under the MEFA, and simultaneously with such sale or transfer, agrees to lease such assets from such Person(s), but only to the extent that such Permitted Sale-Leaseback Transactions are consummated generally in accordance with the material terms and conditions described on Annex B hereto. The foregoing notwithstanding, the Credit Parties may not sell or otherwise transfer for value assets of the type described in Annex A hereto owned by a Credit Party as of June 30, 2002, with an aggregate fair market exceeding forty million dollars ($40,000,000), provided however, that such limit does not apply with respect to assets of the type described in Annex A hereto acquired by a Credit Party after June 30, 2002.

     “Person” means an individual, corporation, partnership, limited liability company, joint venture, unincorporated association, trust or other juridical entity, or any Governmental Authority.

     “Plan” means at any time an employee pension benefit plan as defined in Section 3(2) of ERISA that is covered by Title IV of ERISA or that is subject to the minimum funding standards under Section 412 of the Code and is either: (i) maintained by the Company or any member of the Controlled Group for employees of the Company, or by the Company or any other member of the Controlled Group for employees of any member of the Controlled Group, or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Company or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made or been obligated to make contributions.

     “Political Risk Insurer” means each of AIG, OPIC and each other Person from time to time providing Political Risk Insurance to the Borrower, the Company or its Majority-Owned Foreign Affiliates.

     “Political Risk Insurance” means insurance insuring against the non-payment of the Obligations and arising out of the events or circumstances set forth in the OPIC Policy and the AIG Policy.

     “Post-Default Rate” means (i) in respect of any Advances not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period commencing on the due date until such Advances are paid in full equal to: (x) if such Advances are Prime

Advances, 2% above the Prime Rate as in effect from time to time plus the Applicable Margin for Prime Advances (but in no event less than the interest rate in effect on the due date), or (y) if such Advances are LIBOR Advances, 2% above the rate of interest in effect thereon at the time of such default until the end of the then current Interest Period therefor and, thereafter, 2% above the Prime Advances as in effect from time to time plus the Applicable Margin for Prime Advances (but in no event less than the interest rate in effect on the due date); and (ii) in respect of other amounts payable by the Borrower hereunder (other than interest) not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period commencing on the due date until such other amounts are paid in full equal to 2% above the Prime Rate as in effect from time to time plus the Applicable Margin for Prime Advances (but in no event less than the interest rate in effect on the due date). In each case, the Post-Default Rate shall not exceed the maximum post-default interest rate permitted by applicable law.

     “Prime Advances” means any of the Advances which bear interest at a rate based upon the Prime Rate.

     “Prime Rate” means the prime commercial lending rate from time to time as published in The Wall Street Journal (United States edition). Each change in any interest rate provided for herein based upon the Prime Rate resulting from a change in the Prime Rate to take effect on the beginning of the day of such change in the Prime Rate.

     “Proposed Consolidation” means the consolidation of the Persons identified on Schedule 1.01(c) with the Consolidated Entity surviving such consolidation.

     “Quota Pledge Agreements” has the meaning ascribed to such term in subsection 6.01(a)(i)(B) hereof executed by the Borrower, the Company and those Persons indicated on Schedule 6.01 hereto.

     “Quota Voting Agreement” has the meaning ascribed to such term in subsection 6.01(a)(i)(B) hereof executed by the Borrower, the Company and those Persons indicated on Schedule 6.01 hereto.

     “Recurring Revenues” means total gross revenues earned by the Borrower, the Company and the Majority-Owned Foreign Affiliates from recurring revenue sources (including, without limitation, interconnect fees, monthly fees, usage fees, roaming fees, air time charges, value-added services, each adjusted for inflation in accordance with GAAP, and additional service charges, less the bad debt expense for that period indicated on the income statement of the Borrower, the Company and the Majority-Owned Foreign Affiliates, and including revenue from co-location sources whether or not characterized by GAAP as co-location revenue). Recurring Revenues shall not, however, include equipment sales or leases of iDEN or other subscriber units.

     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System of the United States of America, as the same may be amended or supplemented from time to time.

     “Regulatory Change” means any change after the date of this Agreement in United States of America federal, state or foreign laws or regulations (including Regulation D and the laws or regulations that designate any assessment rate relating to certificates of deposit or otherwise) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks of or under any United States federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

     “Reorganization Plan” has the meaning set forth in the eighth preamble hereof.

     “Reserve Requirement” means for any LIBOR Advances for any semi-annual period (or, as the case may be, shorter period) as to which interest is payable hereunder, the average rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such period by the Creditor or its assignees against “Eurocurrency liabilities” (as such term in used in Regulation D).

     “Restricted Assets” means those assets listed on Schedule 1.02 hereto.

     “Rights Offering” shall have the meaning ascribed to such term in the Reorganization Plan.

     “Securities Act” means the Securities Act of 1933, as amended, of the United States of America.

     “Security Agreements” has the meaning ascribed to such term in Section 6.01(a)(i)(A) hereof executed by the Borrower, the Company and those Persons indicated on Schedule 6.01 hereto.

     “Security Documents” means individually and collectively the Security Agreements, the Mortgages, the Share Pledge Agreements, the Share Voting Agreements, the Quota Pledge Agreements, the Quota Voting Agreements, the Security Deposit Agreements (and power of attorney related thereto), the Lease Assignment Agreements, the Trademark Assignment Agreements, the Bank Account Control Agreements, the Foreign Affiliate Assignment of Rights and Obligations, the Consents to Assignment, the agreements detailed by Person on Schedule 6.01, and any financing statements, registrations or similar documents filed or recorded in connection with the foregoing.

     “Security Deposit Agreements” has the meaning ascribed to such term in subsection 6.01(a)(i)(A) hereof executed by the Borrower, the Company and those Persons indicated on Schedule 6.01 hereto.

     “Semi-Annual Dates” means June 30 and December 31.

     “Share Pledge Agreement” has the meaning ascribed to such term in subsection 6.01(b)(ii) hereof executed by the Company and those Persons indicated on Schedule 6.01 hereto.

     “Share Voting Agreement” has the meaning ascribed to such term in subsection 6.01(b)(ii) hereof executed by the Company and those Persons indicated on Schedule 6.01 hereto.

     “Shareholders Equity” means, as of any date, the amount reflected in the Company’s consolidated balance sheet for the then ending or most recently ended fiscal quarter of the Company as “shareholders equity”.

     “SLA” means that certain $56.650 million Secured Loan Agreement, dated as of December 16, 1999, with Motorola Credit Corporation (as amended, supplemented or otherwise modified from time to time, the “SLA”) for which the outstanding principal, interest and fees owing by NII as of the date hereof at least $60,319,325.56;

     “Subscriber” means, as at any date, the aggregate number of units employing iDEN based digital enhanced specialized mobile radio technology, subscribing to, and paying for, communications services provided by the Borrower, the Company or the Majority-Owned Foreign Affiliates in connection with the System, excluding any such unit to the extent the accounts receivable generated by operation of such unit are more than ninety (90) days past due as of such date.

     “Subsidiary” means (a) a company of which for the time being (i) any Person controls the composition of the Board of Directors or the appointment of the delegate managers or is the managing quotaholder; or (ii) such Person holds more than 50% in par value of the issued and outstanding capital stock or quotas, or (b) a company which is a subsidiary of any company which is a subsidiary of such Person.

     “System” means the wireless communications system to be constructed and operated in Brazil by NII or its Affiliates utilizing the iDEN based digital enhanced specialized mobile radio technology.

     “System Documents” means the (i) iDEN Equipment and Services Agreements, (ii) the Management Agreements, (iii) all Leases (A) that, if terminated, could reasonably be expected to have a Material Adverse Effect or (B) having an aggregate net present value or cost in excess of $10,000,000, (iv) the Conditional Sale Agreements, and (v) any Additional System Document.

     “System Party” means the Borrower, the Company, any Foreign Affiliate and each other party to any System Document.

     “System Revenues” means all income and receipts derived from the ownership or operation of the System and the Telecommunications Business, including without limitation proceeds of any business interruption insurance, income derived from the operation of the System and the Telecommunications Business, all as determined in conformity with cash accounting principles.

     “Taxes” means, with respect to the Creditor, any present or future taxes, levies, imposts, stamp, duties, fees, charges, deductions, withholding, restrictions or conditions of any nature whatsoever imposed, levied, collected, assessed or withheld by or within Brazil or any political subdivisions or taxing authority thereof or therein or by or within any jurisdiction from which payment is made on account of the transactions contemplated by the Credit Documents, but excluding taxes on the overall net income of the Creditor (other than taxes on interest payments or all other payments to be made in pursuance to the Credit Documents).

     “Telecommunications Business” means the operation of analog SMR, radio paging, mobile communications, personal communications services and related wireless services, including data access and transmission, internet access and services, and long-distance backhaul, which (i) materially utilize as a necessary and central component thereof the iDEN based digital enhanced specialized mobile radio technology in Brazil in which the Company or any Foreign Affiliate is engaged and (ii) comprise an enhancement to such iDEN based digital enhanced specialized mobile radio technology.

     “Trademark Agreement” means the Third Amended and Restated Trademark License Agreement between reorganized NII and NCI, together with all agreements, instruments and other documents relating thereto.

     “Trademark Assignment Agreements” has the meaning ascribed to such term in subsection 6.1(a)(i)(C) hereof and collectively refers to those certain Trademark Assignment Agreements (or the functional equivalent of such document for foreign jurisdictions) as executed by those Persons indicated on Schedule 6.1 hereto.

     “Vendor” has the meaning ascribed to such term in the first preamble hereof.

     “Voting Stock” means Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to vote in the election of the corporate directors (or Persons performing-similar functions).

     “Wireless” means the Company as in existence prior to January 29, 1997.

     Section 1.02. Interpretation. In this Agreement the singular includes the plural and the plural the singular; words importing any gender include the other gender, references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to this Agreement unless otherwise indicated; references to agreements and other contractual instruments shall be deemed to include all schedules and exhibits to such agreement and all subsequent amendments and other modifications to such agreements and contractual instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement, unless otherwise indicated; and references to Persons include their respective permitted successors and assigns and, in the case of Governmental Authorities, Persons succeeding to their respective functions and capacities.

     Section 1.03. Accounting Principles and Terms. Except as otherwise provided in this Agreement: (a) all computations and determinations as to financial matters, and all financial statements to be delivered under this Agreement, shall be made or prepared in accordance with generally accepted accounting principles in effect in the United States (including principles of consolidation where appropriate) applied on a consistent basis; and (b) all accounting terms used in this Agreement shall have the meanings respectively ascribed to such terms by such principles.

     Section 1.04. Assignment of EFA. The Company hereby transfers and assigns to Borrower all of its obligations under the First Amended EFA, without novation of the debt thereunder, and the Borrower hereby becomes the sole obligor with respect to the Creditor pursuant to the terms of this Agreement. Borrower hereby declares its acceptance to become the primary obligor of the Obligations pursuant to this Agreement.

     SECTION 2. OUTSTANDING ADVANCES

     Section 2.01. Financing Note. The principal and interest obligations of the Borrower under this Agreement outstanding as of the Closing Date and representing all Advances made by the Creditor heretofore shall be evidenced by and be payable by the Borrower in accordance with the terms of eight financing notes of the Borrower substantially in the form of Exhibit B hereto (collectively, the “Financing Note”), dated the Closing Date, and delivered by the Borrower to the Creditor on the Closing Date, and be payable to the order of the Creditor in a principal amount equal to $103,193,135.28 (the “Principal Amount” or “Advances”). The Creditor shall make or cause to be made, at or after the time of receipt of payment of any portion of the Principal Amount, an appropriate notation on its records and such Financing Note reflecting such payment and the Creditor will, prior to any transfer of the Financing Note, endorse on the reverse side thereof the outstanding principal amount of the debt evidenced thereby. Failure to make any such notation shall not affect the Borrower’s obligations in respect of such debt.

     Section 2.02. Repayment of Principal of Advances.

     (a)  The Borrower shall pay to the Creditor the Principal Amount representing all of the Advances made by the Creditor in eight (8) semi-annual installments of $12,899,141.91 on each Payment Date commencing with the Payment Date on June 30, 2006.

     (b)  The Borrower shall be entitled to effect payment of any amounts due hereunder through payment to the Collateral Agent of the corresponding installment of the Conditional Sale Agreement No. 2 in relief of the Company’s obligations to the Borrower arising as a result of Borrower’s assumption of the Company’s obligations as Borrower under the First Amended EFA; and

     (c)  The Advances shall also be repaid as required by subsection 2.03(a) hereof.

     Section 2.03. Prepayments.

     (a)  Mandatory Prepayment. The Borrower shall prepay Advances on the dates and in the principal amounts described below together with all accrued interest on such principal prepaid to date of prepayment:

(i) not later than the date 120 days (or 150 days, in the event that (x) the Foreign Resident Account of the Company is no longer permitted under applicable law or (y) the use of such Foreign Resident Account would result in a significant cost to the Company and in each case the Brazilian Central Bank approval for such prepayment is pending, so long as the Company is using reasonable efforts to obtain such approval), after the end of each fiscal year of the Company (commencing with the fiscal year ending on December 31, 2002), the Borrower shall prepay Advances in an aggregate amount equal to 50% of Excess Cash Flow;

(ii) to the extent that a prepayment is (or would have been, but for the MEFA having been paid in full) required under (A) Section 2.5(a)(iii) of the MEFA (as in effect on the Effective Date), a proportionate amount shall be required to be prepaid hereunder (with such proportionate amount determined on the basis of the respective principal amounts outstanding hereunder and under the MEFA immediately prior to such prepayment) or (B) under Section 2.5(a)(ii) of the MEFA (as in effect on the Effective Date), the Obligations hereunder shall be required to be prepaid to the extent set forth in Section 4.2 of the Intercreditor Agreement;

(iii) on the dates and the amounts specified in subsection 2.04(b) and Sections 2.07 or 2.08 hereof if the Borrower or the Company shall be required to prepay the Principal Amount pursuant to such Sections;

(iv) to the extent provided for in clause (iii) under the heading “With Respect to Proceeds of MEFA Collateral:” in Section 4.2 of the Intercreditor Agreement; and

(v) to the extent any payment under the Conditional Sales Agreements is made to the Collateral Agent prior to the payment of any amounts due by the Borrower pursuant to this Agreement, in which case the Collateral Agent shall be authorized to use any such payment as a prepayment under this Agreement.

     (b)  Optional Prepayment. The Borrower may prepay the Principal Amount, in whole or in part, in integral multiples of $100,000 upon not less than thirty (30) days prior written notice to the Creditor of the principal amount to be prepaid and the date of such prepayment. On the date specified for prepayment the Borrower shall pay such principal amount plus accrued interest on such principal amount prepaid to the date of such prepayment. Notwithstanding the foregoing, unless the conditions set forth in subsection 2.03(c) hereof shall be simultaneously satisfied, the Principal Amount may be only repaid on the last day of the then applicable Interest Period. A notice of prepayment once received shall be irrevocable and binding on the Borrower.

     (c)  Broken Funding Indemnification. The Borrower shall pay to the Creditor such amount or amounts as shall compensate the Creditor for any loss, cost or expense incurred by the Creditor (as reasonably determined and documented by the Creditor) as a result of any prepayment or repayment of the Principal Amount on a date other than the last day of the then applicable Interest Period. Such compensation will include, without limitation, an amount equal to any loss or expense suffered by the Creditor in liquidating LIBOR deposits to maturity. The Borrower shall pay any amount due hereunder no later than seven (7) days after receipt of an invoice therefor from the Creditor.

     (d)  Effect of Prepayment. All Principal Amount prepaid, whether by mandatory or optional prepayment, may not be reborrowed. All prepayments shall be applied first, to unpaid fees and interest (including any interest which is unpaid prior to December 31, 2004 as a result of subsection 2.04(a)(B)) and second, to the remaining principal installments hereunder in the inverse order of maturity.

     Section 2.04. Interest.

     (a)  The Borrower shall pay to the Creditor interest on the outstanding Principal Amount for each Interest Period at the LIBOR Rate for such Advance plus the Applicable Margin; provided that the interest rate applicable for the period from and including November 9 to December 31, 2002 will be 6.5438% per annum.

     Accrued interest on the Principal Amount shall be paid in arrears on the Interest Payment Dates. Notwithstanding the foregoing, (A) interest that is payable at the Post-Default Rate shall be payable from time to time on demand of the Creditor and (B) except as provided in clause (A) or with respect to an exercise of remedies under Section 11.02 or under the Security Documents, to the extent that the interest payable hereunder at any time is greater than the Excess Cash Flow at such time (for any Interest Payment Date occurring during the period commencing December 31, 2002 through but excluding the Interest Payment Date occurring on December 31, 2004) such interest shall be paid on such Interest Payment Date only to the extent of the Excess Cash Flow at such time; provided that all interest which has not been paid as a result of clause (B) shall be paid in full on January 1, 2005.

     (b)  Anything herein to the contrary notwithstanding, if, on or prior to the determination of an interest rate under the interest definition of a LIBOR Advance for any Interest Period therefor, the Creditor reasonably determines (which determination shall be conclusive absent manifest error):

(i) by reason of any event affecting the money markets in the United States of America or the London interbank market, quotations of interest rates for the relevant deposits are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest under the definition of LIBOR Advances under this Agreement; or

(ii) the rates of interest referred to in the definition of “LIBOR Base Rate” in Section 1.01 hereof upon the basis of which the rate of interest under the interest rate definition of a LIBOR Advance for such period is determined, do not accurately reflect the cost to the Creditor of making or maintaining such interest rate under the LIBOR Advance definition for such period, then the Creditor shall give the Borrower prompt notice thereof (and shall thereafter give the Borrower prompt notice of the cessation, if any, of such condition), and so long as such condition remains in effect, the Borrower shall, on the last day(s) of the then current Interest

Period(s) for the outstanding Principal Amount either prepay such Principal Amount in accordance with Section 2.03 hereof with the interest rates calculated under the definition of LIBOR advances or convert the calculation of the interest rates applicable to such Principal Amount such in the interest rate provided for in the definition Prime Advances.

     (c)  Without prejudice to the provisions of Section 11.02 hereof, in the event of default by the Borrower in payment of any Principal Amount or interest thereon when due (whether at the stated maturity, by acceleration or otherwise), the Borrower shall pay to the Creditor interest on such past due and unpaid principal amount and (to the extent permitted by applicable law) on such defaulted interest from the due date until the date of payment in full (both before as well as after judgment), at the Post-Default Rate. In addition, the Borrower shall indemnify the Creditor against any loss or expense which it may sustain or incur as a direct consequence of the default by the Borrower in payment of any Principal Amount or interest thereon. Each determination of any loss or expense by the Creditor under this paragraph (c) shall be conclusive in the absence of manifest error.

     (d)  Interest calculated pursuant to the definition of Prime Advances shall be computed on the basis of a year of 365/366 days and actual days elapsed (including the first day but excluding the last) occurring in the period for which payable and interest calculated pursuant to the definition of LIBOR Advances shall be computed on the basis of 360 days and actual days elapsed (including the first day but excluding the last) occurring in the period for which payable.

     Section 2.05. Payments.

     (a)  Except as provided in item (c) below or in any other provision of this Agreement, all payments whatsoever by the Borrower (or by the Company on behalf of the Borrower) to the Creditor hereunder or under the Financing Note shall be made in Dollars in same-day funds to the order of Motorola, Inc. at Harris Bank, P.O. Box 71132, Chicago, Illinois 60694-1132, ABA# 071-000-288, Account: 350-955-1, Swift: HATRUS44 — for the account of Motorola Credit Corporation (or such other place as the Creditor shall have designated in writing to the Borrower at least five (5) Business Days prior to the scheduled payment date), not later than 2:00 p.m. New York time, on the day on which such payment shall become due. Any amounts received after such time on any date may, in the discretion of the Creditor, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.

     (b)  If any payment hereunder or under the Financing Note would otherwise be due on a day that is not a Business Day, such payment shall be made on the next succeeding day that is a Business Day and including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

     (c)  In the event that due to an imposition or restriction by the Central Bank of Brazil or as a result of any applicable Brazilian Central Bank regulations, the Borrower is not allowed to effect payment of any amounts due hereunder to an account in the United States, the Borrower hereby undertakes if so requested by the Creditor to make payment of any such amounts to the Creditor or Collateral Agent in Brazil, by making available to the Creditor or the Collateral Agent the amount in Brazilian reals equivalent to the United States dollar amount due at such time under foreign exchange rate acceptable to the Creditor. Additionally, any such amount in

Brazilian reals held in Brazil will be pledged to the Creditor under the possession of the Collateral Agent until such amount may be remitted out of Brazil. To the extent such imposition or restriction occurs, the Borrower shall notify the Creditor of the same and the Creditor shall provide to the Borrower the bank account information necessary for the Borrower to make deposits under this subsection (c).

     Section 2.06. Use of Proceeds. The Company represents and warrants that the proceeds of the Final Advance (as defined in the First Amended EFA) were used by the Company solely to satisfy the aggregate unpaid principal amount, plus accrued and unpaid interest in respect thereof, of all outstanding Bridge Line Advances (as defined in the First Amended EFA) as of the Drawdown Date (as defined in the First Amended EFA). The Company represents and warrants that the proceeds of all other Advances were used by the Company solely to finance the purchase of equipment and services acquired pursuant to the iDEN Equipment and Services Agreements (including down payments, milestone payments and other payments due under the iDEN Equipment and Services Agreements) to be used in connection with the System excluding import taxes and/or duties related thereto, to purchase equipment and services promptly sold to Nextel S.A. pursuant to the Conditional Sale Agreements solely for use in Brazil, or to repay Indebtedness owing under the Bridge Line (as defined in the First Amended EFA).

     Section 2.07. Change in Law. If any change in applicable law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration thereof has made (or has made it apparent that it is) unlawful for any Credit Party to perform any of obligations under any of the Credit Documents and such change could reasonably be expected to have a Material Adverse Effect then (i) the Creditor shall be discharged from all obligation to make, renew or maintain the Advances, and (ii) the Borrower shall on demand pay to the Creditor without premium or penalty the outstanding principal amount of the Advances together with accrued interest thereon and all other moneys due to the Creditor hereunder; provided that for so long as the Borrower is diligently pursuing the contest of the same by appropriate proceedings and such contest could not reasonably be expected to have a Material Adverse Effect and adequate reserves have been established in accordance with GAAP, then the Creditor shall not be so discharged and the Borrower shall not be required to so pay upon demand.

     Section 2.08. Illegality. If any change in applicable law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration thereof has made (or has made it apparent that it is) unlawful for the Creditor to perform its obligations hereunder, then (i) the Creditor shall be discharged from all obligations to make, renew or maintain the Advances and (ii) Borrower agrees to pay on demand to the Creditor without premium or penalty the outstanding principal amount of the Advances together with accrued interest thereon and all other moneys due to the Creditor hereunder. Notwithstanding the foregoing, the Creditor will use reasonable endeavors to assist in any restructuring necessitated by this Section 2.08; provided, however, that the Creditor shall be under no obligation to take any act on the effect or likely effect of which, in the opinion of the Creditor could reasonably be expected to have an adverse effect upon the Creditor; provided, further, that the Borrower shall reimburse the Creditor on demand for all expenses (including attorneys’ fees) incurred by the Creditor in assisting in any such restructuring.

     SECTION 3. FUNDING AND PROTECTION

     Section 3.01. Taxes, Duties, Fees and Charges.

     (a)  All payments due to the Creditor under any of the Credit Documents, whether of principal, interest, penalties, fees or otherwise, including payments made under this subsection 3.01(a), shall be made without set-off, withholding or counterclaim, and free and clear and without any deduction or withholding on account of any Taxes, all of which shall be for the account of the Borrower (or the Company, if making a payment on behalf of the Borrower) and paid by it directly to the relevant taxing or other authority when due. If the Borrower (or the Company, if making a payment on behalf of the Borrower) shall be required by law to make any deduction or withholding in respect of Taxes from any payment hereunder, including payments made under this subsection 3.01(a), the sum payable shall be increased to such sum as will result in the receipt by the Creditor after such deduction or withholding, of the amount that would have been received if such deduction or withholding had not been required.

     (b)  The Borrower (and the Company if making any payment on behalf of the Borrower) agrees to pay any Taxes imposed on or with regard to the execution, formalization, registration, recordation or perfection of any of the Operative Documents or any other documentation contemplated hereunder or delivered pursuant hereto.

     (c)  The Borrower (and the Company if making any payment on behalf of the Borrower) shall deliver to the Creditor within thirty days after the payment thereof copies of the receipts evidencing payment of any withholding taxes to any Governmental Authority.

     Section 3.02. Change in Circumstances.

     (a)  In the event that there shall hereafter occur any change in any Governmental Rule which increases or will increase (i) the cost of maintaining any reserves or special deposits against the LIBOR Advances or (ii) any other cost of complying with any law, regulation or condition with respect to the LIBOR Advances, and the result of any of the foregoing is or will be to increase the cost to the Creditor of making or maintaining the LIBOR Advances or to reduce the amount of any payment (whether of principal, interest or otherwise) receivable by the Creditor hereunder, then upon receipt of a request from the Creditor the Borrower shall pay or reimburse to the Creditor such amount as will compensate the Creditor for such additional cost or reduction of payment; provided that the Borrower shall only be liable for such costs applicable to LIBOR Advances then outstanding. Amounts payable hereunder shall be due seven (7) days after invoice therefor.

     (b)  The protection of subsection 3.02(a) hereof shall apply to voluntary compliance by the Creditor with restraints, guidelines or policies not having the force of law and shall apply if the Creditor shall comply with any law, regulation or condition irrespective of any possible contention of invalidity or non-applicability thereof.

     (c)  The Creditor will promptly (but in no event later than twenty (20) days after actual knowledge of the occurrence of the event described in subsection 3.02(a) hereof) inform the Borrower by facsimile of its intention to claim indemnification under this Section 3.02. The facsimile statement of the Creditor as to the amount sufficient to indemnify the Creditor against any increased cost, reduction or payment incurred, suffered or made by the Creditor, supported by the computations made by the Creditor in arriving at such figure, shall, in the absence of manifest error, be conclusive as to the amount thereof and binding on Borrower.

     A claim made under this Section 3.02 may be made before or after the end of the Interest Period to which such claim relates and before or after any repayment of all or part of the Advance to which such Interest Period relates; provided, that the Borrower shall in no event be liable for any payment under this Section 3.02 with respect to more than one Interest Period for each claim made under this Section 3.02. An increased cost shall be an increased cost for the purpose of subsection 3.02(a) hereof even if the payment or quantification of such increased cost is not or cannot be made until after the expiry of any Interest Period to which it relates.

     (d)  In the event of any such change or request as is contemplated by subsection 3.02(a) hereof the Creditor will use reasonable endeavors to mitigate the effect or likely effect of such change or request by transferring the LIBOR Advances to another jurisdiction or otherwise; provided, however, that the Creditor shall be under no obligation to transfer the LIBOR Advances to another jurisdiction or to take any other action to mitigate the effect or likely effect of such change or request if, in the reasonable opinion of the Creditor, such transfer or other action could reasonably be expected to have an adverse effect upon the Creditor, whether as a result of taxes, credit policies, political considerations or otherwise; provided, further, that the Borrower shall reimburse the Creditor on demand for all expenses (including attorney’s fees) incurred by the Creditor in effecting such transfer (if such transfer is requested by the Borrower) and the Creditor shall have no obligation to effect any such transfer unless the Creditor is satisfied that it will not suffer any adverse consequences as a result of such transfer for which it has not been indemnified by the Borrower. If the Creditor is entitled to reimbursement under this subsection 3.02(d) for any cost, the Creditor shall deliver to the Borrower a statement of the nature and amount of such cost which statement shall constitute prima facie evidence as to the amount due to the Creditor under this subsection 3.02(d).

     (e)  If the Borrower elects (which election shall be irrevocable) by giving at least two (2) Business Days prior written notice to the Creditor, the Borrower may, without penalty or premium, prepay to the Creditor any outstanding Advances on any Interest Payment Date applicable to such Advances with respect to which the Borrower has received a claim under this Section 3.02 together with accrued interest thereon and all other sums due to the Creditor (including amounts accrued or due under this Section 3.02).

     SECTION 4. EXPENSES; INDEMNIFICATION; FEES

     Section 4.01. Expenses. The Borrower agrees to pay on demand: (a) all reasonable out-of-pocket costs and expenses of the Creditor incurred in connection with the negotiation, preparation, execution and delivery of the Credit Documents (including, without limitation, all costs and expenses of registering, recording and perfecting the security interests contemplated by the Security Documents and all fees, costs and other charges related to the Collateral Agent) and the review of the System Documents and any of the other documents, agreements and instruments referred to in this Agreement or relating to the transactions contemplated hereby; (b) the reasonable fees and expenses of the Creditor’s expert consultants; (c) the reasonable fees and disbursements of McDermott, Will & Emery, United States counsel to the Creditor and of Mattos

Filho, Veiga Filho, Marrey Jr., e Quiroga Advogados, Brazilian counsel to the Creditor, incurred in connection with such negotiation, preparation, execution and delivery of the Credit Documents and the review of the System Documents and any of the other agreements and instruments referred to in this Agreement or relating to the transactions contemplated hereby; (d) all reasonable out-of-pocket costs and expenses of the Creditor (including the fees and disbursements of counsel) incurred in connection with the negotiation, preparation, execution and delivery of any amendment or waiver of, or supplement or modification to, the Operative Documents and not solely requested by the Creditor; (e) all costs and expenses (including legal fees and disbursements of counsel) incident to the enforcement, protection or preservation of any right or claim of the Creditor under any of the Operative Documents; (f) all fees, costs, expenses and other charges relating to the Collateral Agent including all monthly, quarterly, or annual fees and including the legal fees and disbursements of its outside legal counsel; and (g) all transfer, stamp, documentary or other similar taxes, assessments or charges, if any, upon any of the System Documents and the Credit Documents. Fees shall be deemed reasonable to the extent they are reviewed and approved by the Creditor.

     Section 4.02. Indemnification.

     (a)  Without in any way limiting the applicability of subsection 4.02(b) hereof, and without regard to whether the Borrower or any other Person has disclosed any fact to the Creditor, the Borrower hereby indemnifies and holds harmless the Creditor and each of its respective officers, directors, employees, consultants, advisors and agents (collectively, the “Indemnitees”) from and against any and all actions, suits, claims, damages, demands, judgments, losses, liabilities, costs or expenses whatsoever, including reasonable attorneys’ fees, which any Indemnitee may sustain or incur (or which may be claimed against the Creditor by any Person or entity whatsoever) to the extent arising by reason of or in connection with the construction, ownership or operation of the System or the Telecommunications Business or the execution and delivery of, or payment or failure to pay the Obligations, or the occurrence of an Event of Default or the pursuit by the Creditor of any legal remedy in connection with an Event of Default or arising out of or in connection with the Creditor’s entering into this Agreement or the Security Documents, or enforcing their remedies hereunder or thereunder; provided that, the Borrower shall not be required to indemnify the Creditor for any actions, suits, claims, damages, demands, judgments, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the Creditor’s willful misconduct or gross negligence, or to the extent caused by the acts or omissions of the Creditor after taking possession and control of the System or the Telecommunications Business upon foreclosure. Fees shall be deemed reasonable to the extent they are reviewed and approved by the Creditor.

     (b)  Notwithstanding anything in subsection 4.02(a) hereof to the contrary, and without regard to whether the Borrower or any other Person has disclosed any fact to the Creditor, the Borrower agrees to indemnify, defend and hold the Indemnitees free and harmless from and against any and all actions, suits, claims, demands, judgments, liabilities, losses, costs, damages and expenses (including, without limitation, reasonable attorneys’ fees and expenses and other expenses incurred in connection with environmental compliance and clean-up obligations imposed under any Environmental Laws) any such Indemnitee may sustain by reason of the assertion against it by any party of any claim (including claims for indemnification or contribution and claims by third parties for death, personal injury, illness or loss of or damage to property or economic loss) in connection with any Materials of Environmental Concern used, generated, treated, stored, recycled, disposed of, handled, discharged or otherwise located or released in, on, under or from the System, Telecommunications Business, Collateral or property, except to the extent resulting from such Indemnitee’s grossly negligent act or willful misconduct with respect to such Materials of Environmental Concern.

     (c)  Nothing contained in this Section 4.02 shall in any way diminish any of the Borrower’s rights or the Vendor’s obligations under the iDEN Equipment and Services Agreements.

     SECTION 5. GUARANTEES

     Section 5.01. Guarantees. The due payment and performance of the Obligations shall be guaranteed to the Collateral Agent by NII, the Company and each Person listed on Schedule 5.01 (and will include all after acquired, hereafter formed or hereafter designated Persons), for 100% of the aggregate Obligations, by the execution and delivery to the Collateral Agent, prior to or simultaneously with the execution and delivery of this Agreement, by each of NII, the Company, and each Person listed on Schedule 5.01 of a guaranty substantially in the form of Exhibit C attached hereto (or the functional equivalent of a guaranty with respect to any non-United States entity) (each a “Guarantee” and collectively, the “Guarantees”). Except as otherwise indicated therein, the Guarantee executed by the Borrower and the Guarantees by NII, the Company and all other Persons listed on Schedule 5.01 will also guaranty the obligations of the borrowers under the MEFA and NII Holdings (Cayman), Ltd. in respect of the New Senior Notes. The Persons executing a Guarantee (or the functional equivalent thereof) and the proper name of the document as discussed in this Section 5.01 are listed on Schedule 5.01.

     Section 5.02. Execution of documents by Collateral Agent. To the extent necessary to give effect to the terms and conditions of the Intercreditor Agreement, all of the documents in this Section 5 shall have the Collateral Agent as a signatory or as an attorney in fact of the Creditor and the Other Credit Parties.

     SECTION 6. SECURITY

     Section 6.01. Security.

     (a)  In order to secure the due payment and performance by the Borrower of the Obligations and the Borrower Guaranty Obligations, prior to or simultaneously with the execution and delivery of this Agreement and as a condition precedent to the effectiveness of this Agreement:

(i) The Borrower shall have:

(A) Granted to the Collateral Agent a Lien on all of the Borrower’s personal properties and assets whether now owned or hereafter acquired, tangible and intangible by the execution and delivery to the Collateral Agent of a security agreement substantially in the form of Exhibit J hereto (a “Security Agreement”), and a security deposit agreement substantially in the form of Exhibit E hereto (a “Security Deposit Agreement”), and to the extent necessary, a bank account control agreement substantially in the form of Exhibit K hereto (a “Bank Account Control Agreement”) and the execution and delivery of all related documents necessary to give effect thereto;

(B) Granted to the Collateral Agent a Lien on and pledge with the Collateral Agent, all of the issued and outstanding quotas or shares, as the case may be, of its Subsidiaries (now existing or formed in the future) owned by it, by the execution and delivery to the Collateral Agent of a quota pledge agreement substantially in the form of Exhibit L hereto (a “Quota Pledge Agreement”), a voting agreement substantially in the form of Exhibit M hereto (a “Quota Voting Agreement”) and any power of attorney related thereto and the execution and delivery of all related documents necessary to give effect thereto;

(C) Granted to Motorola, Inc. (for the benefit of the Benefited Parties (as defined in the Intercreditor Agreement)) a trademark assignment agreement substantially in the form of Exhibit N hereto (a “Trademark Assignment Agreement”) and any power of attorney related thereto and the execution and delivery of all related documents necessary to give effect thereto;

(D) Granted to the Collateral Agent a Lien on all of the Borrower’s real properties whether now owned or hereafter acquired, by the execution and delivery to the Collateral Agent of a mortgage substantially in the form of Exhibit O hereto (a “Mortgage”) and any power of attorney related thereto and the execution and delivery of all related documents necessary to give effect thereto; and

(E) Executed and delivered or caused to be executed and delivered such other agreements, instruments and documents as the Collateral Agent or the Creditor may reasonably require in order to effect the purposes of a Security Agreement, a Pledge Agreement, a Security Deposit Agreement, a Quota Pledge Agreement, a Quota Voting Agreement, a Mortgage, a Trademark Assignment Agreement, any other document listed on Schedule 6.01 applicable to the Borrower, this subsection 6.01(a) and this Agreement.

     (b)  In order to secure the due payment and performance by the Company, NII and the Persons listed on Schedule 6.01 of all of the Indebtedness, liabilities and obligations of the Company, NII and all such Persons on Schedule 6.01 to the Collateral Agent, whether now existing or hereafter arising, whether or not currently contemplated, including, without limitation, those arising under their respective Guarantee and this Agreement will, prior to or simultaneously with the execution and delivery of this Agreement, and as a condition precedent to the effectiveness of this Agreement, each of the Company, NII and the other Persons on Schedule 6.01 shall have:

(i) Granted to the Collateral Agent a Lien on all of such Person’s personal properties and assets (excluding Restricted Assets), whether now owned or hereafter acquired, tangible and intangible by the execution and delivery to the Collateral Agent of a Security Agreement (or its functional equivalent for any non-United States entity), a Security Deposit Agreement (or its functional equivalent for any non-United States entity), to the extent necessary or reasonably deemed advisable by the Collateral Agent or a Benefited Party, a Bank Account Control Agreement (or its functional equivalent for any non-United States entity), the Company shall have endorsed the Conditional Sale Notes in favor of the Creditor, any power of attorney related thereto and the execution and delivery of all related documents necessary to give effect thereto;

(ii) Granted to the Collateral Agent a Lien on and pledge with the Collateral Agent, all of the issued and outstanding quotas or shares, as the case may be, of such Person’s Subsidiaries (including, without limitation, Nextel S.A. and all other Foreign Affiliates) owned by such Person, by the execution and delivery to the Collateral Agent of a share pledge agreement (a “Share Pledge Agreement”) (or its functional equivalent) substantially in the form of Exhibit I hereto or a Quota Pledge Agreement (or its functional equivalent) and a Quota Voting Agreement (or its functional equivalent) or a share voting agreement (a “Share Voting Agreement”) (or its functional equivalent), and any power of attorney related thereto and execution and delivery of all related documents necessary to give effect thereto;

(iii) Granted to Motorola, Inc. (for the benefit of the Benefited Parties (as defined in the Intercreditor Agreement)) a Trademark Assignment Agreement and any power of attorney related thereto and the execution and delivery of all related documents necessary to give effect thereto;

(iv) Granted to the Collateral Agent a Lien on all of such Person’s real properties whether now owned or hereafter acquired, by the execution and delivery to the Collateral Agent of a Mortgage, and any power of attorney related thereto and the execution and delivery of all related documents necessary to give effect thereto; and

(v) Executed and delivered or cause to be executed and delivered such other agreements, instruments and documents as the Collateral Agent or Creditor may reasonably require in order to effect the purposes of the Guarantees, a Mortgage, to the extent necessary or reasonably deemed advisable by the Collateral Agent or a Benefited Party, a Bank Account Control Agreement, a Security Agreement, a Security Deposit Agreement, a Quota Pledge Agreement or a Share Pledge Agreement, a Quota Voting Agreement or a Share Voting Agreement, any other document listed on Schedule 6.01 with respect to each

Person, this subsection 6.01(b), and this Agreement including, but not limited to, the Consents to Assignment.

     (c)  Attached hereto as Schedule 6.01 is a list of all non-borrowing Persons with a corresponding list of all documents and agreements that will be executed by such Person to give effect to the security interests contemplated under this Section 6.

     (d)  Notwithstanding anything in this Agreement to the contrary, upon request to the Creditor from the Borrower, the Company, any Other Credit Party or any Foreign Affiliate, the Creditor will release, or cause to be released, any and all Liens granted in its favor with respect to any assets that become subject to a Permitted Sale-Leaseback Transaction, and will execute and deliver, or cause to be executed and delivered, any and all agreements, instruments and documents as may be reasonably required to effect any such release, (including, without limitation, termination statements under the Uniform Commercial Code and any similar declarations under the laws of any foreign jurisdiction). Any such assets so released will be deemed excluded from: (i) the definition of Collateral; and (ii) any requirement that such assets be subject to the Liens created by the Security Documents.

     (e)  To the extent that local laws so require or the Benefited Parties collectively otherwise require, the security interests to be granted in favor of the Collateral Agent under this Section 6 shall, notwithstanding anything else herein, be granted directly to the Benefited Parties.

     Section 6.02. Execution of documents by Collateral Agent. To the extent necessary to give effect to the terms and conditions of the Intercreditor Agreement the Collateral Agent (or such other appropriate party) shall be a party to and shall execute and deliver all of the necessary documents to effectuate the security interests contemplated under this Section 6.

     Section 6.03. The Collateral Agent. In acting under of by virtue of this Agreement, the Collateral Agent shall be entitled to all the rights, authority, privileges, and immunities provided in the Intercreditor Agreement, all of which provisions of said Intercreditor Agreement are incorporated by reference herein with the same force and effect as if set forth herein in their entirety. The Collateral Agent hereby disclaims any representations or warranty to the other Secured Parties or any other holders of the Obligations concerning the perfection of the liens and security interests granted hereunder or in the value of any of the Collateral.

     SECTION 7. REPRESENTATIONS AND WARRANTIES

     Each of the Borrower, the Company and NII makes the representations and warranties attributed to it, as a Credit Party, in this Section 7 and each of the Borrower, the Company and NII makes, on behalf of the Foreign Affiliates, the representations and warranties attributable to such Foreign Affiliate as a Credit Party, in this Section 7. Where a representation and warranty is not attributed to any particular Credit Party, it shall be deemed made by and on behalf of the Borrower, the Company, NII and each Foreign Affiliate as to the Borrower, the Company, NII, and each Foreign Affiliate respectively.

     Section 7.01. Organization.

     (a)  Each Credit Party is duly organized or incorporated and validly existing under the laws of its state or jurisdiction of organization or incorporation. Schedule 7.01(a) hereto accurately and completely lists, as to such Credit Party: (i) the state of incorporation or organization of each such entity, and the type of legal entity that each of them is, (ii) as to each of them that is a corporation, the classes and number of authorized and outstanding shares of capital stock of each such corporation, and the owners of such outstanding shares of capital stock, (iii) as to each of them that is a legal entity other than a corporation (but not a natural Person), the type and amount of equity interests authorized and outstanding of each such entity, and the owners of such equity interests, and (iv) the business in which each of such entities is engaged. All of the foregoing shares or other equity interests that are issued and outstanding have been duly and validly issued and are fully paid and non-assessable, and are owned by the Persons referred to on Schedule 7.01(a) hereto, free and clear of any Lien except those stock options in favor of the Company referred to on Schedule 7.01(a) hereto, Permitted Liens and as otherwise provided for herein. Except as set forth on Schedule 7.01(a) hereto, there are no outstanding warrants, options, contracts or commitments of any kind entitling any Person to purchase or otherwise acquire any shares of capital stock or other equity interests of such Credit Party nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock or other equity interests of such Credit Party. Except as set forth on Schedule 7.01(a) hereto, such Credit Party has no Subsidiaries. The Company and the Borrower have no Subsidiaries other than those listed on Schedule 1.01(a) hereof and Subsidiaries acquired or created after the Original Closing Date to the extent permitted hereunder.

     (b)  Each Credit Party is in good standing (to the extent that such jurisdiction recognizes the legal concept of good standing) in its state or jurisdiction of organization and in each state or jurisdiction in which it is qualified to do business. There are no jurisdictions other than as set forth on Schedule 7.01(b) hereto in which the character of the properties owned or proposed to be owned by any Credit Party or in which the transaction of the business of such Credit Party as now conducted or as proposed to be conducted requires or will require such Credit Party to qualify to do business and as to which failure so to qualify could reasonably be expected to have a Material Adverse Effect.

     Section 7.02. Power; Authority.

     (a)  Each Credit Party has full legal right, power and authority to carry on its respective present business, to own its respective properties and assets, to incur the obligations thereunder, to execute and deliver each Operative Document to which it is a party, and, to the extent it is a party thereto, to perform and observe the terms and conditions thereof.

     (b)  All appropriate and necessary corporate, partnership and legal actions have been taken by each Credit Party to authorize the execution, delivery and performance of each Operative Document to which it is a party, and each Credit Party is duly authorized to execute and deliver and to perform its obligations under each of the Operative Documents to which it is a party.

     Section 7.03. Governmental Approvals; Licenses.

     (a)  All Governmental Approvals that are necessary under all applicable Governmental Rules in connection with (i) the due execution, delivery and performance by each Credit Party of its obligations, and the exercise of its rights, under the Operative Documents, (ii) the construction, completion, ownership, operation and maintenance of the System in the Major Market Areas (except such Governmental Approvals which are ministerial in nature or which the failure to obtain such could not reasonably be expected to have a Material Adverse Effect on the ability of the Borrower, the Company and the Foreign Affiliates taken as a whole to achieve the Approved Business Plan with respect to any such Major Market Area), (iii) the Telecommunications Business currently engaged in, and (iv) the grant by the Credit Parties of the assignments and security interests granted by the Security Documents and the validity and enforceability thereof and for the perfection of and the exercise by the Creditor of its rights and remedies thereunder are identified on Schedule 7.03(a) hereto (which Schedule sets forth: the applicant; the issuing Governmental agency (or agencies); the date of application (or, if not yet applied for, when it will be necessary to obtain such Governmental Approval to achieve the Approved Business Plan and the date the application is expected to be submitted); the term of the expected (or granted) approval, and if not yet granted, when approval is necessary to achieve the Approved Business Plan and when approval is expected; any appeal periods which are pending; and a brief description of the matters governed by such approval. All Governmental Approvals identified on Part I of each of Sections A and B of Schedule 7.03(a) hereto have been duly obtained on or before the Original Closing Date and are final, in full force and effect and all administrative appeal periods with respect thereto have terminated and are all that are necessary to conduct the business as presently being conducted. Those Governmental Approvals set forth on Part II of each of Sections A and B of Schedule 7.03(a) are expected to be obtained in due course. There is no proceeding pending or (to the Company’s or Borrower’s knowledge after due inquiry) threatened, that could reasonably be expected to rescind, terminate, modify or suspend any Governmental Approval listed in Part II of Sections A and B of Schedule 7.03(a) hereto, and no such disclosed matter could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. None of NII, the Borrower, the Company or Nextel S.A., respectively, has any knowledge that the information set forth in each application submitted by the relevant Credit Party in connection with each such Governmental Approval is not accurate or complete in all respects as of the date submitted and as of the Original Closing Date and true and complete copies of such Governmental Approvals have been delivered to the Creditor. Except for those Governmental Approvals set forth on Schedule 7.03(a) hereto and the Licenses set forth on Schedule 7.03(b) hereto, no other consent, approval or authorization of, or declaration or filing with, any other Person is required in connection with (i) the construction, ownership, operation or maintenance by the Company of the System in the Major Market Areas (except such Governmental Approvals which are ministerial in nature or which the failure to obtain such Governmental Approvals or Licenses could not reasonably be expected to have a material adverse effect on the ability of the Company and the Foreign Affiliates taken as a whole to achieve the Approved Business Plan with respect to any such Major Market Area), (ii) the Telecommunications Business currently engaged in, or (iii) as to such Credit Party and, to the Company’s or Borrower’s knowledge after due inquiry, as to Persons affiliated with any Credit Party, with the execution, delivery, performance, validity or enforceability of this Agreement or any other Operative Document. Section C of Schedule 7.03(a) hereto sets forth the Governmental Approvals necessary for the grant by the Credit Parties of the assignments and security interests granted by the Security Documents and the validity and enforceability thereof and for the perfection of and the exercise by the Creditor of its rights and remedies all of which will be obtained by the registration or filing of the Security Documents in the locations indicated on Schedule 7.03 hereto.

     (b)  Schedule 7.03(b) sets forth all Licenses that are necessary for (i) the ownership, operation or maintenance of the System in the Major Market Areas (except such Licenses which are ministerial in nature or which the failure to obtain such License could not reasonably be expected to have a Material Adverse Effect on the Borrower, the Company and the Foreign Affiliates taken as a whole to achieve the Approved Business Plan in the Major Market Areas) as is contemplated by the Approved Business Plan, and (ii) the Telecommunications Business currently engaged in. Except to the extent expressly set forth in Schedule 7.03(b) hereof, each such License is in full force and effect. Those Licenses set forth in Part II of Schedule 7.03(b) hereof are expected to be obtained in due course. No default has occurred which is continuing under or in respect of any of the provisions of any License except for defaults resulting from the failure to meet certain milestones set forth in such Licenses which failure could not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. No authorization, approval, application, filing, registration, consent or other action of any local, state or federal authority is required to enable the Borrower, the Company or any Foreign Affiliate to operate under its respective License (except such Licenses which are ministerial in nature or which the failure to obtain such License could not reasonably be expected to have a Material Adverse Effect on the Borrower, the Company and the Foreign Affiliates taken as a whole to achieve the Approved Business Plan in the Major Market Areas) other than those filings made and referred to on Schedule 7.03(b) hereto. There is no proceeding pending, or to the knowledge of the Borrower, the Company after due inquiry, threatened, which could rescind, terminate, modify or suspend any such approval, filing, registration or consent, and no such disclosed proceeding could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. None of NII, the Borrower, the Company or Nextel S.A., respectively, has any knowledge that the information set forth in each application submitted by the Borrower, the Company and any Foreign Affiliate in connection with each such approval, filing, registration or consent is not accurate or complete in any material respect.

     Section 7.04. Execution, Enforceability, Violation of Law and Agreements. Each of the Operative Documents to which a Credit Party is a party has been duly executed and delivered by such Credit Party and constitutes, the legal, valid and binding contract, agreement and obligation of such Credit Party enforceable in accordance with its terms except as (x) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws relating or affecting creditors’ rights generally, (y) the availability of equitable remedies, and (z) rights to indemnification and contribution as they may be limited by public policy; provided, however, that such laws shall not materially interfere with the practical realization of the benefits of the Security Documents or the Liens created thereby, except for (i) possible delay, (ii) situations that may arise under Chapter 11 of the Bankruptcy Code, and (iii) equitable orders of the Bankruptcy Court. The execution, delivery and performance of the terms of each of the Operative Documents by each Credit Party and the payment by such Credit Party of all amounts due on the dates and in the currency provided for therein (i) will not, except as is set forth on Schedule 7.04 hereto, violate or contravene any Governmental Rule or other provision of law or other Governmental directive, whether or not having the force of law, which is applicable to such Credit Party, which set forth violation or contravention thereof individually and in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole; (ii) will not, except as is set forth on Schedule 7.04 hereto, contravene any governmental guideline or policy statement applicable to such Credit Party but not having the force of law, which set forth violation or contravention thereof individually and in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole; (iii) will not conflict with, violate or breach the Articles of Incorporation or By-laws (or any other organizational documents, as the case may be, of such Credit Party; (iv) will not conflict with or result in the breach of any provision of, or result in the creation or imposition of any Lien or other preferential arrangement under, any other indenture, agreement, mortgage, contract or other undertaking or instrument to which such Credit Party is a party or by which it or any of its properties or assets is bound other than the Credit Documents; (v) will not constitute a default or an event that, with the giving of notice or the passing of time, or both, would constitute a default under any such agreement or instrument, and (vi) except for the approvals, consents and registrations described in subsection 10.01(j) hereof (all those described in clause (i) thereof have been obtained on or prior to the Initial Funding Date and are and will remain in full force and effect and no further action is needed with respect thereto) do not require any governmental consent, registration or approval. To the extent the representations and warranties contained in this Section 7.04 relate to any law, Governmental Rule, governmental directive or other matter related to an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, or a “plan,” within the meaning of Section 4975(e)(1) of the Code, such representations and warranties are made assuming that no part of the funds used by the Creditor to make or hold the Advances constitutes, directly and indirectly, the assets of an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, or a “plan,” within the meaning of Section 4975(e)(1) of the Code.

     Section 7.05. Financial Statements; Business Plan.

     (a)  The consolidated audited balance sheets of NII and its Subsidiaries and consolidated statements of operations, changes in stockholders’ equity and cash flows of NII and its Subsidiaries each as of December 31, 2001, and all other information and data heretofore furnished by the Company, NII or any agent of the Company or NII on behalf of NII to the Creditor, including the quarterly (each as at June 30, 2002) consolidated balance sheets and consolidated statements of operations, changes in stockholders’ equity and cash flows are complete and correct have been prepared in accordance with GAAP and fairly represent the condition and results of operations of NII and its Subsidiaries as of such dates or for such periods. Except as disclosed on Schedule 7.05(a), since December 31, 2001, no event that could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole has occurred. None of NII or any of its Subsidiaries has contingent obligations, liabilities for taxes or other outstanding financial obligations which are material either individually or in the aggregate.

     (b)  The consolidated audited balance sheets of the Company and its Subsidiaries and consolidated statements of operations, stockholders’ equity and cash flows of the Company and the Subsidiaries, each as at December 31, 2001, and all other information and data heretofore furnished by the Company or any agent of the Company on behalf of the Company to the Creditor, including the quarterly (each as at June 30, 2002) consolidated balance sheets and statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries are complete and correct, have been prepared in accordance with GAAP and fairly represent the condition and results of operations of the Company and its Subsidiaries as of such dates or for such periods. Since December 31, 2001, no event that could reasonably be expected to have a Material Adverse Effect has occurred with respect to the Company and its Subsidiaries. None of the Company or any of its Subsidiaries has contingent obligations, liabilities for taxes or other outstanding financial obligations which are material either individually or in the aggregate, except as disclosed in the above-referenced financials or on Schedule 7.05(b) hereto.

     (c)  The financial and business projections for the System contained in the Approved Business Plan submitted to the Creditor were prepared in good faith and represent the Company’s best estimate (as of the date of such Approved Business Plan) of performance for the forecast period.

     Section 7.06. Taxes. Each Credit Party has timely paid all required taxes, duties, fees and assessments of any kind with respect to, or in connection with, its respective income, business, properties and certificates of stock and each is current with all the tax returns required to be filed by it except such taxes, if any, as are being contested in good faith and by proper proceedings and as to which either (x) adequate reserves have been established in accordance with GAAP on the books of such Credit Party or (y) the aggregate amount of such taxes, duties, fees and assessments is less than two and one half million dollars ($2,500,000) and the non-payment of which could not reasonably be expected to have a Material Adverse Effect under such circumstances. There are no tax liens against such Credit Parties or any of their respective properties other than those Permitted Liens for taxes as described in the Letter Agreement defined in clause (i) of the definition of “Permitted Liens”. Such Credit Party is not party to any action or proceeding by any Governmental Authority for the assessment or collection of taxes, nor has any claim for assessment or collection of taxes been asserted against such Credit Party or any of its respective properties except as disclosed in the Letter Agreement referred to in clause (i) of the definition of “Permitted Liens”.

     Section 7.07. Properties. All property and assets owned by each Credit Party, including, without limitation, contracts, Governmental Approvals currently held by such Credit Party, entitlements and other rights, titles or interest of such Credit Party relating or incidental to the System or the Telecommunications Business are owned by it free and clear of all Liens other than Permitted Liens. Each Credit Party has good title in and to all of the Collateral, the Immaterial Assets and the Restricted Assets now owned by it, and with respect to leased property a valid and subsisting leasehold estate in and to such property, in each case free and clear of all Liens other than Permitted Liens. No mortgage or financing statement or other instrument or recordation or registration covering all or any part of the Collateral, the Immaterial Assets or the Restricted Assets is on file in any recording office other than in connection with the Liens granted under the Security Documents. Each Credit Party has been granted (or reasonably expects to be granted) and has good leasehold right or title (or reasonably expects to have a good leasehold right or title) to all easements, rights-of-way, licenses and other real property rights reasonably required for access to, and construction or operation of, the System and the Telecommunications Business, free and clear of any Lien other than Permitted Liens.

     Section 7.08. Compliance with Laws.

     (a)  Each Credit Party complies and has complied in all material respects with all applicable Governmental Rules, and any such non-compliance cannot, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. To the extent the representations and warranties contained in the preceding sentence relate to any Governmental Rule related to an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, or a “plan,” within the meaning of Section 4975(e)(1) of the Code, such representations and warranties are made assuming that no part of the funds used by the Creditor to make or hold the Advances constitutes, directly and indirectly, the assets of an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, or a “plan,” within the meaning of Section 4975(e)(1) of the Code. Except as previously disclosed to the Creditor in writing, no such Credit Party has received any communication of which the Borrower or the Company have not made the Creditor aware in writing promptly after the Borrower or the Company becoming aware thereof, from a Governmental Authority that alleges that such Credit Party is not in full compliance in all material respects with all applicable Governmental Rules, and to the Borrower’s and the Company’s knowledge, after due inquiry, there are no circumstances that may prevent or interfere with such full compliance in all material respects in the future.

     (b)  Each Credit Party is in compliance in all material respects with all applicable laws relating to the employment of labor, wages, hours and conditions of work, collective bargaining, withholding tax and the payment of social security contributions and other labor-related taxes, and any non-compliance cannot, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Such Credit Party is not liable for any arrears in wages, compensation, benefits, premiums, taxes or penalties for failure to comply with any of the foregoing laws except to the extent that the same are being contested in good faith and by proper proceedings and as to which either (x) adequate reserves have been established in accordance with GAAP on the books of such Credit Party or (y) nonpayment of which could not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole under such circumstances and could not result in an aggregate liability in excess of $1,000,000. To the extent the representations and warranties contained in this Section 7.08(b) relate to any law related to an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, or a “plan,” within the meaning of Section 4975(e)(1) of the Code, such representations and warranties are made assuming that no part of the funds used by the Creditor to make or hold the Advances constitutes, directly and indirectly, the assets of an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, or a “plan,” within the meaning of Section 4975(e)(1) of the Code.

     (c)  The operations of each Credit Party comply in all material aspects with all applicable Environmental Laws.

     (d)  There are no claims, investigations, litigation, administrative proceedings, whether pending or threatened, or judgments or orders, relating to any Materials of Environmental Concern or alleging the violation of any Environmental Laws (collectively “Environmental Matters”) relating in any way to any property or to the operations of such Credit Party.

     (e)  No Materials of Environmental Concern are presently stored or otherwise located on, in or under real estate owned or leased by such Credit Party except in compliance in all material respects with the Environmental Laws, and, no part of such real estate or adjacent parcels of real estate, including the groundwater located thereon, is to the knowledge of the Borrower and the Company after due inquiry, presently contaminated by any Materials of Environmental Concern in any material respect.

     (f)  Such Credit Party has no material contingent liability in connection with any release of any Materials of Environmental Concern into the environment.

     Section 7.09. Intellectual Property. Each of the Credit Parties owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business (the “Intellectual Property”), and the use thereof by the Credit Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. All material fees which are due in respect of the Intellectual Property have been paid. All Intellectual Property owned by such Credit Party, together with any pending applications therefor is listed on Schedule 7.09 hereto.

     Section 7.10. Burdensome Documents; Agreements with Affiliates; Other Agreements.

     (a)  Except as set forth on Schedule 7.10 hereto, no Credit Party is a party to or bound by, nor are any of the properties or assets owned by such Credit Party used in the conduct of its businesses (with respect to NII only, its Brazilian businesses) affected by, any agreement, bond, note, indenture, order or judgment, including, without limitation, any of the foregoing relating to any Environmental Matter, that a violation thereof could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

     (b)  Such Credit Party is not a party to any agreement with any Arm’s-Length Affiliate or any of the officers, directors or stockholders of such Arm’s-Length Affiliate except the Management Agreements and agreements made in the ordinary course of business and on arm’s length, on commercially reasonable or more advantageous terms; provided, further, that the foregoing representation does not apply to any transaction entered into by NII with any Affiliate which is an Arm’s-Length Affiliate so long as such transaction could not reasonably be expected to have a Material Adverse Effect.

     (c)  Such Credit Party is not a party to nor is any of its respective property subject to or bound by any lease, forward purchase contract or futures contract, covenant not to compete, or other agreement which restricts such Credit Party’s ability to conduct its respective business as presently conducted, or could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

     (d)  No material purchase or other commitment (other than pursuant to the Operative Documents, the Management Agreements, and the Intercompany Services Agreement, dated February 1, 1997 (the “Nextel S.A. Intercompany Services Agreement”), between Nextel S.A. and NII)of such Credit Party is in excess of the normal ordinary and usual requirements of its respective business, or was made at any price in excess of the then current market price, or contains terms and conditions more onerous than those usual and customary in the applicable industry.

     Section 7.11. Security Documents. The Security Documents create in favor of the Collateral Agent (or the Creditor and the Indenture Trustee) legal, valid and, upon proper recording, registration or filing for those documents or instruments that require such filing, registration or recording, and possession for those security interests perfected by possession, perfected first security interests in the real and personal property of the Credit Parties other than (i) the Restricted Assets, and (ii) the Immaterial Assets. All filings, recordations, registrations and other actions necessary to perfect and protect such security interests have been duly effected or taken, and a perfected Lien on the Collateral other than the Restricted Assets and Immaterial Assets, prior and superior to all other Liens (except for Permitted Liens) has been created in favor of the Collateral Agent.

     Section 7.12. Judgments, Actions, Proceedings. Except as set forth on Schedule 7.12 hereto, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any of the Credit Parties after due inquiry, threatened against or affecting any of the Credit Parties (i) as to which an adverse determination could reasonably be expected and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or (ii) that involve any of the Operative Documents or the transactions contemplated thereby nor is there any reasonable basis for the institution of any such action or proceeding. There is no proceeding pending, or to the best of the Borrower’s, the Company’s or NII’s knowledge after due inquiry, threatened, which could rescind, terminate, modify or suspend any License in a Major Market Area which could reasonably be expected to have a material adverse effect on the ability of the Borrower, the Company and the Foreign Affiliates to achieve the Approved Business Plan for such Major Market Area.

     Section 7.13. No Defaults. No Default or Event of Default has occurred and is continuing. No Credit Party is in default under or with respect to (i) the iDEN Equipment and Services Agreements or any other System Document or (ii) any other agreement, lease or instrument to which any Credit Party is a party or by which it or its properties or assets may be bound which in the case of clause (ii) could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

     Section 7.14. Strikes. There are no strikes, work stoppages or controversies pending or threatened between any Credit Party and its employees, other than employee grievances; arising in the ordinary course of business which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

     Section 7.15. Sufficiency of System Documents. The services to be performed, the materials to be supplied and the property interests, easements (if any) and other rights granted to the Credit Parties pursuant to the System Documents or otherwise anticipated to be obtained by the Credit Parties in the ordinary course of business:

(i) will comprise all of the property interests necessary to secure any such right that is material to the construction, operation and maintenance of the System in the Major Market Areas in accordance with all Governmental Rules, the Licenses and as contemplated by the Operative Documents; and

(ii) will provide adequate ingress and egress to the real estate necessary in connection with the construction and operation of the System in the Major Market Areas.

     There are no services, materials or rights required for the construction, ownership and operation of the System in the Major Market Areas by the Borrower, the Company and the Foreign Affiliates in accordance with the Operative Documents other than (A) those granted by, or to be provided to the Credit Parties pursuant to, the Operative Documents or (B) those that can be reasonably expected to be commercially available.

     Section 7.16. Delivery of System Documents and Licenses. There has been delivered to the Creditor by NII a true and complete copy of each System Document (including all exhibits, schedules and documents referred to therein or delivered pursuant thereto, if any), each Governmental Approval granted in favor of the Borrower, the Company and each Foreign Affiliate and each License. Except as identified in the definition applicable to such System Document, none of the System Documents have been amended, modified or terminated, and all of the System Documents are in full force and effect.

     Section 7.17. Accuracy of Information. Each of the foregoing representations and warranties attributed to the Borrower, the Company, NII and each Foreign Affiliate and all information heretofore furnished by the Borrower, the Company, NII and each Foreign Affiliate to the Creditor for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower, the Company, NII and each Foreign Affiliate to the Creditor will be, true and accurate in all respects on the date of this Agreement, and as of the date on which such information is stated or certified; provided that, with respect to projected financial information, NII and the Company represent only that such information was prepared in good faith and based upon assumptions believed to be reasonable at the time. Each of NII, the Borrower, the Company and each Foreign Affiliate has disclosed to the Creditor in writing any and all facts which have or could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

     No representation or warranty of the Borrower, the Company or NII herein, and no certification, document or statement furnished or to be furnished to Creditor contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements of fact contained herein not misleading.

     Section 7.18. Business. None of the Borrower, the Company or any Foreign Affiliate has (i) on and after February 1, 1997, conducted any business other than relating to the development, financing, construction, ownership and maintenance of the System or the Telecommunications Business, or (ii) prior to February 1, 1997, conducted any business which could reasonably be expected to have a Material Adverse Effect on the Collateral owned by the Company or its Subsidiaries.

     Section 7.19. Survival of Representations and Warranties. Each of the representations and warranties set forth in Section 7 hereof (subject, in the case of NII, to the provisions of Section 12.11 hereof) shall be deemed repeated on (a) the date of each Advance, (b) the first day of each Interest Period, and (c) each date upon which the audited or unaudited (as applicable) financial statements of the Borrower, the Company and NII are delivered to the Creditor pursuant to Section 8.02 or 8.03 (as applicable) (or, if earlier, such date upon which such statements are required to be delivered under which sections), as fully as if made on each such date with respect to the circumstances of the relevant Credit Party existing at such time; provided that the representations and warranties set forth in subsections 7.05(a), (b) and (c) hereof as to the financial statements of the Borrower, the Company and NII shall be deemed a reference to the audited and unaudited financial statements of the Borrower, the Company and NII most recently delivered to the Creditor pursuant to Sections 8.02 and 8.03 hereof.

     Section 7.20. ERISA.

     (a)  No Credit Party is a participating employer in: (i) any Plan under which more than one unrelated employer makes contributions as described in Section 4063 and 4064 of ERISA, or (ii) a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     (b)  Subject to the first paragraph of Section 7, all references to a Credit Party in this Section 7.20 or in any other Section of this Agreement relating to ERISA (other than references relating to the knowledge or awareness of the Borrower, the Company, NII and Nextel S.A.) shall be deemed to refer to such Credit Party and all other entities that are part of a Controlled Group as of the relevant date.

     Section 7.21. Regulation. As a result of the Creditor’s participation in the transaction contemplated by this Agreement and the other Credit Documents (but without consideration of any of the Creditor’s other activities, including, without limitation, the Creditor’s execution and delivery of, and performance of its obligations under, the Credit Documents and enforcement of its rights and remedies thereunder:

(a) The Creditor will not be subject to regulation under any Governmental Authority in Brazil.

(b) The Creditor will not be subject to regulation as a “bank” by any Governmental Authority in the United States of America.

     Section 7.22. Use of Proceeds. No part of the proceeds received by any Credit Party from the Advances will be used directly or indirectly for (a) any purpose other than as is set forth in Section 2.06 hereof, or (b) the purpose of purchasing or carrying, or for payment in full or in part of Indebtedness that was incurred for the purposes of purchasing or carrying, any margin stock (within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System).

     Section 7.23. Investment Company. Neither the Borrower, the Company nor NII is an “Investment Company” within the meaning of the Investment Company Act of 1935.

     Section 7.24. Bank Accounts. Schedule 7.24 hereto is a complete and accurate list of all bank accounts maintained by the Borrower, the Company and each of the Foreign Affiliates with any bank or financial institution.

     Section 7.25. Inactive Foreign Affiliates. None of the Majority-Owned Foreign Affiliates own assets having a value in excess of $25,000, other than Nextel S.A. and the Borrower. For purposes of this Section 7.25, value shall be determined by using the lesser of (x) book value and (y) fair market value.

     Section 7.26. Construction of the System. The Company has constructed the System in Rio de Janeiro and São Paulo as required and permitted pursuant to the Licenses.

     Section 7.27. Guarantees and Security Documents The Borrower represents and warrants on behalf of the Persons listed on Schedules 5.01 and 6.01 for the purposes of the Guarantees and the other agreements executed pursuant to Section 6 by such Persons, the representations and warranties attributable to such Person contained in Section 7.02(a), 7.02(b), 7.03(a)(i), 7.03(a)(iv), 7.03(b), 7.04 and 7.11 are true and correct.

     Section 7.28. Lease Agreements. Schedule 7.28 hereto lists all Leases of the Borrower and all Lease Assignment Agreements with respect to such Leases in effect as of the date hereof.

     SECTION 8. AFFIRMATIVE COVENANTS

     Until the payment in full of the Advances, any interest due thereon and all other amounts due hereunder, and so long as this Agreement remains in effect, each Credit Party covenants and agrees that, unless the Creditor shall otherwise consent in writing, it shall comply in all respects with each of the following covenants and agreements attributed to it.

     In addition, each of the Borrower, NII and the Company agrees to cause each Foreign Affiliate to comply in all respects with each covenant and agreement set forth below and attributed to such Foreign Affiliate.

     Section 8.01. Performance of Obligations.

     (a)  Each of the Borrower, the Company, NII and the Foreign Affiliates shall punctually pay all amounts due by it under each of the Credit Documents relating to the Obligations at the times, on the dates and in the places specified therein, and shall timely perform all of its other obligations, undertakings and covenants under each of the Credit Documents to the extent relating to the Obligations.

     (b)  Each of the Borrower, NII, the Company and the Foreign Affiliates shall punctually pay all its respective Indebtedness and shall perform all its respective contractual obligations (except those being diligently contested in good faith by appropriate proceedings) promptly pursuant to agreements to which it is a party or by which it is bound at all times during the term of this Agreement.

     (c)  Each of the Borrower, NII, the Company and the Foreign Affiliates shall pay and discharge all taxes, assessments and governmental charges levied upon it or against any of its respective properties or assets prior to the date after which penalties attach for failure to pay, except for such taxes, assessments and governmental charges that are being contested in good faith and so long as such Credit Party has established adequate reserves therefor on the books of such Credit Party in accordance with GAAP or as to which the aggregate amount of such taxes, assessments and governmental charges is less than two and one half million dollars ($2,500,000) (or seven and one half million dollars ($7,500,000 in the aggregate in the case of NII, the Company, the Borrower and the Foreign Affiliates) and the nonpayment of which could not reasonably be expected to have a Material Adverse Effect under the circumstances. Each of the Borrower, NII, the Company and the Foreign Affiliates shall make timely filings of all tax returns and material governmental reports required to be filed or submitted by any of them under any applicable laws or regulations. If any such Person pays any tax or charge as provided herein or makes any deductions or withholdings from amounts paid hereunder, the Borrower, the Company or NII shall promptly forward to the Creditor official receipts or other evidence acceptable to the Creditor establishing payment of such amounts.

     Section 8.02. Annual Financial Statements.

     (a)  As soon as available, but not later than 120 days after the end of its fiscal year, the Company shall deliver to the Creditor a copy of the consolidated annual financial statements of the Company and its Subsidiaries (including, without limitation, its balance sheet, statement of income, statement of changes in stockholders’ equity and statement of cash flows and related earnings for such fiscal year with related notes specifying significant accounting practices and their impact on such financial statements and with related schedules) as at and for the fiscal year then ended, audited and certified by Deloitte & Touche LLP or other internationally recognized independent certified public accountants of recognized standing selected by the Company, without material exception or qualification and prepared in accordance with GAAP. In addition, the principal financial officers of the Borrower, the Company and of NII shall jointly deliver a certificate stating that at the date of such certificate (i) in respect of NII, the Borrower, the Company and the Foreign Affiliates, no Default or Event of Default has occurred and is continuing, or if such Default or an Event of Default has occurred and is continuing, with a reasonably detailed description thereof and the actions the Borrower or the Company is taking with respect thereto, and (ii) there is no litigation, initiated or filed by or against NII, the Borrower, the Company or the Foreign Affiliates, and, except for Permitted Liens, no Lien against any of the Collateral has been created, voluntarily or by operation of law, or if there is any such litigation or Lien, a description thereof and the actions the Borrower or the Company or any such other Credit Party, as the case may be, is taking with respect thereto. In addition, the foregoing certificate shall set forth in reasonable detail the calculations required to establish that the financial covenants set forth in Section 8.15 hereof have been complied with. In addition, the chief financial officer of NII shall deliver an updated Invested Capital Schedule in the form of Exhibit D hereto reflecting updated figures for acquisition costs, capital expenditures and working capital advances made by NII or any equity investor on behalf of the Borrower, the Company or any Majority-Owned Foreign Affiliates and working capital advances made by NII to the Borrower, the Company or Nextel S.A. to the extent permitted hereunder.

     (b)  As soon as available, but not later than 120 days after the end of NII’s fiscal year, the Company shall deliver to the Creditor a copy of the consolidated annual financial statements of NII, the Company and its Subsidiaries including, at least, NII’s, the Company’s and its Subsidiaries’ consolidated balance sheet, consolidated statement of income, statement of changes in stockholders’ equity and statement of cash flows and retained earnings for the fiscal year then ended of NII with related notes specifying significant accounting practices and their impact on such financial statements and with related schedules as at and for the fiscal year then ended, audited and certified by Deloitte & Touche LLP or other internationally recognized independent certified public accountants of recognized standing selected by NII, without material exception or qualification and prepared in accordance with GAAP. The foregoing financial statements shall be accompanied by a certificate of the Company’s or NII’s principal financial officer setting forth in reasonable detail each of the calculations required to establish compliance with the financial covenants set forth in Section 8.15 hereto, which certificate shall include a representation that each such calculation (including, without limitation, any such calculations made pursuant to any Schedule to this Agreement) (i) has been made in accordance with GAAP, (ii) is consistent with all relevant definitions set forth in this Agreement, and (iii) is consistent with the Company’s preparation of the Approved Business Plan.

     Section 8.03. Quarterly Financial Statements.

     (a)  As soon as available but not later than 60 days after the end of each fiscal quarter occurring within its fiscal year (other than the fourth fiscal quarter), the Company shall deliver to the Creditor a copy of consolidated unaudited financial statements of the Company and its Subsidiaries for such quarterly period (including, without limitation, its balance sheet, statement of income, statement of changes in stockholders’ equity and statement of cash flows and related earnings, for such quarter) which shall be certified as having been prepared in accordance with GAAP by the principal financial officer of the Company. In addition, the chief financial officers of each of the Borrower, NII and the Company shall jointly deliver a certificate stating that at the date of such certificate (i) in respect of NII, the Borrower, the Company and any Foreign Affiliate, no Default or Event of Default has occurred and is continuing, or if such Default or an Event of Default has occurred and is continuing, with a reasonably detailed description thereof and the actions being undertaken by the Company with respect thereto, and (ii) there is no litigation initiated or filed by or against the Borrower, NII, the Company or any Foreign Affiliate, and except for Permitted Liens, no Lien against any of the Collateral has been created, voluntarily or by operation of law, or if there is any such litigation or Lien, a description thereof and the actions the Borrower, the Company or any other such Credit Party as the case may be, is taking with respect thereto. In addition, the foregoing certificate shall set forth in reasonable detail the calculations required to establish that the financial covenants set forth in Section 8.15 hereof have been satisfied. In addition, the chief financial officer of NII shall deliver an updated Invested Capital Schedule in the form of Exhibit D hereto reflecting updated figures for acquisition costs, capital expenditures and working capital advances made by NII or any equity investor on behalf of the Borrower, the Company or any Majority-Owned Foreign Affiliates and working capital advances made by NII to the Borrower, the Company, Nextel S.A. to the extent permitted hereunder.

     (b)  As soon as available but not later than 60 days after the end of each fiscal quarter occurring within its fiscal year (other than the fourth fiscal quarter), the Company shall deliver to the Creditor a copy of consolidated unaudited financial statements of NII and the Subsidiaries for such quarterly period (including, without limitation, its consolidated balance sheet, consolidated statement of income, statement of changes in stockholders’ equity and statement of cash flows and related earnings, for such quarter) which shall be certified as having been prepared in accordance with GAAP by the principal financial officer of NII. The foregoing financial statements shall be accompanied by a certificate of the Company’s or NII’s principal financial officer setting forth in reasonable detail each of the calculations required to establish compliance with the financial covenants set forth in Section 8.15 hereto, which certificate shall include a representation that each such calculation (including, without limitation, any such calculations made pursuant to any Schedule to this Agreement) (i) has been made in accordance with GAAP, (ii) is consistent with all relevant definitions set forth in this Agreement, and (iii) is consistent with the Company’s preparation of the Approved Business Plan.

     Section 8.04. Other Information.

     (a)  Promptly upon their becoming available, the Company and NII shall deliver to the Creditor copies of all material notices or material documents given or received by any Credit Party pursuant to any of the System Documents.

     (b)  From time to time, the Borrower, the Company and NII shall deliver to the Creditor, such other information regarding the business of the Borrower, the Company, NII, the Foreign Affiliates, the System or the Telecommunications Business as the Creditor may reasonably request.

     (c)  As soon as available, but, in any event, within sixty (60) days after the end of each fiscal quarter of the Company and the Borrower, a copy of a management report, which shall contain to the extent pertinent for such period (i) statistical information regarding Subscriber load and number of Subscribers lost (including, without limitation, average Subscriber load for each applicable quarter and Subscriber load as of the end of such quarter), (ii) revenue per Subscriber and usage (including, without limitation, dispatch, interconnect and other minutes billed, and basic charges), (iii) management and marketing fees billed, (iv) any changes and updates from the last management report delivered to the Creditor under Section 8.04(c) of the First Amended EFA regarding (A) the network installation progress including, without limitation, cities in Brazil served by the iDEN network, and a list specifying each new License, the channels which such License controls (and in which cities), any modification to any License, and the expiration date of such License and the renewal dates as provided by applicable telecommunications law), and (B) the iDEN network operation benchmarks (as prepared by the management of the Company), such management report to be certified by an Authorized Officer of the Company and the Borrower.

     (d)  The Company and the Borrower shall, (i) no less than ten (10) days in advance of the beginning of each calendar year of the Company and the Borrower, adopt and deliver to the Creditor a preliminary Approved Business Plan setting forth in detail an annual budget for the ensuing year and (ii) by February 28th of each year, an Approved Business Plan setting forth in detail an annual budget for such year which shall include the foreign exchange rate to be utilized in such year’s covenant calculations. If for any reason the Company or the Borrower shall not have adopted a preliminary Approved Business Plan for the ensuing year before the beginning of the fiscal year or fails to deliver such new Approved Business Plan at least ten (10) days in advance of the beginning of such fiscal year, the Approved Business Plan for the preceding year shall, until ten (10) days after delivery of such preliminary Approved Business Plan for the ensuing year to the Creditor, be deemed to be in full force and effect as the Approved Business Plan. If for any reason the Company or the Borrower shall not have adopted a final Approved Business Plan for the then current year before February 15th of such year, the Approved Business Plan for the preceding year shall, until ten (10) days after delivery of such final Approved Business Plan for such year to the Creditor, be deemed to be in full force and effect as the Approved Business Plan. Thereafter (but not more frequently than quarterly in any calendar year), if there is a breach by the Company or the Borrower of any of the financial covenants set forth in Section 8.15 of this Agreement or at the request of the Creditor when an Event of Default has occurred and is continuing, the Company or the Borrower shall promptly adopt and deliver to the Creditor an amended Approved Business Plan. Each such Approved Business Plan shall identify the quarterly expenditures and investments for the following major matters: ongoing development, operations, maintenance, financing, acquisition and expansion of System and the Telecommunications Business. Each Approved Business Plan shall be accompanied by a statement of the chief financial officer of the Company to the effect that the items set forth therein are reasonable estimates for the period covered thereby.

     (e)  Promptly upon the execution and delivery thereof, copies of all interconnect agreements with local exchange carriers and long distance carriers of each city in Brazil in which any Credit Party currently provides, or in the future will provide, services.

     (f)  The Company and the Borrower shall provide, or shall cause to be provided to, the Creditor a monthly report summarizing the balance in the Foreign Resident Account and each of the accounts referred to in the Security Deposit Agreements including a description of all deposits and disbursements therefrom. The Company and the Borrower shall provide, or shall cause to be provided to, the Creditor a quarterly report summarizing the balance of each of the Borrower’s and the Foreign Affiliates’ respective bank accounts including a description of all deposits and disbursements therefrom.

     (g)  From time to time, the Company, the Borrower and NII shall deliver to each Political Risk Insurer, such information regarding the Conditional Sale Agreements and the transactions contemplated thereby and such other information regarding the business of the Company, the Foreign Affiliates, the System or the Telecommunications Business as such Political Risk Insurer may reasonably request.

     (h)  Together with each report required under Section 8.02(a) or Section 8.03(a), the principal financial officer of each of the Borrower, the Company and NII shall jointly execute and deliver an updated Collateral Report.

     (i)  The Company, NII and the Borrower shall inform the Creditor of any assessment, lawsuit or claim with any administrative or judicial court or judge involving Nextel S.A. or the Borrower pursuant to which the offering of guaranty or deposit of funds is or may be required, as well as of any other matter of legal action that may represent a potential bankruptcy claim (provided such bankruptcy claim is in excess of $100,000 United States dollars) of any third party or that may represent the failure of the Borrower or Nextel S.A. to obtain tax certificates required for the Borrower or Nextel S.A. to do business with any government entity, within 10 business days counted from the date of receipt by Nextel S.A. or the Borrower of any initial notice regarding said lawsuit or claim or assessment;

     (j)  Together with each report required under Section 8.02 or Section 8.03, the Borrower and Nextel S.A. shall deliver to the Creditor an officer’s certificate signed by the Authorized Officers and the general counsel of the Borrower and Nextel S.A. stating that (i) there exists no lawsuit or claim before any administrative or judicial court or judge (whether or not involving tax matters) involving the Borrower or Nextel S.A. where the obligation to provide a guaranty or to deposit funds is not fully complied with and (ii) the Borrower and Nextel S.A. and their Affiliates all have tax certificates required for them to do business with any government entity; and (iii) the Borrower and Nextel S.A. shall further make available to the Creditor and its advisors, the reports from outside counsel and auditors of the Borrower and Nextel S.A. related to the information contained in such statement.

     (k)  NII Cayman shall furnish to the Collateral Agent, ninety days after the date hereof and on each anniversary of the date hereof, one or more opinions of counsel addressing the granting and perfection of security interests, in forms substantially similar to the forms of opinions delivered on the date hereof, but updated to the date of delivery of such opinion.

     Section 8.05. Access to Books; Inspections.

     (a)  Each of the Borrower, the Company and NII (with respect to its Brazilian operations) shall permit the Creditor and each of the Political Risk Insurers and their respective representatives, at all reasonable times, but prior to an Event of Default at the Creditor’s or such Political Risk Insurer’s (as appropriate) own expense and with prior written notice to the Company and the relevant other Credit Parties, and after an Event of Default at the expense of the Borrower, the Company and NII and each Foreign Affiliate, to inspect the facilities, activities, books of account and records of the Borrower, the Company and the other Credit Parties and make copies thereof, and shall cause its representatives, employees and accountants to give their full cooperation and assistance in connection with any such visits of inspection or any financial conferences called by the Creditor or such Political Risk Insurer. The Company shall promptly supply to the Creditor or a Political Risk Insurer (as appropriate) copies of any reports on its or the Borrower’s or NII’s (with respect to its Brazilian operations) or any Foreign Affiliate’s business and activities which are publicly distributed, and will give notice of and make available to the Creditor or a Political Risk Insurer (as appropriate) copies of any other reports on its or the Borrower’s or NII’s (with respect to its Brazilian operations) or any Foreign Affiliate activities and reports made to the government, or any governmental agency or council as the Creditor or such Political Risk Insurer may from time to time reasonably request. Each of the Company and NII shall also make available such further information concerning its, the Borrower’s NII’s or any other Foreign Affiliate’s business and affairs in Brazil as the Creditor or any Political Risk Insurer may from time to time reasonably request.

     (b)  Each Credit Party shall maintain an adequate accounting system, including books, accounts and records, prepare all financial statements required hereunder in accordance with GAAP, consistently applied, and in compliance with the regulations of any governmental regulatory body having jurisdiction thereof.

     Section 8.06. Governmental Approvals. Each of the Borrower, NII, the Company and the Foreign Affiliates shall promptly from time to time obtain or cause to be obtained all Governmental Approvals as shall now or hereafter be necessary (i) to import the equipment pursuant to the Conditional Sale Agreements including, without limitation, the registration of the Conditional Sale Agreements with the Brazilian Central Bank and any other registration required by the Brazilian Central Bank, (ii) as is customary for the construction, ownership, completion, operation and maintenance of the System and the Telecommunications Business and as contemplated by the System Documents (except where failure to obtain could not reasonably be expected to have a Material Adverse Effect), and (iii) for the grant of the assignments and security interests granted by the Security Documents or the validity and enforceability thereof or for the perfection of or the exercise by the Creditor of its rights and remedies thereunder. Such Person shall promptly furnish to the Creditor copies of all such Governmental Approvals.

     Section 8.07. Insurance.

     (a)  Business Insurance. The Borrower shall (i) maintain or cause to be maintained, to the extent available on commercially reasonable terms, in full force and effect at all times on and after the Original Closing Date and continuing until the Maturity Date, with responsible insurance companies having a Best Insurance Reports rating of “A-” or better and a financial size category of “IX” or higher (and other companies reasonably acceptable to the Creditor) such insurance on such of its properties, in such amounts and against such risks and with such deductibles and other terms as is set forth on Schedule 8.07(a) hereto, (ii) file with the Creditor no more than 7 days after each policy anniversary, certificates of all insurance then in effect, stating the names of the insurance companies, the amounts of the insurance, the dates of the expiration thereof and the properties and risks covered thereby and specifically listing the special provisions enumerated for such insurance required by this Section 8.07 and indicating the Collateral Agent or sub collateral agent, on behalf of the Creditor and the Indenture Trustee as an additional insureds under the policies, and (iii) obtain such additional insurance, to the extent available on commercially reasonable terms, as the Creditor may reasonably request to cover risks not foreseen prior to the Original Closing Date. The certificates of insurance referred to in clause (ii) hereof shall be executed by an authorized representative of each insurer. Upon request, the Borrower will promptly furnish the Creditor with evidence of such insurance relating to the System and the Telecommunications Business.

     (b)  Political Risk Insurance. The Company shall maintain or cause to be maintained with OPIC and AIG (or any other Political Risk Insurer reasonably acceptable to the Creditor) Political Risk Insurance in the amounts set forth on Schedule 8.07(b) hereto. The Company shall pay all costs and premiums in connection with the Political Risk Insurance.

     Section 8.08. Continuance of Business. Each of the Borrower, NII, the Company and the Foreign Affiliates shall maintain their respective corporate existence, rights, licenses and privileges in good standing under and in compliance with all applicable laws and regulations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and shall maintain, subject to the provisions of Section 9.05 hereof, the present character of its respective business. Each of the Borrower, the Company and the Foreign Affiliates shall conduct its respective business substantially within the scope provided in the Licenses (or as otherwise contemplated in the Approved Business Plan)

and in material compliance with applicable laws and regulations binding on it or its operations or assets except those laws and regulations that are being contested in good faith by appropriate proceedings and as to which such noncompliance could not reasonably be expected to have a Material Adverse Effect.

     Section 8.09. Maintenance and Repairs. Each of the Borrower, the Company and the Foreign Affiliates shall conduct its respective business in a manner consistent with prudent industry standards, keep all its respective material assets and properties in good working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereof so that the business carried on in connection therewith may be properly and prudently conducted at all times.

     Section 8.10. Compliance with Law.

     (a)  Each of the Borrower, NII, the Company and the Foreign Affiliates shall comply with the requirements of all applicable Governmental Rules except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. In particular, and without application of any materiality standard, each such Person agrees that its activities in connection with the System and the Telecommunications Business shall be conducted in full compliance under the United States Foreign Corrupt Practices Act and any other applicable law dealing with improper or illegal payments, gifts or gratuities. Promptly upon request, but no later than 15 days after such request, each of the Borrower, the Company and NII shall provide the Creditor with certification to the effect that neither it nor any of its Subsidiaries has made any payments, directly or indirectly, in violation of the foregoing agreement. Notwithstanding the foregoing, the covenants contained in this Section 8.10 shall not be deemed to have been violated to the extent any failure to comply with any Governmental Rules or any other requirement of this Section 8.10 is attributable to the assumption that no part of the funds used by the Creditor to make or hold the Advances constitutes, directly and indirectly, the assets of an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, or a “plan,” within the meaning of Section 4975(e)(1) of the Code being false or incorrect. Each Credit Party warrants and represents that since the merger with Wireless it has not taken any action, or failed to take any action, with respect to the System or the Telecommunications Business if that act or failure to act would have violated this Section 8.10. NII and the Company warrant and represent that prior to the merger with Wireless, NII and the Company conducted reasonable due diligence of Wireless and its Subsidiaries and in connection therewith nothing came to their attention or led them to believe that the activities of Wireless or any officers, directors or agents thereof could be construed as violations of the United States Foreign Corrupt Practices Act of Wireless and its Subsidiaries if they had been wholly owned Subsidiaries of NII at the time of such activities. To the extent the warranties and representations contained in this Section 8.10(a) relate to any Governmental Rule, including, but not limited to, the United States Foreign Corrupt Practices Act, related to an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, or a “plan,” within the meaning of Section 4975(e)(1) of the Code, such warranties and representations are made assuming that no part of the funds used by the Creditor to make or hold the Advances constitutes, directly and indirectly, the assets of an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, or a “plan,” within the meaning of Section 4975(e)(1) of the Code.

     (b)  Notwithstanding anything in the foregoing paragraph (a) or in this Agreement to the contrary, the Company and NII shall keep the System and the assets of the Telecommunications Business free of any Lien imposed pursuant to any Environmental Law, and will pay or cause to be paid when due any and all costs in connection with the foregoing (except where the same are being contested in good faith by proper procedures and as to which either (x) adequate reserves have been established in accordance with GAAP on the books of such Person or (y) nonpayment of which could not reasonably be expected to result in liability in excess of $100,000 and could not reasonably be expected to have a Material Adverse Effect), including without limitation the cost of identifying the nature and extent of the presence of any Materials of Environmental Concern in, on or from the System and the assets of the Telecommunications Business or on any real property owned or leased by the Borrower, the Company or any Foreign Affiliate or any real property which is subject to any mortgage securing directly or indirectly all or any part of the Advances, and the cost of delineation, removal, treatment and disposal of any such Materials of Environmental Concern. If the Company or NII fails to do any of the foregoing, then (i) after the occurrence of an Event of Default related thereto which is continuing under this Agreement or (ii) in the event the Creditor sustains any liability, loss, cost, damage or expense (including reasonable attorneys’ fees and expenses) arising out of the presence of Materials of Environmental Concern in, on or about, or resulting from, the System, the assets of the Telecommunications Business or the Collateral, the Creditor may cause the System, the assets of the Telecommunications Business or the Collateral to be freed (by removal or otherwise) from such Materials of Environmental Concern, and the cost of such action (including reasonable attorneys, consultants’ and laboratories’ fees and expenses) shall be added to the Obligations of the Borrower pursuant to this Agreement and secured by the Security Documents. The Borrower, NII, the Company and each Foreign Affiliate will give to the Creditor and its agents and employees reasonable access to the System, the assets of the Telecommunications Business and the Collateral to effect the foregoing, including, without limitation, following such failure the periodic conduct of an environmental audit, the cost of such audit to be paid by the Borrower, to ensure compliance with this Section 8.10.

     (c)  None of the Company, the Borrower or the Foreign Affiliates shall use the System, the Telecommunications Business or any of their real property to generate, manufacture, refine, produce, treat, store, handle, dispose of, transfer, process or transport Materials of Environmental Concern other than in compliance with Environmental Laws.

     (d)  Each of the Company, the Borrower and the Foreign Affiliates will notify the Creditor promptly upon its receipt of any notice or advice from any Governmental Authority or in writing from any other source with respect to Materials of Environmental Concern on, from or affecting the System or the Telecommunications Business. Each such Person will also make available for inspection by the Creditor and its agents and employees, accurate and complete records of all investigations, studies, sampling and testing conducted, and any and all remedial actions taken, by the Company, the Borrower and any Foreign Affiliate or, to the knowledge of and to the extent obtained by, the Company, the Borrower or NII, any Governmental Authority or other Person in respect of Materials of Environmental Concern on or affecting the System or the Telecommunications Business.

     (e)  Neither the Company, Nextel S.A. nor the Borrower shall take any action to prevent its employees from lawfully exercising their right of free association and their right to organize and bargain collectively. The Company, Nextel S.A. and the Borrower further agree to observe applicable laws relating to a minimum age for employment of children, acceptable conditions of work with respect to minimum wages, hours of work and occupational health and safety, and not to use forced labor. Additionally, the Company, Nextel S.A. and the Borrower agree to take action to assure that employees shall be permitted to remove themselves from dangerous work situations without jeopardy to their continued employment, and that no children under the age of fifteen (15) years of age will be employed for the System or the Telecommunications Business. The Company, Nextel S.A. and the Borrower are not responsible under this Section 8.10 for the actions of a Governmental Authority.

     Section 8.11. Notices. Each of the Borrower, the Company and NII (as applicable) shall promptly, but in no event later ten (10) Business Days (unless otherwise indicated below) after the occurrence of the following events, give notice to the Creditor of the occurrence of any of the following:

(a) a Default or an Event of Default;

(b) a default by NII, the Company, the Borrower or any Foreign Affiliate under any System Document, together with a statement of action proposed to be taken by such Credit Party to cure such default;

(c) any (i) written claim, litigation, investigation or proceeding which arises at any time involving the Licenses in the Major Market Areas; (ii) written claim, litigation, investigation or proceeding which arises at any time involving any Credit Party which could reasonably be expected to have a Material Adverse Effect; (iii) the issuance by any court or governmental agency or authority of any injunction order, decision or other restraint prohibiting, or having the effect of prohibiting, the making of Advances hereunder, or invalidating, or having the effect of invalidating, any provision of this Agreement or any of the other Credit Documents, including but not limited to, provisions regarding the granting of security interests in the Collateral or the priority of such security interests, or the initiation of any litigation or similar proceeding seeking any such injunction, order, decision or other restraint; or (iv) any written challenge to the Licenses by any third party in the Major Market Areas;

(d) any development in the business or affairs of any of NII, the Borrower, the Company or any Foreign Affiliate which has resulted in or could reasonably be expected to result in a Material Adverse Effect;

(e) with thirty (30) days prior written notice thereof, the movement of any of the iDEN equipment outside of Brazil after delivery from a Motorola Entity;

(f) with thirty (30) days prior written notice thereof, the movement of the Company’s, the Borrower’s or any Foreign Affiliate’s principal place of business to any location other than as set forth in the Security Documents executed by such Person;

(g) within thirty (30) days of receipt thereof, any notice received by any of NII, the Company, the Borrower or any Foreign Affiliate from any other Governmental Authority regarding events which, if determined adversely, could reasonably be expected to have a Material Adverse Effect, including, without limitation, the rejection, termination or revocation or any License or Governmental Approval;

(h) any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) or other event of Force Majeure (as defined under Article 1058, first paragraph of Brazilian Code) which could reasonably be expected to have a Material Adverse Effect; and

(i) promptly, upon their becoming available (and the Company and NII becoming aware of their existence), copies of: (i) all correspondence with any representative of PBGC, the Secretary of Labor or the IRS with respect to any Plan, relating to an actual or threatened change or development that could reasonably be expected to have a Material Adverse Effect; and (ii) copies of any notices of Plan termination filed by any Plan Administrator (as those terms are used in ERISA) with the PBGC and of any notices from the PBGC to the Company with respect to the intent of the PBGC to institute involuntary termination proceedings where such termination could reasonably be expected to have a Material Adverse Effect.

     Each notice shall be accompanied by a statement of the principal financial officer of the Borrower or the Company (as applicable) setting forth details of the occurrence referred to therein and stating what action the Borrower and the Company propose to take with respect thereto.

     Section 8.12. Further Assurances.

     (a)  Each of NII, the Company, the Borrower and the Foreign Affiliates shall register or record each of the Credit Documents to which it is a party (or a copy thereof) required to be registered or recorded and execute and file and cause to be filed in such offices as shall be required or appropriate under any applicable Uniform Commercial Code or mortgage recording or other statute in any state or jurisdiction, and, in each such case, in such manner and form as the Creditor may reasonably require or as may be necessary under applicable governmental laws, any financing statement, registration, mortgage or other instrument that may be necessary, or that the Creditor may reasonably request, in order to create, perfect, preserve, validate or satisfy the Liens granted to the Creditor pursuant to the Security Documents and shall pay (except to the extent resulting solely from an act or omission of the Creditor) all costs, charges and expenses of and incidental to the registration and recordation of the Credit Documents and the filing or recording of such financing statements, mortgages or other instruments; provided, that the foregoing obligations in this clause (a) shall not apply with respect to Liens on Immaterial Assets.

     (b)  To the extent and at such times as real estate is acquired by any of NII, the Borrower, the Company or any Foreign Affiliate, such Person shall promptly cause such real estate to be subjected to a Lien in favor of the Creditor and such Person will execute, deliver and register the necessary mortgages. The Borrower hereby agrees to mortgage the real property described in Schedule 8.12(b) attached hereto within 10 (ten) Business Days following the date the Borrower registers ownership of such property before a competent Real Estate Public Registry.

     (c)  To the extent and at such times as additional easements and rights-of-way are obtained by any of NII, the Borrower, the Company or any Foreign Affiliate, such Person shall promptly use good faith and commercially reasonable efforts to cause such easements and rights-of-way to be subjected to the Lien of the Security Documents, and such Person will cause the necessary amendments to be made in respect thereto.

     (d)  Each of NII, the Borrower, the Company and the Foreign Affiliates shall at all times and at such Person’s cost, warrant and defend its title in and to the Collateral attributed to it.

     (e)  To the extent and at such times as Leases are entered into from and after the Original Closing Date (other than Leases entered into in connection with Permitted Sale-Leaseback Transactions) by any of NII, the Borrower, the Company or any Foreign Affiliate, such Person shall, to the extent that such Lease may be assigned (provided that NII, the Borrower, the Company or such Foreign Affiliate shall have used good faith and commercially reasonable efforts to allow such Lease to be assigned), execute and deliver a Lease Assignment Agreement in the form of Exhibit M-2 to the Original EFA (incorporated herein by reference) in respect of such Lease in favor of the Creditor and register such Lease and the Lease Assignment Agreement. No Lease shall contain a provision that would result in a termination of such Lease or a modification of any material right or obligation thereunder upon a change in control of the lessee (including without limitation a change of control effectuated through any of the Security Documents). Each Credit Party agrees to give the Creditor notice of any non-compliance or default under any Lease within 10 Business Days of any such non-compliance or default and each Credit Party acknowledges its obligations to comply with all Leases as set forth in Section 8.01(b).

     Notwithstanding the foregoing, with respect to all Leases constituting Additional System Documents, either (x) (i) the language set forth on Exhibit G to the Original EFA (incorporated herein by reference) must be included in all such Leases, and (ii) a Lease Assignment Agreement in the form of Exhibit M-2 to the Original EFA (incorporated herein by reference) in respect of such Lease must be executed by the parties to such Lease in favor of the Creditor and such Lease Assignment Agreement must be properly registered (it being understood that, notwithstanding Section 9.14, no Consent to Assignments shall be required with respect to such Leases), or (y) (i) the Lease shall include a purchase option entitling the lessee to purchase all of the property subject to the Lease within one (1) year from the date such Lease was first entered into, (ii) the lessee shall exercise such purchase option as soon as such option is exercisable, and (iii) the property subject to such Lease shall be purchased by the lessee no later than one (1) year from the date such Lease was first entered into, and mortgaged to the Creditor as required under Section 8.12(b). Failure to comply with the foregoing within 15 Business Days following a written request by the Creditor (including compliance with the above provisions with respect to any Lease Assignment Agreements for existing Leases on the date hereof) shall be considered an Event of Default.

     (f)  To the extent and at such times Intellectual Property is acquired by the Borrower, the Company or any Foreign Affiliate, such Person shall execute and deliver to the Creditor a trademark assignment agreement in the form of Exhibit R to the Original EFA (incorporated herein by reference) and register such agreement.

     (g)  To the extent any Foreign Affiliate owns assets in excess of $10,000 or conducts any business operation, such Foreign Affiliate shall execute and deliver a Foreign Affiliate Security Agreement or amend existing agreements and take all actions required to create and perfect a first priority lien on the assets of such Foreign Affiliate to the extent any such assets had not been previously included as security pursuant to a Security Agreement.

     (h)  To the extent permitted by applicable law and at such times the Borrower, the Company or any Foreign Affiliate acquires or leases any phone lines after October 31, 1997 which interconnect with the land lines operated by Telebras, any other Governmental Authority or other phone company which phone lines are essential to the phone/interconnect operation of the System, the Company, the Borrower or such Foreign Affiliate shall cause such phone lines to be subjected to the Lien of the Security Documents and assign its interest in such interconnect agreement and such Person will cause the necessary amendments to be made in respect thereto. Section 8.13 hereof shall apply to all other phone lines owned or leased by the Company, the Borrower and the Foreign Affiliates.

     (i)  From time to time and at all times hereafter upon the reasonable request of the Creditor and (except to the extent are caused solely by a change in circumstance related to the Creditor) at the cost of the Borrower, the Borrower, the Company and NII shall execute and cause to be done and executed all such acts, deeds and assurances to perfect, preserve or protect the rights of the Creditor with respect to the Collateral as the Creditor may reasonably request.

     (j)  Each Person that is or becomes a Majority-Owned Foreign Affiliate shall have executed and delivered, or promptly after becoming a Majority-Owned Foreign Affiliate shall execute and deliver, a power of attorney to the Creditor, in form and substance reasonably satisfactory to Creditor, covering all Leases, System Documents, interconnect agreements and any other agreement that such Credit Party is or may in the future become a party to that relates to the System or Telecommunications Business (the “Covered Documents”). Such power of attorney shall grant the Creditor irrevocable authority upon the occurrence and continuation of an Event of Default to act on behalf of the applicable Credit Party with respect to any matter arising under any Covered Documents, including without limitation effectuating an assignment of any of the Covered Documents.

     Section 8.13. Restricted Assets. If during the term of this Agreement it becomes permissible and commercially practicable in the Creditor’s reasonable determination under applicable Governmental Rule to grant a lien on any Restricted Asset, the Borrower, the Company and NII will, and will cause each Foreign Affiliate (at their expense), to take all actions required to create and perfect a first priority lien on such Restricted Assets in favor of the

Creditor and deliver opinions relating to the security interests in such assets in form and substance satisfactory to the Creditor.

     Section 8.14. Maintenance of Licenses. Except to the extent loss of a License could not reasonably be expected to have a Material Adverse Effect, each of NII, the Borrower, the Company and the Foreign Affiliates shall: (i) comply with all the terms and conditions of the Licenses, preserve and maintain each License in full force and effect and shall not permit or suffer to exist any default under the Licenses; (ii) enforce and maintain all of its respective rights under such Licenses; and (iii) not permit or consent to the modification or waiver of any provision of the Licenses.

     Section 8.15. Financial Covenants. The Company and its Subsidiaries shall have or maintain, on a consolidated basis, at all times:

(a) a Fixed Charge Coverage Ratio (measured at the end of each fiscal quarter) of not less than 1.00:1.00 (the components of such Fixed Charge Coverage Ratio being calculated on a rolling four quarter basis as of such quarter end date; provided that for the fiscal quarters ending 03/31/03, 06/30/03, and 09/30/03, the components shall be measured for the periods commencing 01/01/03 and ending on such dates and such measurement shall be multiplied by four (in the case of the fiscal quarter ending 03/31/03), by two (in the case of the fiscal quarter ending 06/30/03) and by four thirds (in the case of fiscal quarter ending 09/30/03));

(b) EBITDA, measured at the end of each fiscal quarter period then ended (calculated on a rolling four quarter basis as of such quarter end date; provided that for the fiscal quarters ending 03/31/03, 06/30/03 and 09/30/03, EBITDA shall be measured for the periods commencing 01/01/03 and ending on such dates and such measurement shall be multiplied by four (in the case of the fiscal quarter ending 03/31/03), by two (in the case of the fiscal quarter ending 06/30/03) and by four thirds (in the case of fiscal quarter ending 09/30/03):)), of not less than the respective amounts set forth opposite each such date:

Date	EBITDA

(Figures in '000s)
March 31, 2003	$13,000
June 30, 2003	$14,000
September 30, 2003	$15,000
December 31, 2003	$16,000
March 31, 2004	$17,000
June 30, 2004	$18,000
September 30, 2004	$20,000
December 31, 2004	$21,000
March 31, 2005	$24,000
June 30, 2005	$26,000
September 30, 2005	$28,000

December 31, 2005	$30,000
March 31, 2006	$32,000
June 30, 2006	$35,000
September 30, 2006	$37,000
December 31, 2006	$40,000
March 31, 2007	$41,000
June 30, 2007	$42,000
September 30, 2007	$44,000
December 31, 2007	$46,000
March 31, 2008	$48,000
June 30, 2008	$50,000
September 30, 2008	$53,000
December 31, 2008	$56,000
March 31, 2009	$60,000
June 30, 2009	$63,000
September 30, 2009	$67,000
December 31, 2009	$71,000

(c) a ratio of Indebtedness to EBITDA as of the end of each quarterly period then ended of not greater than the ratios set forth opposite each such date (the components of such ratio of Indebtedness to EBITDA being calculated on a rolling four quarter basis as of such quarter end date; provided that for the fiscal quarters ending 03/31/03, 06/30/03 and 09/30/03, the components shall be measured for the periods commencing 01/01/03 and ending on such dates and such measurement shall be multiplied by four (in the case of the fiscal quarter ending 03/31/03), by two (in the case of the fiscal quarter ending 06/30/03) and by four thirds (in the case of fiscal quarter ending 09/30/03)) and it further being understood that for purposes of this ratio, Financing Method Obligations and Permitted Handset Obligations shall not be considered Indebtedness nor will any interest in respect thereof be added to determine EBITDA:

Indebtedness to
Date	EBITDA

March 31, 2003	7.69x
June 30, 2003	7.14x
September 30, 2003	6.67x
December 31, 2003	8.75x
March 31, 2004	8.24x
June 30, 2004	7.78x
September 30, 2004	7.00x
December 31, 2004	6.67x
March 31, 2005	5.83x
June 30, 2005	5.38x
September 30, 2005	5.00x
December 31, 2005	4.67x
March 31, 2006	4.38x

June 30, 2006	3.66x
September 30, 2006	3.46x
December 31, 2006	2.88x
March 31, 2007	2.80x
June 30, 2007	2.45x
September 30, 2007	2.34x
December 31, 2007	1.96x
March 31, 2008	1.88x
June 30, 2008	1.56x
September 30, 2008	1.47x
December 31, 2008	1.16x
March 31, 2009	1.08x
June 30, 2009	0.84x
September 30, 2009	0.79x
December 31, 2009	0.56x

(d) minimum Recurring Revenues as of the end of each quarterly period then ended and shall be not less than the respective amounts set forth opposite each such date (calculated on a rolling four quarter basis as of such quarter end date; provided that for the fiscal quarters ending 03/31/03, 06/30/03 and 09/30/03, Recurring Revenues shall be measured for the periods commencing 01/01/03 and ending on such dates and such measurement shall be multiplied by four (in the case of the fiscal quarter ending 03/31/03), by two (in the case of the fiscal quarter ending 06/30/03) and by four thirds (in the case of fiscal quarter ending 09/30/03)):

Recurring Revenues
Date	(Less Bad Debt)

(Figures in '000s)
March 31, 2003	$134,000
June 30, 2003	$138,000
September 30, 2003	$140,000
December 31, 2003	$145,000
March 31, 2004	$147,000
June 30, 2004	$149,000
September 30, 2004	$151,000
December 31, 2004	$153,000
March 31, 2005	$156,000
June 30, 2005	$158,000
September 30, 2005	$160,000
December 31, 2005	$163,000
March 31, 2006	$165,000
June 30, 2006	$168,000
September 30, 2006	$171,000
December 31, 2006	$173,000

March 31, 2007	$176,000
June 30, 2007	$180,000
September 30, 2007	$184,000
December 31, 2007	$188,000
March 31, 2008	$193,000
June 30, 2008	$199,000
September 30, 2008	$204,000
December 31, 2008	$210,000
March 31, 2009	$217,000
June 30, 2009	$224,000
September 30, 2009	$231,000
December 31, 2009	$239,000

(e) a minimum number of Subscribers, as at the end of each quarterly period then ended, of not less than the number of Subscribers set forth opposite each such date:

Date	Subscribers

December 31, 2002	365,000
March 31, 2003	359,000
June 30, 2003	360,000
September 30, 2003	362,000
December 31, 2003	363,000
March 31, 2004	364,000
June 30, 2004	367,000
September 30, 2004	371,000
December 31, 2004	374,000
March 31, 2005	377,000
June 30, 2005	381,000
September 30, 2005	384,000
December 31, 2005	387,000
March 31, 2006	390,000
June 30, 2006	395,000
September 30, 2006	399,000
December 31, 2006	403,000
March 31, 2007	406,000
June 30, 2007	415,000
September 30, 2007	424,000
December 31, 2007	432,000
March 31, 2008	439,000
June 30, 2008	452,000
September 30, 2008	463,000
December 31, 2008	474,000
March 31, 2009	484,000
June 30, 2009	499,000

September 30, 2009	514,000
December 31,2009	527,000

(f) Compliance with all Financial Covenants shall be based upon the fixed foreign exchange rate as utilized in the most current version of the Approved Business Plan at the time of measurement.

(g) All Financial Covenants described in this Section 8.15 are subject to amendment and revision as may be contemplated by any revisions or amendments to the Approved Business Plan.

     Section 8.16. Adult Content. None of the Borrower, the Company, Nextel S.A. and the Foreign Affiliates shall enter into any arrangement, contractual or otherwise permitting the use of the assets of the System for the provision of services marketed as telecommunications offering sexually explicit adult content.

     Section 8.17. Translation and Registration. The Borrower shall, at its exclusive expense, translate this Agreement into Portuguese and carry out the registration of this Agreement at the proper register of deeds and documents within 20 days from the date of execution. The Creditor shall be entitled to comment on the translation prior to registration and in case of inconsistency of the translation with the English version, the parties shall interpret the translation based upon the English version.

     Section 8.18. Foreign Resident Account. The Company shall continue to maintain the credits of the Foreign Resident Account pledged for the benefit of the Creditor subject to the Security Agreement executed by the Company and shall have granted the Creditor continuing control of such account in a manner reasonably acceptable to the Creditor, including the execution of a Bank Account Control Agreement for such account.

     Section 8.19. Update of Security Documents. Concurrently with the delivery by the Company of the quarterly financial statements pursuant to Section 8.03 (or, in the case of the fourth fiscal quarter, the delivery by the Company of the annual financial statements under Section 8.02), the following actions shall be taken:

(i) an Authorized Officer of each of the Borrower, the Company and the Majority-Owned Foreign Affiliates shall deliver a list of all of the assets of such Credit Party along with a certificate of an Authorized Officer of such Credit Party certifying as to the completeness and accuracy thereof;

(ii) an Authorized Officer of NII shall provide a list of the shareholdings or quotaholdings of record of the Borrower, the Company and the Foreign Affiliates;

(iii) each of the Borrower, the Company, NII (in connection with its Pledge Agreement and Security Agreement) and the Majority-Owned Foreign Affiliates shall have amended its respective Security Documents or execute additional documents or agreements as may be requested by the Collateral Agent (or sub-collateral agent) as necessary to cover all personal and real property and fixtures or credits or any other assets acquired since the Original Closing Date (to the extent the same is not already covered by the Security Documents) and shall have made all necessary registrations, filings and recordings in order to create a first priority Lien in favor of the Collateral Agent (or of the Creditor for the Security Documents subject to Brazilian law) in such after acquired property, assets or rights, all in accordance with the provisions of the Security Documents (except as otherwise expressly provided herein) and the Intercreditor Agreement and each such Person shall deliver to the Creditor copies of all such amendments made to its Security Documents in respect of after acquired property, or shall execute additional agreements or documents as may be requested in writing by the Collateral Agent (or sub-collateral agent) in order to perfect the Liens on any such assets, properties, credits and rights, regardless of whether any such Liens were created or perfected prior to such date.

     Section 8.20. NII Covenants under MEFA. NII shall comply with all the covenants applicable to it under Section 9 of the MEFA as in effect on the Closing Date.

     Section 8.21. Trademark Agreement. The Company shall comply with the terms and conditions of the Trademark Agreement.

     Section 8.22. Disposition of Certain Assets. The following entities will be sold by November 30, 2002 or dissolved within 90 (ninety) days following the Closing Date hereof:

Nextel International (Philippines), LLC
Nextel International (Japan), Ltd.
Nextel International Asia Holdings Limited
East Holdings Limited
Emerald Investments, Inc.
Top Mega Enterprises, Limited
Gamboa Holdings, Inc.
Joyce Link Holdings, Ltd.
Nextel Communications Philippines, Inc.
Foodcamp Industries and Marketing, Inc.; and
Comercializadora Troncales

     To the extent any of the above entities have not been sold by November 30, 2002 or dissolved within 90 (ninety) days following the Closing Date, such entity (other than H — Telecom Ltda.) shall pledge all of its assets as additional security for this Agreement and the EFA in the same manner as the Persons listed on Schedule 6.1 including all supporting legal opinions to give effect thereto.

     Additionally, Nextel Chile shall have until 07/31/03 to close on a proposed joint venture with a Chilean telecommunications services provider. To the extent the joint venture is not closed by such date, Nextel Chile shall pledge all of its assets as additional security for this Agreement and the EFA in the same manner as the Persons listed on Schedule 6.1 including all supporting legal opinions to give effect thereto.

     Section 8.23. Bank Account Control Agreements. On or before the Closing Date, those Persons indicated on Schedule 6.01 responsible for executing Bank Account Control Agreements will have executed such agreements with the appropriate banking institution; provided that for the non-United States of America Persons on Schedule 6.1, such agreements shall be executed within 90 days of the Closing Date. After such 90 day period, it shall be an Event of Default hereunder if such Bank Account Control Agreements have not been completed with the appropriate banking institution. There shall be an additional 45 day cure period with respect to such Event of Default.

     Section 8.24. Location of Pledged Assets. Within 270 days following the Closing Date, the Borrower shall provide to the Creditor a list indicating the location in Brazil of each of the assets subject to the Security Agreement, and such list shall be updated quarterly together with additional quarterly reports provided hereunder.

     Section 8.25. Share Voting Agreements. Each of the Company and Airfone Holdings shall renew in writing the powers of attorney granted pursuant to terms of the Share Voting Agreements to which they are parties, every 350 days following the Closing Date until termination of this Agreement, the new MEFA and the Indenture, in a manner satisfactory to the Benefited Parties.

     SECTION 9. NEGATIVE COVENANTS

     Until the payment in full of the Advances, any interest due thereon and all other amounts due hereunder, and so long as this Agreement remains in effect, each signatory Credit Party covenants and agrees that, unless the Creditor shall otherwise consent to it in writing, it shall comply in all respects with each of the following covenants and agreements attributed to it. In addition, each of NII, the Borrower and the Company agrees to cause each Foreign Affiliate to comply in all respects with each covenant and agreement set forth below and attributed to such Foreign Affiliate.

     Section 9.01. Indebtedness. None of the Borrower, the Company or any Foreign Affiliate shall, at any time, incur, create, assume or suffer to exist any Indebtedness (howsoever incurred, created, assumed or existing, directly or indirectly) other than Permitted Indebtedness.

     Section 9.02. Guarantees. None of the Borrower, the Company or any Foreign Affiliate shall assume, endorse, be or become liable for, or guarantee, the obligations of any Person (other than the Guarantees, and the Guarantee executed by the Borrower for the obligations of the MEFA and the New Senior Notes), except (i) by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business, and (ii) in respect of the Permitted Indebtedness of the Borrower, the Company and the Majority-Owned Foreign Affiliates. For the purposes hereof, the term “guarantee” shall include any agreement, whether such agreement is on a contingency or otherwise, to purchase, repurchase or otherwise acquire Indebtedness of any other Person, or to purchase, sell or lease, as lessee or lessor, property or services, in any such case primarily for the purpose of enabling another Person to make payment of Indebtedness, or to make any payment (whether as an advance, capital contribution, purchase of any equity interest or otherwise) to assure a minimum equity, asset base, working capital or other balance sheet or financial condition in connection with the Indebtedness of another Person, or to supply funds to or in any manner invest in another Person in connection with such Person’s Indebtedness.

     Section 9.03. Transfer. Except pursuant to a Permitted Sale-Leaseback Transaction or Section 8.22, none of the Borrower, the Company or any Foreign Affiliate shall, without the prior written consent of the Creditor, sell, lease, transfer, assign or otherwise dispose of (whether in one transaction or in a series of related transactions) all or any material part of its assets (except (x) in the ordinary course of business, and (y) if the value of the asset is less than 1% of the total assets of the Company and its Subsidiaries as listed on the most recent balance sheet delivered in accordance with subsections 8.02(a) or 8.03(a) hereof, as the case may be, or the aggregate value of assets disposed of in any year does not exceed 5% of the total assets of the Company and its Subsidiaries as listed on the most recent balance sheet delivered in accordance with subsections 8.02(a) and 8.03(a) hereof, as the case may be, or such disposition is for the replacement of obsolete, worn or defective equipment for which such Credit Party shall have received adequate and fair consideration), whether now owned or hereafter acquired.

     Section 9.04. Liens. None of the Borrower, the Company, NII or any Foreign Affiliate shall create or suffer to exist any Lien upon or with respect to any of such Credit Party’s assets constituting the Collateral or the Restricted Assets, whether now owned or hereafter acquired other than Permitted Liens (it being understood that solely with respect to NII, Permitted Liens shall include “Permitted Liens” as defined in the MEFA.).

     Section 9.05. Mergers; Acquisitions.

     (a)  None of the Borrower, the Company or any Foreign Affiliate shall merge or consolidate with any Person (whether or not such Credit Party is the surviving entity), or, except as permitted by Section 9.12 hereof, acquire all or substantially all of the assets of any of the capital stock or the partnership interests of any Person, except that such Credit Parties may consummate the Proposed Consolidation provided that simultaneously therewith:

(i) the consummation thereof could not reasonably be expected to have a Material Adverse Effect upon the Credit Parties affected thereby considered as a whole;

(ii) (x) after consummation thereof the surviving Credit Party or Parties and the Consolidated Entity shall be in compliance with all Governmental Rules and (y) the consummation thereof shall have no adverse effect upon (1) the Collateral, the Guarantees or the NII Guaranty or the Creditor’s rights therein, and (2) all Governmental Rules relating to the Proposed Consolidation shall be in full force and effect and administratively non-appealable and the Credit Parties shall have delivered to the Creditor a clean opinion to such effects of counsel selected by them and reasonably acceptable to the Creditor; and

(iii) this Agreement and the other Credit Documents shall have been amended, in form and substance reasonably acceptable to the Creditor, to preserve the Creditor’s rights hereunder and in the Collateral.

     (b)  In addition, NII shall not merge or consolidate with any Person unless (i) at the time thereof, and after giving effect thereto, no Default shall have occurred and be continuing, (ii) either (x) NII shall be the continuing and surviving entity or (y) the continuing or surviving entity shall have assumed all of the obligations of NII hereunder and under the NII Guaranty and the other Credit Documents pursuant to an instrument in form and substance satisfactory to the Creditor and delivered such proof of corporate action, incumbency of officers, opinions of counsel and other documents, as is consistent with those delivered pursuant to Section 10.01 hereto, on the Initial Funding Date or as the Creditor may request, and (iii) the Net Worth (determined on a consolidated basis in accordance with GAAP) of the continuing or surviving entity immediately after giving effect thereto shall be greater than or equal to the Net Worth of NII prior to giving effect thereto.

     Section 9.06. Distributions; Redemptions.

     (a)  None of the Company, the Borrower or any Foreign Affiliate shall declare or pay any dividends or make any distribution of any kind on such Credit Party’s outstanding stock, or set aside any sum for such purposes (all of the foregoing, “Distributions”).

     (b)  None of the Company, the Borrower or any Foreign Affiliate shall purchase, redeem, retire or otherwise acquire, directly or indirectly, or make any sinking fund payment or prepayment with respect to, (i) any shares of any class of stock of any Credit Party now or hereafter outstanding or set apart any sum for any such purpose or (ii) any of the New Senior Notes (except to extent proceeds are to be applied to the New Senior Notes in accordance with the Intercreditor Agreement.).

     Section 9.07. Stock Issuance. None of the Company, the Borrower or any Foreign Affiliate shall issue any additional shares or any right or option to acquire any shares, or any security convertible into any shares, of the capital stock of any Credit Party unless such options and such shares upon issuance, become pledged to the Creditor and subject to the other agreements referred to herein to which the existing shares of such Credit Party are subject prior to such issuance, and provided that, in any event, after (or as a result of) any such issuance there shall not have occurred any Event of Default of the type referred to in subsections 11.01(w), (x) and (y) hereof.

     Section 9.08. Amendment of Documents and Organization.

     (a)  None of the Company, the Borrower or any Foreign Affiliate shall (i) amend, waive or modify, or agree to any amendment, waiver, supplement or modification of, or fail to perform its Obligations under any System Document to which it is a party or any other agreement, contract or instrument, the result of which could reasonably be expected to have a Material Adverse Effect, (ii) cancel or terminate, or agree to any cancellation, termination or assignment of any such System Document the cancellation or termination of which could reasonably be expected to have a Material Adverse Effect, or grant consents with respect to any material obligation thereunder, (iii) exercise any options or remedies or make any elections under any such System Document which exercise or election could reasonably be expected to have a Material Adverse Effect, (iv) fail to exercise promptly and diligently each and every material right which it may have under a System Document (other than any right of termination) the result of which could reasonably be expected to have a Material Adverse Effect, (v) enter into any Additional System Documents unless (x) such Additional System Document is in connection with the ordinary and routine furnishing of goods or services to the System or the Telecommunications Business, or (y) such Additional System Document is provided for in the Approved Business Plan, or (z) the dollar value of work to be performed pursuant to such Additional System Document does not exceed $1,000,000 in any calendar year and the aggregate dollar value of work to be performed pursuant to all Additional System Documents shall not exceed $10,000,000 in any calendar year, or (vi) amend, waive, modify, cancel, terminate, or agree to any amendment, waiver, supplement or modification, cancellation or termination of any of the Conditional Sale Agreements. The Company, the Borrower and the Foreign Affiliates shall promptly furnish to the Creditor true and correct copies of all material amendments, modifications, waivers, options, elections and with respect to the System Documents.

     (b)  None of NII, the Borrower, the Company or any Foreign Affiliate shall amend, supplement, or otherwise modify or waive compliance with any of the provisions of its respective articles of incorporation or by-laws or shareholders agreement (or any other constitutive documents) except for amendments, supplements, modifications or waivers that could not reasonably be expected to have a Material Adverse Effect or could not otherwise materially and adversely affect the Company’s or any such other Credit Party’s ability to perform its obligations under the Credit Documents.

     Section 9.09. Loans; Advances; Investments. None of the Borrower, the Company or any Foreign Affiliate shall make any guarantee, loan or advance or Investment to or in any Person except as follows:

(a) Guarantees to the extent permitted by Section 9.02 hereof;

(b) Investments to the extent permitted by Section 9.12 hereof;

(c) Permitted Investments;

(d) loans or advances among or between the Company, the Borrower and the Majority-Owned Foreign Affiliates; and

(e) additional guarantees, loans or advances, in an aggregate amount outstanding at any time not in excess of $1,000,000.

     Section 9.10. Use of Funds. The Company, the Borrower and the Foreign Affiliates shall not make expenditures which are not contemplated by the then current Approved Business Plan; provided that the Company, the Borrower and the Foreign Affiliates may make expenditures and investments in the development, operation, maintenance, financing, acquisition and expansion of its System and Telecommunications Business as well as investments to increase the Company’s equity in Nextel S.A.

     Section 9.11. Transactions with Affiliates. None of the Company, the Borrower NII or any Foreign Affiliate shall, except for the transactions contemplated by the Conditional Sale Agreements and the Management Agreements and except as expressly permitted by the Credit Documents, transfer, sell, assign or otherwise dispose of, directly or indirectly, any Collateral or other assets to any Affiliate other than a Majority-Owned Foreign Affiliate (any such Affiliate, an “Arms-Length Affiliate”), or enter into any transaction directly or indirectly with or for the benefit of any Arm’s-Length Affiliate; provided, that the Company, the Borrower or any other Foreign Affiliate may enter into transactions with an Arm’s-Length Affiliate so long as the monetary or business consideration arising therefrom would be as advantageous to the Company, the Borrower or Foreign Affiliate as the monetary or business consideration which the Company, the Borrower or Foreign Affiliate would obtain in a comparable arm’s length transaction with a Person not an Affiliate; provided, further, that the restrictions of this Section 9.11 shall not apply to any transaction entered into by NII with any Affiliate which is not a Credit Party so long as such transaction could not reasonably be expected to have a Material Adverse Effect on NII.

     Section 9.12. Changes in Business.

     (a)  None of the Company, the Borrower or any Foreign Affiliate shall enter into or engage in any business other than the ownership and operation of the System; provided that, such Persons may (x) continue to engage in a Telecommunications Business in which it is engaged on the Original Closing Date and (y) enter into or engage in a Telecommunications Business (including by way of purchase of assets or stock by merger or consolidation) other than ownership and operation of the System if with respect to a new Telecommunications Business:

(i) the entering into thereof could not reasonably be expected to have a Material Adverse Effect;

(ii) all property associated with such business (including stock of any new companies owned wholly or in part by any such Credit Party) shall, to the maximum extent permitted by law, become part of the Collateral and the Company and the Foreign Affiliates shall take all required actions required by the Creditor in accordance with Section 8.12 hereof; and

(iii) the Credit Documents shall be amended simultaneously with the entering into of such business to accomplish the matters referred to in the foregoing clause (ii) and to add any new “Credit Parties.”

     (b)  None of the Company, the Borrower and the Foreign Affiliates shall (i) make any material change in its business or the System in the Major Market Areas, or (ii) wind-up or liquidate or dissolve itself (or suffer any liquidation or dissolution) or discontinue its business, except (x) with respect to a Foreign Affiliate, the winding-up, liquidation or dissolution of which could not reasonably be expected to have a Material Adverse Effect and (y) pursuant to the Proposed Consolidation.

     Section 9.13. Prepayments. None of the Company, the Borrower or any Foreign Affiliate shall make any voluntary or optional prepayment of any Indebtedness for borrowed money incurred or permitted to exist under the terms of this Agreement, other than the Indebtedness evidenced by the Financing Note and Permitted Handset Financing.

     Section 9.14. Additional System Documents. No Credit Party shall enter into any Additional System Document unless in connection therewith, the relevant Credit Party or Parties shall have delivered a Consent to Assignment substantially in the form of Exhibit B to the Original EFA (incorporated herein by reference).

     Section 9.15. ERISA Obligations. No Credit Party shall do, agree to do, or permit to be done, any of the following with respect to any Plan:

(a) be or become obligated to the PBGC in excess of $1,000,000 other than in respect of timely paid annual premium payments; or

(b) be or become obligated to the IRS or the Secretary of Labor in excess of $1,000,000 with respect to excise taxes or other penalties provided for in Sections 4971 through 4980B of the Code or Section 502 of ERISA.

     Section 9.16. Sale and Leaseback Transactions. Except for Permitted Sale-Leaseback Transactions and Permitted Sale-Leaseback Obligations, none of the Company, the Borrower or any Foreign Affiliate shall, directly or indirectly, enter into any sale and leaseback transaction or any other arrangement with any Person providing for the Company, the Borrower and/or any Foreign Affiliate to lease or rent property that any such Credit Party has sold or will sell or otherwise transfer to the Company, the Borrower and/or any Foreign Affiliate. At least five (5) Business Days prior to entering into any particular Permitted Sale-Leaseback Transaction or incurring any Financing Method Obligations, the Company will: (i) provide Creditor with copies of drafts of the material agreements, instruments, and documents pursuant to which such Permitted Sale-Leaseback Transaction or Financing Method Obligations, as the case may be, will be consummated or incurred, as the case may be; and (ii) advise Creditor of the Company’s then current intentions, if any, regarding the manner in which they plan to utilize the proceeds received in such Permitted Sale-Leaseback Transaction (with it being agreed that the Company reserves the right to change and/or modify the manner in which they plan to utilize such proceeds at any time for any reason).

     Section 9.17. New Subsidiaries. None of the Company, the Borrower or any Foreign Affiliate shall, directly or indirectly, organize, create, acquire or permit to exist any Subsidiary other than those Subsidiaries in existence on the Original Closing Date and listed on Schedule 7.01(a) hereof and those Subsidiaries permitted by Section 9.05 and subsection 9.12(a) hereof.

     Section 9.18. Restricted Assets. Subject to Section 8.13 hereof, none of the Company, the Borrower or any Foreign Affiliate shall grant any Lien upon any Restricted Assets to anyone other than the Collateral Agent (or such other appropriate party) in all cases subject to the Intercreditor Agreement.

     Section 9.19. Bank Accounts. The Company and the Borrower shall not create or have any bank accounts other than those permitted under the Bank Account Control Agreement and the Security Deposit Agreement. In addition, the other Foreign Affiliates shall not create or have any bank accounts other than those listed on Schedule 7.24 hereto unless such additional bank account shall be subject to a security deposit agreement in form satisfactory to the Creditor.

     Section 9.20. Bankruptcy. Neither the Company, the Borrower nor any Foreign Affiliate shall file a petition for bankruptcy. Each of the Company, the Borrower and NII shall cure any event which may trigger an Event of Default under subsections 11.01(l), (m) and (n) hereto.

     SECTION 10. CONDITIONS PRECEDENT; CLOSING DELIVERIES

     Section 10.01. Conditions to Effectiveness of Amendment and Restatement. The amendment and restatement of the First Amended EFA under this Agreement shall be subject to the fulfillment of the following conditions precedent to the satisfaction of the Creditor and Collateral Agent on or prior to the Effective Date:

(a) The New Senior Notes Indenture shall have been duly executed by all the parties thereto;

(b) Motorola Credit Corporation shall have received a cash payment equal to (i) all principal and interest due on the SLA through the Effective Date, (ii) all accrued but unpaid interest on the First Amended EFA up to May 24, 2002, and (iii) all accrued but unpaid interest on the MEFA through the Effective Date;

(c) NII Cayman shall have received the $140,000,000 in proceeds from the Rights Offering; and

(d) the Intercreditor Agreement shall have been duly executed by all the parties and all of the necessary Credit Documents shall have been delivered and executed by the Collateral Agent.

     Section 10.02. Closing Date Deliveries. On or before the Closing Date, the following actions shall have been taken (and, to the extent taken before the Closing Date, shall remain effective):

(a) Borrower Documents. The Borrower:

(i) shall have executed and delivered to the Creditor and the Collateral Agent this Agreement and all other documents to the extent necessary or reasonably deemed advisable by the Collateral Agent or a Benefited Party attributed to the Borrower as listed on Schedule 6.01 hereto;

(ii) shall have delivered acknowledgment copies of UCC-1 Financing Statements (or such other equivalent documents for non-United States jurisdictions) necessary to perfect a first priority security interest in the Collateral and evidence thereof;

(iii) shall have made all registrations applicable under Brazilian law relating to or necessary under the Security Documents to which it is a party, including those necessary to perfect a first priority security interest in so much of the Collateral as is attributed to it and evidence thereof;

(iv) shall have paid all documentary taxes and registration fees payable on the Security Documents attributed to it under the Central Bank registration;

(v) shall have delivered to the Creditor and Collateral Agent: (1) copies of, or certificates of the issuing companies with respect to, policies of insurance owned by the Borrower complying with the provisions of Section 8.07, together with endorsements thereto complying with the terms of the Security Agreement executed by the Borrower naming the Collateral Agent (where applicable), in its capacity as such, as additional insured as its interests may appear; (2) evidence of the Borrower’s liability insurance policies; and (3) evidence of such insurance being in full force and effect; and

(vi) shall have otherwise duly complied with all of the terms and conditions of the Security Documents executed or to be executed by it.

(b) Company Documents. The Company:

(i) shall have executed and delivered to Creditor and the Collateral Agent this Agreement, a Guarantee and all other documents to the extent necessary or reasonably deemed advisable by the Collateral Agent or a Benefited Party attributed to the Company as listed on Schedule 6.01;

(ii) shall have endorsed the Conditional Sale Notes in favor of the Creditor;

(iii) shall have executed and delivered the Conditional Sale Agreements;

(iv) shall have delivered acknowledgment copies of UCC-1 Financing Statements (or such other equivalent documents for non-United States jurisdictions) necessary to perfect a first priority security interest in the Collateral and evidence thereof;

(v) shall have delivered to the Creditor and the Collateral Agent: (1) copies of, or certificates of the issuing companies with respect to, policies of insurance owned by the Company complying with the provisions of Section 8.07, together with endorsements thereto complying with the terms of the Security Agreement executed by the Company naming the Collateral Agent (where applicable), in its capacity as such, as additional insured as its interests may appear; (2) evidence of the Company’s liability insurance policies; and (3) evidence of such insurance being in full force and effect; and

(vi) shall have otherwise duly complied with all of the terms and conditions of the Security Documents executed or to be executed by it.

(c) NII Documents. NII:

(i) shall have executed and delivered to the Creditor and the Collateral Agent this Agreement, a Guarantee and all other documents to the extent necessary or reasonably deemed advisable by the Collateral Agent or a Benefited Party attributable to NII as listed on Schedule 6.01 hereto;

(ii) shall have delivered acknowledgment copies of UCC-1 Financing Statements (or such other equivalent documents for non-United States jurisdictions) necessary to perfect a first priority security interest in the Collateral and evidence thereof;

(iii) shall have delivered to the Creditor and the Collateral Agent: (1) copies of, or certificates of the issuing companies with respect to, policies of insurance owned by NII complying with the provisions of Section 8.07, together with endorsements thereto complying with the terms of the Security Agreement executed by NII naming the Collateral Agent (where applicable), in its capacity as such, as additional insured as its interests may appear; (2) evidence of NII’s liability insurance policies; and (3) evidence of such insurance being in full force and effect; and

(iv) shall have otherwise duly complied with all of the terms and conditions of the Security Documents executed or to be executed by it.

(d) Nextel S.A. Documents. Nextel S.A:

(i) shall have executed and delivered to the Creditor and the Collateral Agent this Agreement, a Guarantee and all other documents to the extent necessary or reasonably deemed advisable by the Collateral Agent or a Benefited Party attributable to it as listed on Schedule 6.01 hereto;

(ii) shall have delivered acknowledgment copies of UCC-1 Financing Statements (or such other equivalent documents for non-United States jurisdictions) necessary to perfect a first priority security interest in the Collateral and evidence thereof;

(iii) shall have made all registrations applicable under Brazilian law relating to or necessary under the Security Documents to which it is a party, including those necessary to perfect a first priority security interest in so much of the Collateral as is attributed to Nextel S.A. and evidence thereof;

(iv) shall have paid all documentary taxes and registration fees payable on the Security Documents attributed to it under the Central Bank registration; and

(v) shall otherwise have duly complied with all of the terms and conditions of the Security Documents executed by it.

(e) Majority-Owned Foreign Affiliate Documents. Each of the Majority-Owned Foreign Affiliates:

(i) shall have executed and delivered to the Creditor and the Collateral Agent this Agreement, a Guarantee and all other documents to the extent necessary or reasonably deemed advisable by the Collateral Agent or a Benefited Party attributed to such Foreign Affiliate as listed on Schedule 6.01 hereto;

(ii) shall have delivered acknowledgment copies of UCC-1 Financing Statements (or such other equivalent documents for non-United States jurisdictions) necessary to perfect a first priority security interest in the Collateral and evidence thereof;

(iii) shall have made all registrations under Brazilian law, including those necessary to perfect a first priority security interest in so much of the Collateral as is attributed to such Foreign Affiliate and provided evidence thereof;

(iv) shall have paid all documentary taxes and registration fees payable on the Security Documents attributed to such Foreign Affiliate;

(v) shall have delivered to the Creditor and the Collateral Agent: (A) copies of, or certificates of the issuing companies with respect to, policies of insurance owned by such Foreign Affiliate complying with the provisions of Section 8.07, together with endorsements thereto complying with the terms of such Security Agreement executed by the Foreign Affiliate naming the Collateral Agent (where applicable), in its capacity as such, as additional insured as its interests may appear; (B) evidence of such insurance being in full force and effect, and (C) certificates and summaries of such Foreign Affiliate’s liability insurance policies; and

(vi) shall otherwise have duly complied with all of the terms and conditions of the Security Documents executed by it.

(f) Other Credit Parties Documents. Each of the Other Credit Parties shall have delivered to the Creditor:

(i) shall have executed and delivered to the Creditor and the Collateral Agent this Agreement, a Guarantee and all other documents to the extent necessary or reasonably deemed advisable by the Collateral Agent or a Benefited Party attributed to the Other Credit Party as listed on Schedule 6.01 hereto;

(ii) shall have delivered acknowledgment copies of UCC-1 Financing Statements (or such other equivalent documents for non-United States jurisdictions) necessary to perfect a first priority security interest in the Collateral and evidence thereof;

(iii) shall have made all registrations applicable under Brazilian law relating to or necessary under the Security Documents to which it is a party, including those necessary to perfect a first priority security interest in so much of the Collateral as is attributed to it and evidence thereof;

(iv) shall have paid all documentary taxes and registration fees payable on the Security Documents attributed to it under the Central Bank registration;

(v) shall have otherwise duly complied with all of the terms and conditions of the Security Documents executed or to be executed by it.

(g) The Creditor and the Collateral Agent shall have received the following documents (except as waived in writing by the Creditor):

(i) copies of each System Document (other than any Additional System Document) duly executed and delivered by each of the parties thereto, each certified by the Borrower to be true, complete, in full force and effect with no defaults existing thereunder, and executed copies of the Consents to Assignment in respect of each System Document other than the System Documents in respect of the Option Companies (as defined in the Original EFA) and the Leases;

(ii) with respect to each Person that is executing one or more Credit Documents in connection with this Agreement, copies, certified by an Authorized Officer of such Person, of the Articles of Incorporation (including amendments thereto reflecting the pledge of stock or quotas) and By-Laws of such Person (or other organizational documents), each as amended to the Effective Date, along with evidence with respect to such Person establishing the existence and good standing (where applicable) of such Person sufficiently close in the reasonable determination of the Creditor to the Effective Date;

(iii) certificates of an Authorized Officer of each applicable Credit Party certifying (i) the resolutions of the Board of Directors or other governing body of such Person or other action of such Person authorizing the execution, delivery and performance of any Credit Documents which it is executing in connection with this Agreement, and (ii) the authority, name, title and specimen signature of each individual authorized to execute the Credit Documents which it is executing in connection with this Agreement;

(iv) a copy of the Company’s and NII’s most recent audited and unaudited financial statements in conformity with Sections 8.02 and 8.03;

(v) the Management Agreements having been amended and in form and substance satisfactory to the Creditor and side letters with respect thereto having been executed and delivered and in form and substance satisfactory to the Creditor in its sole discretion;

(vi) the Brazilian Central Bank having approved OPIC providing insurance in respect of the scheduled payments under the Conditional Sale Agreements;

(vii) the Creditor’s receipt of a post closing agreement in form and substance satisfactory to the Creditor in its sole discretion;

(viii) the letter in respect of subrogation rights in favor of OPIC having been executed and delivered;

(ix) [Reserved].

(x) the Creditor having received from the Borrower, the Company, each Majority Owned Foreign Affiliate, and each Other Credit Party a list of all the assets of such Person and a certificate from an Authorized Officer of such Person certifying to the accuracy and completeness of such list;

(xi) copies, certified by the Corporate Secretary of the Borrower of each Governmental Approval necessary or advisable in connection with the execution, delivery, performance or enforceability of each of the Credit Documents being executed in connection with this Agreement, together with any application with respect thereto;

(xii) the opinion of Brazilian counsel to the Borrower and each Credit Party and the opinion of special United States counsel to the Company and each other Credit Party, each dated as of the date hereof and addressed to the Creditor and the Collateral Agent, in the forms attached hereto as Exhibits G-1 and G-2, respectively;

(xiii) the opinion of counsel to NII, the Borrower and the Company, dated as of the Effective Date and addressed to the Creditor and in form and substance satisfactory to the Creditor in the Creditor’s sole discretion;

(xiv) with respect to the Borrower and each Majority-Owned Foreign Affiliate, copies of tax clearance certificates (i.e., “INSS”, “FGTS” and Brazilian federal taxes) and court certificates showing no lien on assets of such party, except for Permitted Liens.

(h) The Creditor shall have received a certified copy of the most current Approved Business Plan.

(i) The Creditor shall have received (i) a copy of each Governmental Approval set forth on Part I of Schedule 7.03(a) and each License referred to in Schedule 7.03(b), certified by an Authorized Officer of the Company to be true, complete, in full force and effect, and administratively non-appealable as of such date, together with (ii) a copy of each application referred to on Part II of Schedule 7.03(a) submitted to any Governmental Authority.

(j) The Creditor shall have received a certificate of an Authorized Officer certifying that the Company had obtained, or will obtain in due course when needed, all easements, licenses, rights-of-way and any other rights expected to be necessary for the construction and operation of the System in the Major Market Areas.

(k) All fees payable in connection with the transactions contemplated by this Agreement shall have been satisfied.

(l) The Political Risk Insurance required hereunder shall be in full force and effect and all premiums and other costs associated therewith shall have been paid.

(m) On and as of the Effective Date, (i) no Default, Event of Default or default under any Credit Document or any System Document shall have occurred and be continuing, (ii) there shall have been no adverse change in the financial condition, assets or operations of the Borrower, the Company or any other Credit Party which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, (iii) no fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) shall have occurred affecting the business or properties of the Borrower, the Company or any other Credit Party which could reasonably be expected to have a Material

Adverse Effect, (iv) there shall have been no change in the status of the matters disclosed on Schedule 7.12 that individually or in the aggregate could reasonably have been expected to have a Material Adverse Effect, and (v) the Creditor shall have received a certificate of a duly Authorized Officer of the Company certifying as to the foregoing matters.

(n) None of the following events shall have occurred: (i) Brazil or any Governmental Authority in Brazil having declared a moratorium on the payment of indebtedness by Brazil or any Governmental Authority in Brazil or corporations therein; (ii) Brazil having ceased to be a member in good standing of the International Monetary Fund or having ceased to be eligible to utilize the resources of the International Monetary Fund under the Articles of Agreement thereof; or (iii) the international monetary reserves of Brazil having become subject to any lien.

(o) If necessary and only to the extent that the same has not already occurred, each Credit Party shall have amended its Security Documents as necessary to cover all personal property and fixtures acquired since the Original Closing Date and executed and delivered mortgages with respect to real property interests acquired since the Original Closing Date, and shall have made all necessary registrations filings and recordings in order to create a first priority Lien in favor of the Collateral Agent in such after acquired property and shall have paid all costs, charges and expenses incidental thereto.

(p) Creditor shall have received a certificate jointly executed by the Chief financial officers of each of NII and the Company regarding (A) the network installation progress for the Company including, without limitation, cities in Brazil served by the iDEN network, and a list specifying each new License, the channels which such License controls (and in which cities), any modification to any License, and the expiration date of such License and the renewal dates as provided by applicable telecommunications law), and (B) the iDEN network operation benchmarks (as prepared by the management of the Company).

(q) NII shall have executed and delivered an assumption and reaffirmation agreement covering all of its guaranties in respect of the Permitted Handset Obligations.

     SECTION 11. EVENTS OF DEFAULT

     Section 11.01. Events of Default. Each of the following events shall constitute an Event of Default hereunder:

(a) The Borrower shall have defaulted in the payment of principal of any of the Advances payable under any of Credit Documents when and as the same shall become due and payable.

(b) The Borrower shall have defaulted in the payment of any interest on any of the Advances or any other amount (other than an amount referred to in clause (a) of this Section 11.01) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days.

(c) Any written representation or warranty made by the Borrower, Other Credit Parties or any other Credit Party herein or in any other Credit Document relating solely to the Obligations or otherwise in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect as of the time it was made or deemed to have been made or any certificate or opinion furnished pursuant to any of the Credit Documents proves to have been false or misleading in any material respect as of its date (including without limitation the representations and warranties in Section 7 hereof each of which shall be made or deemed to be made on each of the date hereof and the Effective Date).

(d) The Borrower shall, without the prior written consent of the Creditor, have used the proceeds of any of the Advances for a purpose other than that specified in Section 2.06 hereof.

(e) (i) NII, the Borrower, the Company or any Foreign Affiliate shall fail to observe or perform any covenant, condition or agreement covered in Sections 7.06, 8.01(c), 8.04(h), 8.06, 8.08, 8.11, 8.14, 8.15 or 8.21 or Section 9 of this Agreement, (ii) the Company shall fail to observe or perform any covenant, condition or agreement covered in Sections 1, 2, 3 and 8 of its Security Deposit Agreement, and (iii) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 1, 2, 3 and 8 of its Security Deposit Agreement. There shall be a ten (10) day cure period with respect to a failure to observe or perform the covenant contained in Section 8.04(h) ), and such default shall not become an Event of Default until the expiration of ten days following written notice to the Borrower by the Creditor. There shall be a thirty (30) day cure period to remedy any asserted default under Section 8.21 and it shall not be a breach of such covenant so long as any asserted default under the Trademark Agreement does not constitute a Material Adverse Effect as determined in the sole discretion of the Lenders. There shall be no cure period for a failure of any other covenant (other than Sections 8.04(h) and 8.21) listed above.

(f) The Borrower or any other Credit Party shall have failed to perform or comply with any other term, obligation or covenant contained in any of the Credit Documents to which it is a party (other than those specified above) which is applicable to it and such failure shall have continued unremedied for thirty (30) days after written notice thereof has been given by the Creditor; provided, however, that to the extent such failure to perform or comply is pursuant to Section 8.01(a) or 8.01(b), the right to declare the Event of Default is subject to Section 11.01(j) below.

(g) Any Governmental Approval (including, without limitation, registration with the Brazilian Central Bank) necessary to enable the Borrower or any other Credit Party to comply with its obligations under the Operative

Documents shall have been revoked, suspended, withdrawn, withheld, terminated, modified or restricted and such revocation, termination withdrawal, suspension, modification, withholding or cessation could reasonably be expected to have a Material Adverse Effect, or any proceeding which could reasonably be expected to have a Material Adverse Effect shall have been commenced by or before any Governmental Authority for the purpose of so revoking, terminating, withdrawing, suspending, modifying or withholding any such Governmental Approval and such proceeding shall not have been contested within ten (10) Business days by proper proceedings and dismissed or stayed within thirty (30) days, or notice shall have been given by such Governmental Authority for such purpose and shall have remained uncontested for ten (10) Business Days.

(h) Any License granted in favor of the Borrower, the Company or the Foreign Affiliates, or any license or concession part thereof which, in the reasonable opinion of the Creditor, shall have been terminated, revoked, suspended, withdrawn, withheld, or adversely modified or restricted which termination, revocation, suspension or such other action could reasonably be expected to have a Material Adverse Effect or a proceeding shall have been initiated by or before, or any action shall have been taken by a court of competent jurisdiction, or other Governmental Authority which in the reasonable opinion of the Creditor, is likely to result in the cancellation, non-renewal or adverse modification of any one or more Licenses, radio channels authorized under the Licenses or Governmental Approvals held by the Borrower, the Company or any of the Foreign Affiliates which cancellation, non-renewal or adverse modification could reasonably be expected to have a Material Adverse Effect.

(i) It shall have become unlawful for the Borrower to perform any payment obligation under the Credit Documents or NII to perform its obligations under the NII Guaranty or any Majority-Owned Foreign Affiliate to perform its obligations under its Guaranty.

(j) Any of the Borrower, the Company, NII or any Foreign Affiliate shall have failed to pay money due under any other agreement or document evidencing, securing, guarantying or otherwise relating to Indebtedness of such Credit Party outstanding (other than the Indebtedness under the MEFA) in the aggregate principal amount to or greater than $1,000,000 in the case of the Company, the Borrower or any Foreign Affiliate, or $10,000,000 in the case of NII, or there shall have occurred any other event of default or breach on the part of such Credit Party under any such agreement or document, the effect of which is to accelerate or to permit the acceleration of the maturity of such Indebtedness; provided, however, that to the extent an event of default under the New Senior Notes is predicated upon an Event of Default under the EFA or MEFA, such event of default shall not constitute an Event of Default hereunder unless the New Senior Notes are accelerated. Notwithstanding the foregoing, to the extent NII fails after demand to make payment under the NII guaranty of the MEFA, such failure shall not constitute an Event of Default hereunder unless the New Senior Notes have been accelerated.

(k) The issuance of any final arbitration award, judgment or decree which is not subject to appeal, or any award, judgment or decree shall not have been appealed within thirty (30) days from the date thereof, or a fine or penalty aggregating in excess of $1,000,000 or its equivalent in any currency shall have been entered against the Borrower and not paid and discharged, dismissed or stayed within 30 days.

(l) Any of NII, the Borrower, the Company or the Foreign Affiliates shall have made an assignment for the benefit of the creditors, filed a petition in bankruptcy, been adjudicated insolvent, petitioned or applied to any tribunal for the appointment of a receiver, custodian, or any trustee for it or a substantial part of its assets, or shall have commenced any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or such Credit Party shall have taken any corporate action to authorize any of the foregoing actions, or there shall have been filed any such petition or application, or any such proceeding shall have been commenced against it, that remains undismissed for a period of sixty (60) days or more; or any order for relief shall have been entered in any such proceeding; or any such Credit Party, by any act or omission, shall have indicated its consent to, approval of or acquiescence in any such petition, application or proceeding; or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties, or shall have suffered any custodianship, receivership or trusteeship to continue undischarged for a period of sixty (60) days or more;

(m) Any of NII, the Borrower, the Company or the Foreign Affiliates shall become unable, admit in writing or fail generally to pay its debts as they become due;

(n) Any of NII, the Borrower, the Company or the Foreign Affiliates shall have concealed, removed or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its property that may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its property through legal proceedings or distraint that is not vacated within sixty (60) days from the date thereof.

(o) Any Governmental Authority shall have taken any action to condemn, seize, requisition, nationalize or otherwise appropriate any portion of the properties or assets of any Credit Party (without payment of adequate compensation), or shall have taken any action to dispute the management of such Credit Party or to curtail such Credit Party’s authority to conduct its business, which prevents any Credit Party from fulfilling its obligations under any of the Credit Documents.

(p) The Collateral Agent shall fail at any time to have a valid and perfected Lien on, subject to no prior or equal Liens other than Permitted Liens (to the extent expressed in the definition to be permitted to be equal to the Liens securing the Obligations), any portion of the Collateral securing the Obligations and the obligations under the MEFA.

(q) There is an actual or threatened claim by any Person other than any Motorola Entity which would have the effect of creating a Lien over the Collateral, other than Permitted Liens.

(r) The Political Risk Insurance ceases to be in full force and effect for whatever reason and the Company shall fail to remedy the situation for a period of thirty or more days.

(s) The termination of any Plan or the institution by the PBGC of proceedings for the involuntary termination of any Plan, that, in either case, could reasonably be expected to result in a liability on the part of the Company to the PBGC in excess of $1,000,000.

(t) The occurrence of any event or condition that results or could reasonably be expected to result in a material “accumulated funding deficiency” under Section 412 of the Code with respect to any Plan.

(u) The failure by any Credit Party to make required contributions, in accordance with the applicable provisions of ERISA, to each of the Plans maintained or hereafter established or assumed by it where such failure could reasonably be expected to have a Material Adverse Effect.

(v) There shall have occurred an Event of Abandonment.

(w) NII shall have ceased to own, free of any liens (other than Liens arising under the Credit Documents), and maintain, directly or indirectly, 100% of the outstanding capital stock of the Company.

(x) The Company shall have ceased to own, directly or indirectly, 100% of each of Nextel S.A., the Borrower, and their Subsidiaries or the Company shall have ceased to own, directly or indirectly, a controlling interest in any of the other Foreign Affiliates.

(y) NII shall have ceased to have and to exercise actual control of the day to day operations of the Borrower, the Company and the Foreign Affiliates.

(z) This Agreement, the Financing Note, the NII Guaranty, the Guaranties, the Security Documents, or any other Credit Document shall, at any time after their respective execution and delivery, and for any reason, shall be declared null and void, or be revoked or terminated, or the validity or enforceability thereof or hereof shall be contested by any Credit Party or any

Credit Party shall deny that it has any or further liability thereunder or hereunder as the case may be.

(aa) The failure of any of the Closing Date deliveries to be made on the Closing Date as required by Section 10.02 (unless such delivery requirement shall have been expressly waived in writing by the Creditor.)

(bb) The occurrence of an event of default in Clause (ii) of the definition of “Event of Default” contained in the Intercreditor Agreement.

     Section 11.02. Remedies.

     (a)  Except as described in the immediately succeeding sentence, if an Event of Default described in subsections 11.01(l), (m) and (n) hereof with respect to the Borrower, NII, the Company or any such other Credit Party shall have occurred, then the entire unpaid principal amount of the Advances hereunder shall automatically and immediately become due and payable together with all interest accrued and unpaid thereon and all other amounts payable hereunder to be forthwith due and payable without presentment, demand, test or further notice of any kind, all of which are hereby expressly waived by the Borrower. If any other Event of Default shall have occurred, then at any time thereafter, if any such event shall then be continuing, the Creditor may, to the extent permitted under the Intercreditor Agreement, otherwise by the Collateral Agent pursuant to the terms of the Intercreditor Agreement, by written notice to the Borrower, declare the entire unpaid principal amount of the Advances, all interest accrued and unpaid thereon and all other amounts payable hereunder to be forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower. Upon the occurrence of any Event of Default, the Creditor shall have, in addition to any other rights and remedies contained in this Agreement and the other Credit Documents and Intercreditor Agreement, all of the rights and remedies of a secured party under the laws of the United States and the laws of Brazil or other applicable laws, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by law.

     (b)  In addition to such remedies as are provided for in this Agreement, the Intercreditor Agreement and the other Credit Documents, the Creditor’s remedies upon the occurrence and during the continuance of an Event of Default shall include (i) a right to apply or require the Borrower to apply for any necessary orders or licenses in connection with the operation or abandonment of the System, the Telecommunications Business or any part thereof, and (ii) to the extent permitted by law, a right to have a receiver appointed by a court of competent jurisdiction in order to manage, protect and preserve the System, the Telecommunications Business and all other equipment, property and other collateral and to continue the operation of the business of the Borrower, and to collect the revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership until the sale or other final disposition of the Collateral, including without limitation, the System, the Telecommunications Business and such equipment, property and assets mortgaged or pledged to the Creditor.

     (c)  The Borrower agrees, in case an Event of Default shall be existing and upon the Collateral Agent’s request to the extent permitted under the Intercreditor Agreement, to assemble, at its expense, all equipment constituting a part of the Collateral at a convenient place acceptable to the Collateral Agent and to pay all the Collateral Agent’s costs of collection of all amounts due, and enforcement of all rights hereunder, including reasonable attorney’s fees and legal expenses, and expenses of any repairs to any realty or other property to which any of such equipment may be affixed or be part. Upon an Event of Default, the Collateral Agent may, only to the extent permitted under the Intercreditor Agreement, to the fullest extent permitted by applicable law, without notice, advertisement, hearing or process of law of any kind (i) to the extent permitted by law, enter upon any premises where any of the equipment constituting part of the Collateral may be located and take possession of and remove such equipment, (ii) sell any or all of such equipment, free of all rights and claims of the Borrower therein and thereto, at any public or private sale, and (iii) to the extent permitted by law, bid for and purchase any or all of such equipment at any such sale.

     (d)  The Collateral Agent may, only to the extent permitted under the Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, without demand and without advertisement or notice, all of which the Borrower waives at any time or times, sell and deliver, any or all Collateral held by or for it at public or private sale, for cash, upon credit, or otherwise, at such prices and upon such terms as the Collateral Agent deems advisable, in its sole discretion and/or collect or enforce the collection of, the Collateral; provided, however that method, manner, time, place and terms of any sale must be commercially reasonable and the Collateral Agent shall make a reasonable attempt to receive fair market value for any Collateral subject to such sale. In addition to all other sums due to the Collateral Agent, the Borrower shall pay the Collateral Agent all reasonable costs and expenses incurred by the Collateral Agent including attorney’s fees and court costs, to obtain, liquidate and/or enforce payment of Collateral obligations, or in the prosecution or defense of any action or proceeding against the Creditor concerning any matter arising out of or connected with the Credit Documents or the Collateral.

     (e)  In connection with the enforcement by the Collateral Agent of any remedies available to it as a result of any Event of Default, the Borrower, the Company and NII shall join and cooperate fully with the Creditor and the Collateral Agent and with any receiver referred to above and with the successful bidder or bidders at any foreclosure sale when any of these entities files an application (including the furnishing of any additional information that may be required in connection with such application), with any necessary Governmental Authorities, requesting their prior approval of (i) the operation or abandonment of all or any portion of the System or the Telecommunications Business and (ii) the assignment or transfer to such entity of all licenses, authorizations and permits issued to the Borrower or any other Credit Party by such Governmental Authorities with respect to the System, the Telecommunications Business and the operation thereof.

     (f)  In connection with the foregoing remedies, the Borrower, the Company and NII shall take such further actions and execute all such instruments as the Collateral Agent deems necessary. The Borrower agrees that the Collateral Agent may enforce any obligation of the Borrower as set forth in this Agreement by an action for specific performance.

     (g)  The Creditor may (but shall not be obligated to) make advances to preserve, protect or obtain any of the Collateral, including advances to pay taxes, insurance and the like, and all such advances shall become part of the obligations owing to the Creditor hereunder and shall be repayable to the Creditor with interest thereon from the date of such advance until paid at the Post-Default Rate.

     (h)  The Creditor shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral in its possession if it takes such action for that purpose as the Borrower requests in writing, but failure of the Creditor to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure of the Creditor to preserve or protect any rights with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by the Borrower, shall be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.

     (i)  All moneys received by the Collateral Agent pursuant to any right given or action taken under Section 11 of this Agreement shall be applied in accordance with the Intercreditor Agreement.

     (j)  In addition to its rights with respect to the Collateral hereunder, upon the occurrence of an Event of Default, the Creditor may seek payment of the outstanding obligations from NII, the Company, the Foreign Affiliates or Other Credit Parties in accordance with the Intercreditor Agreement. The Collateral Agent shall not, however, proceed to liquidate the Collateral hereunder and under the Guaranties in excess of the amount which the Creditor reasonably determines will be necessary to satisfy the outstanding obligations which have become due and payable, provided, that the Collateral Agent may continue so to liquidate until all outstanding obligations which have become due and payable have been satisfied in full.

     (k)  The Creditor may exercise any and all of its remedies under the Security Documents or the Guaranties contemporaneously or separately from the exercise of any other remedies hereunder or with respect to any Collateral in accordance with the Intercreditor Agreement.

     Section 11.03. Cumulative Rights. No failure or delay on the part of the Creditor in exercising any right, power or remedy accruing to it upon any breach or default of the Borrower under any of the Credit Documents shall impair any such right, power or remedy nor shall it be construed as a waiver of any such breach or default thereafter occurring, nor shall a waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder. To the fullest extent permitted by law, all remedies, either under the Credit Documents or by law otherwise afforded the Creditor shall be cumulative and not alternative.

     Section 11.04. Waiver of Demand. DEMAND, PRESENTMENT, PROTEST AND NOTICE OF DEMAND, PRESENTMENT, PROTEST AND NONPAYMENT ARE HEREBY WAIVED TO THE EXTENT PERMITTED BY LAW BY THE BORROWER. THE BORROWER ALSO WAIVES THE BENEFIT OF ALL VALUATION, APPRAISAL AND EXEMPTION LAWS TO THE EXTENT PERMITTED BY LAW.

     Section 11.05. Waiver of Notice. IN THE EVENT OF AN EVENT OF DEFAULT, THE BORROWER HEREBY WAIVES TO THE EXTENT PERMITTED BY LAW ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY THE

CREDITOR OF ITS RIGHTS TO REPOSSESS ANY COLLATERAL WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON ANY COLLATERAL WITHOUT PRIOR NOTICE OR HEARING. THE BORROWER ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY COUNSEL OF ITS CHOICE WITH RESPECT TO THIS TRANSACTION AND THIS AGREEMENT.

     Section 11.06. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS.

     SECTION 12. MISCELLANEOUS

     Section 12.01. Waiver of Sovereign Immunity. To the extent that the Borrower, the Company, NII, the Foreign Affiliates or any of their respective assets has or hereafter may acquire any right to immunity from suit, set-off, legal proceedings generally, attachment prior to judgment, attachment in aid of execution or other attachment or execution of judgment on the grounds of sovereignty or otherwise, each of the Company, the Borrower and NII hereby irrevocably waives such rights to immunity for itself and its assets in respect of its obligations arising under or relating to any of the Credit Documents or any related documentation.

     Section 12.02. Venue for Suit. Each of the Borrower and NII irrevocably hereby expressly waives all right to object to jurisdiction or execution in any legal action or proceeding relating to this Agreement, the Financing Note or any other Credit Document which it may now or hereafter have by reason of its domicile or by reason of any subsequent or other domicile and hereby irrevocably consents that any legal action, suit or proceeding arising out of or relating to any of the Credit Documents and any other document or instrument required to be executed in relation thereto may be instituted exclusively in the federal courts of the United States District Court of the Southern District of New York and the courts of the State of New York, unless the Creditor otherwise elects, and by execution and delivery of this Agreement, each of the Borrower and NII submits to and accepts and consents with regard to any such action or proceeding for itself and in respect of its properties and assets, generally and unconditionally, the jurisdiction of any such court. Each of the Borrower and NII hereby waives any objection it may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and further waives any claim that any such action, suit or proceeding brought in any of the aforesaid courts has been brought in any inconvenient forum.

     Each of the Borrower and NII hereby irrevocably designates, appoints and empowers CT Corporation System with offices at 1633 Broadway, New York, New York 10019, and successors as the designee, appointee and agent of such Credit Party to receive, accept and acknowledge, for and on behalf of such Credit Party and its properties, service of any and all legal process, summons, notices and documents which may be served in such action, suit or proceeding relating to the Financing Note or this Agreement or any other Credit Document in the case of the courts of the United States District Court of the Southern District of New York or of the courts of the State of New York, which service may be made on any such designee, appointee and agent in accordance with legal procedures prescribed for such courts. Each of the

Borrower and NII agrees to take any and all action necessary to continue such designation in full force and effect and should such designee, appointee and agent become unavailable for this purpose for any reason, the Borrower or NII (as appropriate) will forthwith irrevocably designate a new designee, appointee and agent with offices in New York, New York, which shall irrevocably agree to act as such, with the powers and for purposes specified in this Section 12.02. Each of the Borrower and NII further irrevocably consents and agrees to service of any and all legal process, summons, notices and documents out of any of the aforesaid courts in any such action, suit or proceeding relating to the Financing Note or this Agreement or any other Credit Document delivered to the Borrower or NII (as appropriate) in accordance with this Section 12.02 or to its then designee, appointee or agent for service. If service is made upon such designee, appointee and agent, a copy of such process, summons, notice or document shall also be provided to the Borrower or NII (as appropriate), by registered or certified mail, or overnight express air courier, provided that failure to provide such copy to the Borrower or NII (as appropriate) shall not impair or affect in any way the validity of such service or any judgment rendered in such action or proceedings. Each of the Borrower and NII agrees that service upon the Borrower or NII (as appropriate) or any such designee, appointee and agent as provided for herein shall constitute valid and effective personal service upon the Borrower or NII (as appropriate) with respect to matters contemplated in this Section 12.02 and that the failure of any such designee, appointee and agent to give any notice of such service to the Borrower or NII (as appropriate) shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Nothing herein shall limit or be construed to limit the rights of the Creditor to commence proceedings against the Borrower or NII (as appropriate) in any other venue where assets of the Borrower or NII (as appropriate) may be found.

     Section 12.03. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND EXCLUDING ALL OTHER CHOICE-OF-LAW AND CONFLICTS-OF-LAWS RULES). THE FINANCING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE FEDERATIVE REPUBLIC OF BRAZIL.

     Section 12.04. Severability of Provisions. If any one or more of the provisions contained in this Agreement or any documents executed in connections herewith shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.

     Section 12.05. Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Borrower, the Creditor and their respective successors and assigns, provided, that the Borrower shall not have the right to assign or transfer its rights or obligations hereunder except with the prior written consent of the Creditor.

     The Creditor may assign its rights and obligations under this Agreement (including all or a portion of the Advances at the time owing to it without the consent of the Borrower (the “Syndication”). The Creditor may request the Borrower and NII to assist in the Syndication as contemplated by this Section.

     In addition to and without limiting the foregoing, the Creditor may, without the consent of the Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of the Creditor’s rights and obligations under this Agreement (including all or a portion of the Advances owing to it); provided that (i) the Creditor’s obligations under this Agreement shall remain unchanged, (ii) the Creditor shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower shall continue to deal solely and directly with the Creditor in connection with the Creditor’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Creditor sells such a participation shall provide that the Creditor shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement.

     Each of the Borrower and NII agrees to cooperate with the Creditor in connection with any Syndication. Such cooperation will include, if requested by the Creditor, (i) making senior officers of the Borrower and NII available for a meeting with prospective assignees, the Creditor and its agents, and (ii) providing such other assistance as may be reasonably requested by the Creditor and such agents (including providing information to and responding to questions from prospective assignees with respect to the operations, business plans and other matters relating to the Borrower’s and each other Credit Party’s business on a timely basis and in any manner reasonably requested by the Creditor).

     Section 12.06. Entire Agreement; Amendments. This Agreement, the documents referred to herein and those signed contemporaneously herewith constitute the entire agreement of the parties with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to this transaction. Any amendment to this Agreement shall be in writing signed by or on behalf of the party to be bound or burdened thereby.

     Section 12.07. Notices. All communications and notices provided for hereunder shall be in writing and shall be personally delivered or transmitted by postage prepared registered mail (airmail if international) or by telefax as follows:

To the Borrower:	Nextel Telecomunicações Ltda.
Ave. Maria Coelho Aguiar-215
Bloco D – 7o Andar
Attention: Legal Department
Fax No.: 55 11 3748 1215

with copies to:	NII Holdings, Inc.
10700 Parkridge Blvd., Suite 600
Reston, Virginia 20191
Attention: Chief Financial Officer
Fax No.: 703-390-5111

To the Company:	McCaw International (Brazil), Ltd.
c/o NII Holdings, Inc.
10700 Parkridge Blvd., Suite 600
Reston, Virginia 20191
Attention: Chief Financial Officer

Fax No.: 703-390-5111

with copies to:	NII Holdings, Inc.
10700 Parkridge Blvd., Suite 600
Reston, Virginia 20191
Attention: Chief Financial Officer
Fax No.: 703-390-5111

and:	Nextel S.A.
Ave. Maria Coelho Aguiar-215
Bloco D — 7o Andar
5808-900 Sao Paulo, SP, 5808-901 Brasil
Attention: Legal Department
Fax No.: 55 11 3748 1215

To the Creditor	Motorola Credit Corporation
21440 W. Lake Cook Road
Deer Park, Illinois 60010
Attention: Gary B. Tatje
Fax No.: (847) 862-8111

with a copy to:	Motorola Inc.
Law Department
1303 East Algonquin Road
IL-01, 11th Floor
Schaumburg, Illinois 60196-1079
Attention: Robert J. Patton, Esq.
Fax No.: (847) 538-3775

To the Vendor:	Motorola, Inc.
21440 W. Lake Cook Road
Deer Park, Illinois 60010
Attention: Ed Jacobs
Fax No.: (847) 862-2090

     Except as otherwise specified herein, all notices shall be deemed duly given on the date of receipt, if personally delivered or transmitted by telefax, and the date 15 days after posting if mailed.

     Section 12.08. Right of Set-Off. The Creditor shall, to the fullest extent permitted by applicable law, have the right to apply and all amounts on deposit or on account with it or with any of its branches, Subsidiaries or affiliates (general or special, time or demand, matured or unmatured, in whatever currency) in reduction of amounts past due (whether such amounts became due at schedule maturity, by acceleration or otherwise) under the Credit Documents.

     Section 12.09. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies thereof, each signed by less than all, but together signed by all, of the parties hereto.

     Section 12.10. Proposed Consolidation. The Creditor and the Company agree that the Proposed Consolidation may be consummated, so long as such consummation is in full compliance with the conditions set forth in Section 9.05 hereof.

     Section 12.11. Confidentiality. Each of the Borrower, the Company, NII and the Creditor hereby agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, directors, officers, employees and agents, accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to the execution and delivery of an agreement containing provisions substantially the same as those of this Section 12.11, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (g) with the consent of the other parties hereto, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to such party on a non-confidential basis from a source other than the other parties hereto.

     For the purposes of this Section 12.11, “Information” means all information received from any of the parties hereto relating to any of the Credit Parties, the Creditor or their respective businesses, other than any such information that is available to the parties hereto on a non-confidential basis prior to disclosure by any party hereto; provided that in the case of information received from any party hereto after October 31, 1997, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

     Section 12.12. Term of Agreement. This Agreement shall continue in full force and effect, and be binding upon the Borrower, until all of the Obligations have been fully and indefeasibly paid and performed whereupon this Agreement shall terminate. Notwithstanding the foregoing, all the indemnification provisions shall survive and all other provisions which, by their terms, survive termination shall so survive.

     Section 12.13. MEFA Termination. To the extent the MEFA is terminated prior to the payment in full of the Obligations under this Agreement, the representations, covenants and events of default under Sections 7, 8, 9 and 11 of the MEFA (and the defined terms used therein) shall be incorporated into this Agreement, solely with respect to the Other Credit Parties, mutatis mutandi (notwithstanding the termination of the MEFA); provided that, to the extent at the time of termination of the MEFA an event has occurred or a circumstance exists with respect to an

Other Credit Party which event or circumstance creates a “Default” or Event of Default” under (and as defined in) the MEFA at such time, such event or circumstance shall not create or form the basis for an Event of Default hereunder; provided further that, regardless of whether the “Restricted Affiliates” under (and as defined in the MEFA) are Credit Parties hereunder, the existence of an event or circumstance which would constitute an “Event of Default” under (and as defined in) the MEFA shall (except with respect to events or circumstances addressed in the immediately preceding proviso), constitute an Event of Default hereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized signatories as of the day and year first written above.

Borrower:	NEXTEL TELECOMUNICAÇÕES LTDA.

	By:	/s/ Robert J. Gilker

Name: Robert J. Gilker
Title: Attorney-in-Fact

	By:	/s/ Mercedes M. Barreras

Name: Mercedes M. Barreras
Title: Attorney-in-Fact

Creditor:	MOTOROLA CREDIT CORPORATION

	By:	/s/ Eric M. Haldiman

Name: Eric M. Haldiman Title: Attorney-in-Fact

Company:	MCCAW INTERNATIONAL (BRAZIL), LTD.

	By:	/s/ Robert J. Gilker

Name: Robert J. Gilker
Title: Vice President

Collateral Agent:	CITIBANK, N.A.

	By:	/s/ Donna Marie White

Name: Donna Marie White
Title: Assistant Vice President

[Signatures of Guarantors on Separate Page Attached Hereto]

Acknowledged and agreed:

NII HOLDINGS, INC.

By: /s/ Robert J. Gilker

           Name:  Robert J. Gilker
           Title:    Vice President and General Counsel

[Signature Page to Equipment Financing Agreement]

ANNEX A

ASSETS EXCLUDED FROM PERMITTED
SALE-LEASEBACK TRANSACTIONS

1.	The transmission tower steel structure.

2.	Tower obstruction lighting.

3.	Lighting controls.

4.	Lighting power cables.

5.	Lighting rods and related cable necessary to bond the tower grounding system.

6.	Climbing ladders and climbing devices.

7.	Tower grounding system (including grounding rods).

8.	Tower foundation.

9.	Generators, diesel tanks, and shelters, and their respective foundations.

10.	Fences.

11.	Access doors.

12.	Third party agreements: All rights, benefits, obligations, and interests that are held by the owner of the tower assets in agreements with third parties with respect to a tower.

13.	Licenses. All authorizations, licenses, permits, consents, certificates of compliance, franchise approvals, or other similar authorizations granted by any governmental authority (other than licenses, permits, consents, certificates of compliance, franchise approvals, or similar authorizations granted by any telecommunications regulatory body or any other governmental authority relating to the use of one or more trunked or conventional specialized mobile radio communications frequencies or channels or other radio spectrum, including any such use in providing wireless communications services or operating analog or digital mobile radio communications systems) that are necessary for, or were otherwise obtained in connection with, the construction, use, or operation of a telecommunications tower or the related site.

14.	Other related tower assets. With respect to any telecommunications tower, (A) all rights to any warranties (B) all rights under any authorizations or licenses (as more fully described in 13. above).

15.	Documents and records pertaining to the telecommunications towers or the related sites.

ANNEX B

PERMITTED SALE-LEASEBACK TRANSACTION
GENERAL TERMS AND CONDITIONS

Conditions of Sale	The asset purchase agreement (“APA”) to be entered into in connection with a Permitted Sale-Leaseback Transaction will provide for the sale of certain wireless telecommunications towers owned by NII Holdings, Inc. and/or any of its affiliates (hereinafter referred to collectively as “NII”), related real property interests (including, without limitation, ground leases), and related assets of the type set forth on Annex A (each such tower and related real property and assets are referred to herein as a “Site,” and all such assets collectively are referred to herein as the “Tower Assets”). Upon the closing of the APA, NII will transfer to the purchaser (“Acquirer”) all rights of ownership to the Tower Assets.

Leaseback Agreement	Concurrently with the closing of the APA, NII and Acquirer will enter into a lease agreement (the “Master Lease Agreement”) which will provide for, among other things: (i) the lease of the Tower Assets transferred by NII to Acquirer pursuant to the APA; and/or (ii) the lease of new towers to be built by Acquirer pursuant to the BTS (as defined below). The term of such lease agreement will vary.

Rent Payments	For existing Towers Assets, NII will pay to Acquirer monthly rent (the “Rent Payment”). The lease will be a triple net lease (including, without limitation, a requirement that NII pay all ground lease costs associated with each Tower Asset or Build-to-Suit Site).

Rent Payment Obligation Continuation	For any Tower Asset acquired by Acquirer without all material Site permits which are not properly disclosed by NII prior to closing, and following the transfer of such Site the related Tower Asset must be removed, dismantled or otherwise becomes unusable because the applicable Site permits were not obtained prior to closing, Acquirer shall still purchase the Site and NII shall continue to be responsible for the rent payments throughout the initial term of the lease provided for under the Master Lease Agreement (“Rent Payment Continuation Obligation”); provided, however, that following the transfer of any such Site to Acquirer, (a) Acquirer shall continue to use its reasonable best efforts to obtain and maintain all applicable Site permits and, when applicable, cure such lack of permits and (b) if ATC makes any improvements or alterations to the Site after closing which result in a governmental entity requiring the Tower Asset to be removed, dismantled or otherwise is, rendered unusable, NII’s Rent Payment Continuation Obligation shall be discontinued until such Site’s permit is reinstated by Acquirer.

Legal, Financial and Regulatory Liabilities	Subject to Acquirer’s right to exclude Tower Assets under the APA, Acquirer will assume the legal, financial and regulatory risks related to the Tower Assets, provided those risks were fully disclosed in the due diligence process or in the APA and are not a result of NII’s negligence or willful acts in managing or owning the Tower Assets. Prior and after each relevant closing under the APA, NII will make its reasonable best efforts to work together with Acquirer in order to obtain all missing permits and licenses related to the Tower Assets acquired by Acquirer.

Ground Lease Assignment and Sublease Consent	It will be a condition to Acquirer’s obligation to acquire a Tower Asset located on a leased property that NII obtains any necessary ground landlord’s consent to the assignment of the ground lease to Acquirer, provided that if such consent cannot be obtained, Acquirer and NII will use good faith efforts to structure the transaction with respect to such Tower Asset in a manner which does not require such consent and which affords the parties in all material respects the rights and benefits contemplated by the proposed transaction. Such efforts may include the execution of: (i) a sublease: agreement, (ii) an administration agreement, or (iii) any other similar agreement or understanding under which Acquirer may have all lessees’ benefits under the ground lease. Acquirer will develop and deliver a process to effectively manage this activity.

Acquirer’s Security	Subject to obligations, covenants or commitments undertaken by NII under existing agreements, and subject to specific terms and conditions to be provided by NII, Acquirer may secure all receivables due to it by NII, as well as Acquirer’s interest in the Tower Assets, as collateral for institutional debt.

Damages to NII’s Equipment	Acquirer will be responsible for damages caused to NII’s equipment directly by Acquirer’s acts or omissions, as well as for those caused by third party tenants in the Tower Assets, unless such damages were caused by the negligence or willful acts of NII. NII will have a corresponding responsibility for damages caused to Acquirer’s or third party tenants’ equipment caused directly by NII’s acts or omissions.

Build-to-Suit	Concurrently with the execution of the APA and the Master Lease Agreement, NII and Acquirer may enter into a Build-to-Suit Agreement (the “BTS”) pursuant to which NII will grant Acquirer with the exclusive right to buy and/or build, maintain and manage future telecommunications towers built and/or required to be built by NII (“Build-to Suit Site”) within a certain period after the execution of the BTS. Acquirer may acquire all Build-to-Suit Sites that comply with Acquirer’s mutually agreeable requirements defined by the parties prior to the completion of the BTS. If the offered Build-to-Suit Sites do not meet such mutually agreed requirements, Acquirer may elect to acquire those non complying sites at a purchase price to be negotiated and agreed upon prior to the completion of the BTS Site. The purchase price will be based on the condition and capacity of the delivered tower.

NII will commit to sell to or request the Acquirer to build a specific number of Build-to-Suit Sites which shall constitute all Build-to-Suit Sites developed for or by NII for a specified period.

Acquirer will pay NII, as purchase price for each acquired Build-to-Suit Site, an amount equal to NII’s invoiced cost, as defined in the pricing schedule to be included in the BTS, for the construction of that specific Build-to-Suit Site plus a specified percentage (the “BTS Purchase Price”).

If NII exceeds its annual commitments for a specific year (the “Additional Sites”), NII will offer such Additional Sites to Acquirer for acquisition. Acquirer may acquire such Additional Sites provided: (i) the Additional Sites comply with Acquirer’s minimum requirements as delivered to NII; and (ii) the total number of Additional Sites do not exceed a specified percentage of NII’s commitment for that specific year. Acquirer will pay to, NII the BTS Purchase Price for each Additional Site acquired by Acquirer at the moment of delivery of such Additional Site.

Build-to-Suit Sites will be owned by Acquirer and will be developed, at a minimum, in accordance with NII’s technical specifications, engineering and location requirements. Acquirer shall be solely responsible for: (i) all costs associated with the development of the Build-to-Suit Site, (ii) all governmental authorizations and permits, and (iii) costs associated with upgrades of the Build-to-Suit Site for the maximization of the Build-to-Suit Site’s co-location capacity, except when such improvements are a result of NII’s change of orders for Build-to-Suit Sites. Improvements might include, without limitation, increments in loading capacity, structural integrity testing and improvements, site adaptations, technical tests (such as RF and power interference tests). Such improvements will not interfere with NII’s operations and telecommunication services.

NII may request Acquirer to improve a specific Build-to-Suit Site provided: (i) it gives Acquirer the appropriate information to effectuate such improvements, (ii) such improvements do not damage the Tower Asset, (iii) the proposed improvement do not adversely affect Acquirer’s co-location activities and (iv) NII assumes -all costs related to such improvement, including costs related to changes of work orders.

Acquirer shall be responsible for the good and proper maintenance of the Tower Assets and Build-to-Suit Sites in accordance with industry standards and usual practices.

Tower Improvements	Acquirer will notify NII that Acquirer is willing to improve the Tower Asset in order to add additional site capacity for future co-location tenants, at which time, NII will have a specified time period after receipt of such notification to request Acquirer to add additional space to such improvement for NII future needs. Acquirer may elect to build such additional tower space provided: (i) NII commits to lease such additional tower space within a specified time period after completion of the improvement at market rate, (ii) such additional improvement does not interfere or delay Acquirer’s co-location activities and (iii) NII’s request is economically and technically feasible. In any event, all tower space resulting from Acquirer’s improvements will not be subject to NII’s Right of First Refusal. Monthly tower space rent resulting from Acquirer’s improvements will be subject to market rates.

Representations, Warranties and Covenants	The APA, Master Lease Agreement and BTS will contain representations, warranties, covenants, schedules, conditions to closing, non-competition agreements, adjustments, indemnities and other clauses in form and substance satisfactory to the Parties. The representations, warranties and covenants shall include, but not be limited to, matters such as title and condition of assets, financial information and liabilities, contracts, permits, compliance with laws, receivables, relations with affiliates, absence of material adverse changes, absence of liens, absence of litigation, proper maintenance to NII’s equipment, non-interference with Site Landlord’s rights/activities, non-use of hazardous materials and commitments. The conditions to closing shall include, but not be limited to, relevant corporate authorizations, the absence of any material adverse change in the business, assets, liabilities, condition (financial or otherwise) or prospects of the parties and the parties’ activities being in compliance with all applicable laws.

Defaults and Cures	The Master Lease may contain defaults, not more onerous than those set forth below, and corresponding cures for breach or failure to perform any representations, warranties, covenants or obligations thereunder.

The defaults must include the following opportunities to cure:
• A five business days or longer period to cure breach of monetary obligations.
• A thirty days or longer period to cure breach of non-monetary obligations.
• Cross-default (if any) for a continuing breach of not less than 25% of monetary or non-monetary obligations with respect to the Sites.

Remedies for Default	The Master Lease may also provide the following remedies in the event of termination for default of the Master Lease with respect to a specific Site or in the event of a continued uncured default, but may not contain more onerous remedies:
• The Rent Payment Continuation Obligation, or
• Payment of a lump-sum of the then present value (discounted according to a mutually agreeable interest rate) of the unearned rents which would have been payable by NII during the balance of the respective lease.

Indemnification	NII shall provide Acquirer with customary indemnification relating to such transaction.

ANNEX C

FINANCIAL METHOD OBLIGATIONS
GENERAL TERMS AND CONDITIONS

Build-to-Suit	NII Holdings, Inc. and/or any of its affiliates (hereinafter referred to collectively as “NII”) and the developer and operator (the “Site Landlord”) of wireless telecommunications towers shall enter into a build-to-suit agreement (the “BTS”) pursuant to which NII will grant Site Landlord the exclusive right to build, maintain and manage all future telecommunications towers required to be built by NII (“Build-to Suit Site”) within a specified period after the execution of the BTS.

Within a specified period after the execution of the BTS, NII will commit to request the Site Landlord to build a specific number of Build-to-Suit Sites which shall constitute all Build-to-Suit Sites developed for or by NII for a specified period.

Build-to-Suit Sites will be owned by Site Landlord and will be developed, at a minimum, in accordance with NII’s technical specifications, engineering and location requirements. Site Landlord shall be solely responsible for: (i) all costs associated with the development of the Build-to-Suit Site, (ii) all governmental authorizations and permits, and (iii) costs associated with upgrades of the Build-to-Suit Site for the maximization of the Build-to-Suit Site’s co-location capacity, except when such improvements are a result of NII’s change of orders for Build-to-Suit Sites. Improvements might include, without limitation, increments in loading capacity, structural integrity testing and improvements, site adaptations, technical tests (such as RF and power interference tests). Such improvements will not interfere with NII’s operations and telecommunication services. NII may request Site Landlord to improve a specific Build-to-Suit Site provided: (i) it gives Site Landlord the appropriate information to effectuate such improvements, (ii) such improvements do not damage the Tower Asset, (iii) the proposed improvement do not adversely affect Site Landlord’s co-location activities, and (iv) NII assumes all costs related to such improvement, including costs related to changes of work orders.

Site Landlord shall be responsible for the good and proper maintenance of the Tower Assets and Build-to-Suit Sites in accordance with industry standards and usual practices.

Master Lease Agreement	Concurrently with the execution of the BTS, NII and Site Landlord will enter into a lease agreement (the “Master Lease Agreement”) which will provide for the lease of new towers to be built by Site Landlord pursuant to the BTS. The terms of such Master Lease Agreement will be substantially similar to the Master Lease Agreement described on Annex B hereto.

Tower Improvements	Site Landlord will notify NII that Site Landlord is willing to improve the Tower Asset in order to add additional site capacity for future co-location tenants, at which time, NII will have a specified period after receipt of such notification to request Site Landlord to add additional space to such improvement for NII future needs. Site Landlord may elect to build such additional tower space provided (i) NII commits to lease such additional tower space within a specified period after completion of the improvement at market rate, (ii) such additional improvement does not interfere or delay Site Landlord’s co-location activities and (iii) NII’s request is economically and technically feasible. Monthly tower space rent resulting from Site Landlord’s improvements will be subject to market rates.

Representations and Warranties	The BTS will contain representations, warranties, covenants, schedules, conditions to closing, non-competition agreements, adjustments, indemnities and other clauses in form and substance satisfactory to the Parties. The representations, warranties and covenants shall include, but not be limited to, matters such as title and condition of assets, financial information and liabilities, contracts, permits, compliance with laws, receivables, relations with affiliates, absence of material adverse changes, absence of liens, absence of litigation, and commitments. The conditions to closing shall include, but not be limited to, relevant corporate authorizations, the absence of any material adverse change in the business, assets, liabilities, condition (financial or otherwise) or prospects of the parties and the parties’ activities being in compliance with all applicable laws.